Form 10-K405, Exhibit 13
period 1997-12-31
TEHAMA BANCORP
filed 1998-03-27
CIK 1035908

MESSAGE TO SHAREHOLDERS, CUSTOMERS AND FRIENDS:

     We are pleased to report that 1997 was a year of outstanding growth and expansion for TEHAMA BANCORP, the parent company of TEHAMA BANK. Community banking continues to gain widespread acceptance in the wake of mega-mergers and consolidations. Taking advantage of this trend, we are pleased to inform you that our market share has increased in each community we serve -- proof that community banking has a bright future in the days and years ahead.

     More specifically, since December 31, 1996, we have experienced significant growth in assets, loans and deposits. Assets increased 22.9% to $169,401,551, loans increased 29.5% to $118,731,801 and deposits increased 25.6% to $152,671,057.

     TEHAMA BANK's geographic service area expanded this past year with the purchase of two branches located in Willows and Orland. The acquisition provides TEHAMA BANK with a solid entry into Glenn County and greater opportunities for agriculture based lending. TEHAMA BANK now serves Tehama, Butte, Glenn and Shasta counties with full service branches in Red Bluff, Los Molinos, Chico, Willows and Orland. A loan office is located in Redding.

     This was also the year to introduce new products and services. OnLine Banking, OnLine Bill Pay, and 24 Hour Telephone Customer Service were developed in response to customer demand. Additionally, new checking accounts and equity loan products were introduced.

     The increased opportunities for growth and expansion were successfully achieved due to the efforts of many dedicated employees who are committed to making TEHAMA BANK a strong, service oriented company. While consolidated earnings of $1.3 million in 1997 represent a decrease over last year, the long-term value of what was accomplished this year should enhance shareholder value in ensuing years. The short-term decline in earnings is attributed to: the costs associated with the purchase of the Orland and Willows branches and the need to adequately staff those branches, increased allocations to loan loss reserves due to rapid loan growth and losses booked during the year, one-time costs associated with the start-up of Bancorp Financial Services--a successful specialty leasing company, the formation of TEHAMA BANCORP--the bank's holding company, and the creation of a more efficient operation through centralization of "back room" processes.

     Much was accomplished this year in building a strong foundation for future growth. We are confident that TEHAMA BANCORP is strongly positioned to take advantage of the many opportunities we believe exist in the northern California marketplace. Thank you for your continued confidence and support as we continue to provide "Personal Banking at its VERY Best!"




WILLIAM P. ELLISON                                                JOHN KOEBERER
President and Chief Executive Officer                     Chairman of the Board

                          TEHAMA BANCORP AND SUBSIDIARY


                        CONSOLIDATED FINANCIAL STATEMENTS


                               FOR THE YEARS ENDED

                        DECEMBER 31, 1997, 1996 AND 1995

                                       AND

                          INDEPENDENT AUDITOR'S REPORT

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
  and Stockholders
Tehama Bancorp and Subsidiary

           We have audited the accompanying consolidated balance sheet of Tehama Bancorp and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tehama Bancorp and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                               /s/ Perry-Smith & Co.

                                               Certified Public Accountants

Sacramento, California
January 23, 1998

                                     TEHAMA BANCORP AND SUBSIDIARY

                                      CONSOLIDATED BALANCE SHEET

                                      DECEMBER 31, 1997 AND 1996


                                                                  1997              1996
                                                           ---------------    --------------

                                       ASSETS
Cash and due from banks                                    $     5,927,578   $     4,388,685
Federal funds sold                                               7,000,000         5,000,000
Investment securities (market value of $28,723,500
   in 1997 and $31,760,800 in 1996) (Note 2)                    28,426,765        31,590,388
Loans, less allowance for loan and lease losses of
   $1,705,200 in 1997 and $896,733 in 1996 (Note 3)            118,731,801        91,687,370
Bank premises and equipment, net (Note 4)                        1,955,630         1,200,464
Investment in leasing company (Note 5)                           2,035,256
Other real estate                                                  338,957           470,000
Accrued interest receivable and other assets                     5,306,041         3,785,339
                                                           ---------------   ---------------

                                                           $   169,722,028   $   138,122,246
                                                           ---------------   ---------------
                                                           ---------------   ---------------

                                   LIABILITIES AND
                                STOCKHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                    $    34,810,231   $    22,938,555
   Interest bearing (Note 6)                                   117,860,826        98,664,151
                                                           ---------------    --------------

           Total deposits                                      152,671,057       121,602,706

Accrued interest payable and other liabilities                   1,141,293         1,406,364
                                                           ---------------    --------------

           Total liabilities                                   153,812,350       123,009,070
                                                           ---------------    --------------

Commitments and contingencies (Note 9)

Stockholders' equity (Note 10):
   Preferred stock - no par value; 2,000,000
      shares authorized; none issued
   Common stock - no par value; 4,000,000
      shares authorized; 1,628,291 and 1,610,940
      shares issued and outstanding in 1997 and
      1996, respectively                                       12,337,764         12,225,722
   Retained earnings                                            3,562,034          2,905,644
   Unrealized gain (loss) on available-for-sale
      investment securities, net of taxes (Note 2)                  9,880            (18,190)
                                                           --------------     --------------

           Total stockholders' equity                          15,909,678         15,113,176
                                                           --------------     --------------

                                                           $  169,722,028     $  138,122,246
                                                           --------------     --------------
                                                           --------------     --------------



    The accompanying notes are an integral part of these financial statements.

                                    TEHAMA BANCORP AND SUBSIDIARY

                                  CONSOLIDATED STATEMENT OF INCOME

                       FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                     1997                 1996                1995
                                              ------------------   -----------------   -----------------
Interest income:
   Interest and fees on loans                 $       10,135,028   $       8,144,669   $       7,775,753
   Interest on Federal funds sold                        626,727             716,204             724,748
   Interest on investment securities:
      Taxable                                          1,269,062             876,606             386,425
      Exempt from Federal income
        taxes                                            583,198             536,484             536,955
                                              ------------------   -----------------   -----------------

           Total interest income                      12,614,015          10,273,963           9,423,881

Interest expense on deposits (Note 6)                  5,224,556           4,356,668           3,878,670
                                              ------------------   -----------------   -----------------
           Net interest income                         7,389,459           5,917,295           5,545,211

Provision for loan and lease losses
   (Note 3)                                            1,705,000             570,000             330,000
                                              ------------------   -----------------   -----------------
           Net interest income after
             provision for loan and lease
             losses                                    5,684,459           5,347,295           5,215,211
                                              ------------------   -----------------   -----------------
Non-interest income:
   Service charges                                       549,488             372,800             319,304
   Merchant processing fees                            1,322,564           1,229,003           1,185,210
   Loan servicing fees                                    74,133              77,511              82,100
   Gain on sale of loans                                  49,199              23,001              37,479
   Undistributed income of investment
      in leasing company                                  35,256
   Other income                                          159,909             157,507             151,043
                                              ------------------   -----------------   -----------------

           Total non-interest income                   2,190,549           1,859,822           1,775,136
                                              ------------------   -----------------   -----------------
Other expenses:
   Salaries and employee benefits
      (Notes 3 and 12)                                 2,660,463           2,108,086           2,011,842
   Occupancy                                             831,656             498,637             432,628
   Other (Note 11)                                     2,469,123           1,701,933           1,658,198
                                              ------------------   -----------------   -----------------
           Total other expenses                        5,961,242           4,308,656           4,102,668
                                              ------------------   -----------------   -----------------
           Income before income taxes                  1,913,766           2,898,461           2,887,679
Income taxes (Note 7)                                    613,000             959,000           1,039,000
                                              ------------------   -----------------   -----------------
           Net income                         $        1,300,766   $       1,939,461   $       1,848,679
                                              ------------------   -----------------   -----------------
                                              ------------------   -----------------   -----------------
Basic earnings per share (Note 10)                     $     .81            $   1.21            $   1.17
                                              ------------------   -----------------   -----------------
                                              ------------------   -----------------   -----------------
Diluted earnings per share (Note 10)                   $     .78            $   1.18            $   1.12
                                              ------------------   -----------------   -----------------
                                              ------------------   -----------------   -----------------

      The accompanying notes are an integral part of these financial statements.

                          TEHAMA BANCORP AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                                                              UNREALIZED
                                                                                              (LOSS) GAIN
                                                                                             ON AVAILABLE-
                                                   COMMON STOCK                                 FOR-SALE
                                       -------------------------------       RETAINED          INVESTMENT
                                           SHARES            AMOUNT          EARNINGS          SECURITIES          TOTAL
                                       -------------     -------------     -------------     -------------     -------------
Balance, January 1, 1995                   1,283,396     $   8,105,964     $   2,779,634     $   (127,582)     $  10,758,016

Stock options exercised and
   related tax benefit                        36,392           310,839                                               310,839

10% stock dividend                           130,833         1,700,829        (1,703,790)                             (2,961)

Net income                                                                     1,848,679                           1,848,679

Net change in unrealized loss
   on available-for-sale invest-
   ment securities, net of taxes                                                                  171,290            171,290
                                       -------------     -------------     -------------     -------------     -------------

Balance, December 31, 1995                 1,450,621        10,117,632         2,924,523           43,708         13,085,863

Stock options exercised and
   related tax benefit                        15,468           152,601                                               152,601

10% stock dividend                           144,851         1,955,489        (1,958,340)                             (2,851)

Net income                                                                     1,939,461                           1,939,461

Net change in unrealized gain
   on available-for-sale invest-
   ment securities, net of taxes                                                                  (61,898)           (61,898)
                                       -------------     -------------     -------------     -------------     -------------

Balance, December 31, 1996                 1,610,940        12,225,722         2,905,644          (18,190)        15,113,176

Stock options exercised and
   related tax benefit                        17,351           112,042                                               112,042

Cash dividend - $.40 per
   share                                                                        (644,376)                           (644,376)

Net income                                                                     1,300,766                           1,300,766

Net change in unrealized loss
   on available-for-sale invest-
   ment securities, net of taxes
   (Note 2)                                                                                        28,070             28,070
                                       -------------     -------------     -------------     -------------     -------------
Balance, December 31, 1997                 1,628,291     $  12,337,764     $   3,562,034     $      9,880      $  15,909,678
                                       -------------     -------------     -------------     -------------     -------------
                                       -------------     -------------     -------------     -------------     -------------




      The accompanying notes are an integral part of these financial statements.

                          TEHAMA BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                 1997             1996              1995
                                                           ---------------   ---------------   ---------------
Cash flows from operating activities:
   Net income                                              $     1,300,766   $     1,939,461   $     1,848,679
   Adjustments to reconcile net income
      to net cash provided by operating activities:
        Provision for loan and lease losses                      1,705,000           570,000           330,000
        Depreciation and amortization                              263,929           160,486           141,194
        Amortization (accretion) of investment
           security premiums (discounts), net                       27,823               786           (53,175)
        Deferred loan origination costs and fees, net              (91,971)          (35,569)          (62,132)
        Gain on sale of available-for-sale
           investment securities                                      (138)                             (1,847)
        Provision for losses on other real estate                   60,000
        (Gain) loss on sale of other real estate                   (23,959)           18,876               443
        (Increase) decrease in loans held for sale                (229,428)          (75,000)          262,750
        Gain on investment in leasing company                      (35,256)
        Increase in accrued interest receivable and
           other assets                                           (108,309)         (382,432)          (22,357)
        (Decrease) increase in accrued interest
           payable and other liabilities                          (312,331)          252,495           167,460
        Deferred taxes                                            (219,000)          (73,000)          (94,000)
                                                           ---------------   ---------------   ---------------

             Net cash provided by operating activities           2,337,402         2,376,103         2,517,015
                                                           ---------------   ---------------   ---------------

Cash flows from investing activities:
   Cash acquired in the purchase of selected assets
      and liabilities of another bank                           17,031,577
   Proceeds from the sale and call of available-for-
      sale investment securities                                 8,240,000         2,771,739           500,000
   Proceeds from called held-to-maturity investment
      securities                                                    80,000           405,000
   Proceeds from matured available-for-sale invest-
      ment securities                                            1,095,000         3,435,000         2,340,000
   Purchases of available-for-sale investment
      securities                                                (6,059,041)      (13,203,912)       (7,067,800)
   Purchases of held-to-maturity investment
      securities                                                  (225,000)       (2,792,045)       (1,195,000)
   Principal payments received from available-
      for-sale investment securities                                53,201            53,092            44,174
   Net increase in loans                                       (28,593,443)      (11,848,173)       (7,618,227)
   Purchases of premises and equipment                            (508,258)         (223,035)          (96,251)
   Proceeds from sale of other real estate                          49,618           225,664            15,792
   Investment in leasing company                                (2,000,000)
   Purchase of life insurance policies                            (355,000)
                                                           ---------------   ---------------   ---------------

             Net cash used in investing activities             (11,191,346)      (21,176,670)      (13,077,312)
                                                           ---------------   ---------------   ---------------


                                  (Continued)

                                 TEHAMA BANCORP AND SUBSIDIARY

                             CONSOLIDATED STATEMENT OF CASH FLOWS
                                          (Continued)
                      FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                             1997            1996             1995
                                                         ------------    -------------    -------------
Cash flows from financing activities:
   Net increase in demand deposits,
      interest-bearing and savings accounts              $  6,908,625    $      13,747    $   4,823,413
   Net increase in time deposits                            6,018,014        8,002,232       14,117,510
   Payments for fractional shares                                               (2,851)          (2,961)
   Proceeds from exercise of stock options                     98,942          134,216          218,527
   Payment of cash dividends                                 (644,376)
                                                         ------------    -------------    -------------
           Net cash provided by financing activities       12,381,205        8,147,344       19,156,489
                                                         ------------    -------------    -------------
           Increase (decrease) in cash and cash
             equivalents                                    3,538,893      (10,653,223)       8,596,192

Cash and cash equivalents at beginning of year              9,388,685       20,041,908       11,445,716
                                                         ------------    -------------    -------------

Cash and cash equivalents at end of year                 $ 12,927,578    $   9,388,685    $  20,041,908
                                                         ------------    -------------    -------------
                                                         ------------    -------------    -------------
Supplemental disclosure of cash flow information:

   Cash paid during the year for:

      Interest expense                                   $ 5,028,411     $   4,320,615    $   3,745,841
      Income taxes                                       $   875,000     $   1,145,181    $     869,000

Non-cash investing activities:

   Real estate acquired through foreclosure              $    78,957     $     226,000    $     107,235
   Other assets acquired through foreclosure of
      consumer loans                                     $   228,903     $     453,409    $     267,210
   Net change in unrealized gain (loss) on
      available-for-sale investment securities           $    48,498     $    (106,555)   $    (291,323)

Supplemental schedule related to acquisition:

   On February 21, 1997, the Bank acquired or assumed the following assets and liabilities of another bank (Note 15):

        Deposits assumed                                $ 18,141,712
        Premises and equipment                              (480,226)
        Loans                                                (18,633)
        Other liabilities assumed                             47,218
                                                        ------------
                                                          17,690,071
        Premium paid for deposits                           (658,494)
                                                        ------------

        Cash acquired                                   $ 17,031,577
                                                        ------------
                                                        ------------

     The accompanying notes are an integral part of these financial statements.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           GENERAL

           Tehama Bancorp (the "Company") was incorporated on January 15, 1997 and subsequently obtained approval of the Board of Governors of the Federal Reserve System to be a bank holding company. On June 30, 1997, Tehama Bank (the "Bank") consummated a merger with Tehama Bancorp that was effected through the exchange of one share of the Company's stock for each share of the Bank's stock. The merger was accounted for in a manner similar to the purchase method of accounting. However, because the entities were under common control, assets and liabilities were not adjusted to fair market value, and as a result, no goodwill was recorded.

           The accounting and reporting policies of the Company and its subsidiary conform with generally accepted accounting principles and prevailing practices within the banking industry.

           Certain reclassifications have been made to prior years' balances to conform to classifications used in 1997.

           PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All material intercompany transactions and accounts have been eliminated in consolidation.

           The Bank's 50 percent investment in Bancorp Financial Services, Inc. (Bancorp), a leasing company, is accounted for by the equity method. Although the Bank owns 50 percent of the outstanding stock of the leasing company, it does not have the ability to significantly influence the financial and operating policies of Bancorp.

           INVESTMENT SECURITIES

           Investments are classified into one of the following categories:

                     - Available-for-sale securities reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as a separate component of stockholders' equity.

                     - Held-to-maturity securities, which management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

           Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

           Gains or losses on the sale of investment securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           LOANS HELD FOR SALE

           Loans held for sale consist of mortgage loans and are carried at the lower of cost or market value. Market value is determined using the specific identification method as of the balance sheet date. Unrealized losses and realized gains or losses are determined on the specific identification method and are reflected in non-interest income or other expense. Loans held for sale are included in accrued interest receivable and other assets.

           LOANS

           Loans are stated at principal balances outstanding, except for loans transferred from loans held for sale which are carried at the lower of principal balance or market value at the date of transfer, adjusted for accretion of discounts. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

           An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

           Loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balances of deferred fees and costs and unearned loan discounts are reported as a component of net loans.

                          TEHAMA BANCORP AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           TRANSFERS AND SERVICING OF LOANS

           The Company adopted Financial Accounting Standards Board Statement No. 125 (SFAS 125), ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, on January 1, 1997. Under SFAS 125, sales of financial assets are recognized when the transferred assets are put beyond the reach of the transferor and its creditors, even in bankruptcy or receivership. In addition, servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets and liabilities are periodically evaluated for impairment. Servicing assets and liabilities were not material for the year ended December 31, 1997.

           Loans with unpaid balances of approximately $25,304,000 and $29,156,000 were being serviced for others at December 31, 1997 and 1996, respectively.

           ALLOWANCE FOR LOAN AND LEASE LOSSES

           The allowance for loan and lease losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area. These estimates are particularly susceptible to changes in the economic environment and market conditions. The allowance is established through a provision for loan and lease losses which is charged to expense.

           OTHER REAL ESTATE

           Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. Subsequent gains or losses on sales or writedowns resulting from permanent impairment are recorded in other income or expense as incurred.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           BANK PREMISES AND EQUIPMENT

           Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of furniture, fixtures and equipment are estimated to be three to ten years. Leasehold improvements are amortized over the life of related leases, or the life of the asset, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

           INCOME TAXES

           Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities. On the balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

           CASH AND CASH EQUIVALENTS

           For the purpose of the statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one day periods.

           EARNINGS PER SHARE

           In February 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE, which established new standards for computing and presenting earnings per share (EPS). This Statement was adopted by the Company for financial statements issued for the year ended December 31, 1997 and requires the restatement of all prior-period EPS data presented.

           Basic EPS, which excludes dilution, is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period and replaces the presentation of primary EPS. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. Diluted EPS is computed similarly to, and replaces the presentation of, fully diluted EPS. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS. Earnings per share is retroactively adjusted for stock dividends for all periods presented.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           MERCHANT BANK CARD PROCESSING

           The Bank serves as a merchant processor, under contract with a third party, for processing credit card transactions of selected merchants. Processing fees are recorded as non-interest income and are based upon a contractual percentage of valid credit card transactions processed each month. A portion of direct costs of the Bank's merchant card processing personnel is reimbursed by the program's marketing agent. The credit card processing equipment and related software are the assets of the third party and are not reflected in the consolidated financial statements.

           USE OF ESTIMATES

           The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

           STOCK-BASED COMPENSATION

           Stock options are accounted for under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price. However, if the fair value of stock-based compensation computed under a fair value based method, as prescribed in Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, is material to the financial statements, pro-forma net income and earnings per share are disclosed as if the fair value method had been applied.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.         INVESTMENT SECURITIES

           The amortized cost and estimated market value of investment securities at December 31, 1997 and 1996 consisted of the following:

           AVAILABLE-FOR-SALE:

                                                                           1997
                                         ---------------------------------------------------------------------------
                                                                  Gross               Gross              Estimated
                                            Amortized          Unrealized           Unrealized             Market
                                              Cost                Gains               Losses               Value
                                         --------------      ---------------      ---------------      -------------
           U.S. Treasury se-
             curities and obli-
             gations of U.S.
             Government cor-
             porations and
             agencies                    $   17,065,054      $        45,661      $       (31,715)     $  17,079,000
           Obligations of
             states and polit-
             ical subdivisions                  681,921                3,100                  (21)           685,000
           Other securities                     374,500                                                      374,500
                                         --------------      ---------------      ---------------      -------------
                                         $   18,121,475      $        48,761      $       (31,736)     $  18,138,500
                                         --------------      ---------------      ---------------      -------------
                                         --------------      ---------------      ---------------      -------------


           Net unrealized gains on available-for-sale investment securities totaling $17,025 were recorded net of $7,145 in tax liabilities as a separate component of stockholders' equity at December 31, 1997. Proceeds of $8,240,000 from calls and sales of available-for-sale investment securities resulted in a gross realized gain of $138 for the year ended December 31, 1997.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.         INVESTMENT SECURITIES (Continued)

           AVAILABLE-FOR-SALE: (Continued)

                                                                                     1996
                                       --------------------------------------------------------------------------------------
                                                                      Gross                  Gross              Estimated
                                             Amortized             Unrealized             Unrealized             Market
                                               Cost                   Gains                 Losses                Value
                                       --------------------   ---------------------   ---------------------   ---------------
           U.S. Treasury se-
             curities and obli-
             gations of U.S.
             Government cor-
             porations and
             agencies                   $    19,662,402        $       30,331            $     (69,733)      $    19,623,000
           Obligations of
             states and polit-
             ical subdivisions                1,428,071                 9,456                   (1,527)            1,436,000
           Other securities                     366,800                                                              366,800
                                        ---------------        --------------            -------------       ---------------
                                        $    21,457,273        $       39,787            $     (71,260)      $    21,425,800
                                        ---------------        --------------            -------------       ---------------
                                        ---------------        --------------            -------------       ---------------

           Net unrealized losses on available-for-sale investment securities totaling $31,473 were recorded net of $13,283 in tax benefits as a component of stockholders' equity at December 31, 1996. Proceeds of $2,771,739 from called available-for-sale investment securities resulted in no gains or losses for the year ended December 31, 1996. Proceeds of $500,000 from the sale of an available-for-sale investment security resulted in a gross realized gain of $1,847 for the year ended December 31, 1995.

           HELD-TO-MATURITY:

                                                                                     1997
                                          -----------------------------------------------------------------------------------------
                                                                         Gross                  Gross                 Estimated
                                                Amortized             Unrealized             Unrealized                Market
                                                  Cost                   Gains                 Losses                   Value
                                          --------------------   ---------------------  ---------------------   -------------------
           Obligations of states
             and political sub-
             divisions                     $         10,288,265   $             296,735  $         -            $        10,585,000
                                           --------------------   ---------------------  ---------------------  -------------------
                                           --------------------   ---------------------  ---------------------  -------------------

                                                                                      1996
                                          -----------------------------------------------------------------------------------------

                                                                          Gross                  Gross                 Estimated
                                                 Amortized             Unrealized             Unrealized                Market
                                                   Cost                   Gains                 Losses                   Value
                                           --------------------   ---------------------  ---------------------  -------------------
           Obligations of states
             and political sub-
             divisions                     $         10,164,588   $             215,408  $             (44,996) $        10,335,000
                                           --------------------   ---------------------  ---------------------  -------------------
                                           --------------------   ---------------------  ---------------------  -------------------

                              TEHAMA BANCORP AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      (Continued)


           There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 1997, 1996 or 1995.

                              TEHAMA BANCORP AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                        (Continued)

2.         INVESTMENT SECURITIES (Continued)

           The amortized cost and estimated market value of investment securities at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Available-for-Sale                             Held-to-Maturity
                                        -------------------------------------------      -----------------------------------------
                                                                     Estimated                                     Estimated
                                              Amortized               Market                 Amortized               Market
                                                Cost                   Value                    Cost                  Value
                                        --------------------   ---------------------     ------------------     ------------------
           Within one year              $    2,041,722         $     2,037,000
           After one year
             through five years             15,705,253              15,727,000          $   2,616,776          $    2,675,000
           After five years
             through ten years                                                              6,897,841               7,125,000
           After ten years                                                                    773,648                 785,000
                                        --------------         ---------------          -------------          --------------

                                            17,746,975              17,764,000

           Investment securities
             not due at a single
             maturity date:
                Federal Reserve
                  Bank stock                   366,800                 366,800
                Other                            7,700                   7,700
                                        --------------         ---------------

                                        $   18,121,475         $    18,138,500         $  10,288,265           $  10,585,000
                                        --------------         ---------------         -------------        ----------------
                                        --------------         ---------------         --------------       -----------------


           Investment securities with amortized costs of approximately $4,228,000 and $2,201,000 and estimated market values of $4,215,000 and $2,199,000 were pledged to secure deposits at December 31, 1997 and 1996, respectively. Additionally, investment securities with amortized costs of approximately $2,000,000 and estimated market values of $2,003,000 were pledged to VISA at December 31, 1997 in conjunction with the Bank's merchant processing services.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.         LOANS

           Outstanding loans are summarized as follows:


                                                                              December 31,
                                                                  ----------------------------------------
                                                                       1997                    1996
                                                                  -----------------     ------------------
           Commercial                                             $      15,455,277      $    10,064,119
           Commercial real estate                                        11,220,784            8,959,255
           Real estate - construction                                    11,141,532            5,824,170
           Real estate - mortgage                                        39,890,658           31,456,377
           Leases                                                         2,404,594              470,735
           Installment                                                   41,950,733           36,916,096
                                                                  -----------------      ---------------
                                                                        122,063,578           93,690,752

           Unearned discount                                             (1,722,166)          (1,110,267)
           Deferred loan costs and fees, net                                 95,589                3,618
           Allowance for loan and lease losses                           (1,705,200)            (896,733)
                                                                  -----------------      ---------------

                                                                  $     118,731,801      $    91,687,370
                                                                  -----------------      ---------------
                                                                  -----------------      ---------------


           Changes in the allowance for loan and lease losses were as follows:


                                                                              Year Ended December 31,
                                                              ------------------------------------------------------
                                                                   1997                1996                 1995
                                                              -------------       ------------        --------------
           Balance, beginning of year                         $     896,733       $     809,608       $      720,557
           Provision charged to operations                        1,705,000             570,000              330,000
           Losses charged to allowance                             (978,709)           (537,585)            (250,067)
           Recoveries                                                82,176              54,710                9,118
                                                              -------------       -------------       --------------

           Balance, end of year                               $   1,705,200       $     896,733       $      809,608
                                                              -------------       -------------       --------------
                                                              -------------       -------------       --------------


           At December 31, 1997 and 1996, nonaccrual loans totaled $594,800 and $123,000, respectively. Interest foregone on nonaccrual loans totaled approximately $29,400, $4,200 and $3,600 for the years ended December 31, 1997, 1996 and 1995, respectively. The recorded investment in loans that were considered to be impaired at December 31, 1997 totaled $354,600. The related allowance for loan and lease losses for these loans at December 31, 1997 was $177,300. The average recorded investment in impaired loans for the year ended December 31, 1997 was $123,800. The Bank recognized no interest income on impaired loans during this same period. There were no significant loans considered to be impaired during the years ended December 31, 1996 and 1995.

           Salaries and employee benefits totaling $259,000, $165,000 and $71,000 have been deferred as loan origination costs for the years ended December 31, 1997, 1996 and 1995, respectively.

                            TEHAMA BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (Continued)

4.         BANK PREMISES AND EQUIPMENT

           Bank premises and equipment consisted of the following:

                                                                                   December 31,
                                                                         ----------------------------------
                                                                              1997                 1996
                                                                         -------------        -------------
           Land                                                          $     200,840        $     163,163
           Bank premises                                                       831,343              497,963
           Furniture, fixtures and equipment                                 1,565,821            1,049,774
           Leasehold improvements                                              160,844              127,335
                                                                         -------------        -------------

                                                                             2,758,848            1,838,235

                Less accumulated depreciation
                  and amortization                                            (803,218)            (637,771)
                                                                         -------------        -------------

                                                                         $   1,955,630        $   1,200,464
                                                                         -------------        -------------
                                                                         -------------        -------------

           Depreciation and amortization included in occupancy expense totaled $233,319, $160,486 and $141,194 for the years ended December 31,
           1997, 1996 and 1995, respectively.

5.         INVESTMENT IN LEASING COMPANY

           On January 2, 1997, the Bank invested $2,000,000 in a joint venture with another community bank to form Bancorp Financial Services, Inc. (Bancorp). Bancorp principally engages in the business of originating, purchasing and selling lease contracts. The lease contracts provide financing primarily for the acquisition of computer, office products, medical and other business equipment. All equipment leased is acquired from unrelated parties. The Bank's fifty percent interest in Bancorp's net income for the year ended December 31, 1997 totaled $35,256.

6.         INTEREST-BEARING DEPOSITS

           Interest-bearing deposits consisted of the following:

                                                                                    December 31,
                                                                       -------------------------------------
                                                                             1997                   1996
                                                                       --------------         --------------
           Savings                                                     $   14,075,378         $   10,046,368
           Money market                                                    25,415,366             24,575,331
           NOW accounts                                                    10,364,661              7,855,017
           Time, $100,000 or more                                          13,173,337             10,498,752
           Other time                                                      54,832,084             45,688,683
                                                                       --------------         --------------

                                                                       $  117,860,826         $   98,664,151
                                                                       --------------         --------------
                                                                       --------------         --------------

                                       18

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

6.         INTEREST-BEARING DEPOSITS (Continued)

           Interest expense recognized on interest-bearing deposits consisted of the following:

                                                                        Year Ended December 31,

                                                                     1997        1996        1995
                                                                  ----------  ----------  ----------
           Savings                                                $  394,557  $  299,085  $  302,566
           Money market                                            1,033,029   1,047,823     958,019
           NOW accounts                                              208,777     149,802     143,162
           Time, $100,000 or more                                    692,358     562,084     468,839
           Other time                                              2,895,835   2,297,874   2,006,084
                                                                  ----------  ----------  ----------

                                                                  $5,224,556  $4,356,668  $3,878,670
                                                                  ----------  ----------  ----------
                                                                  ----------  ----------  ----------

7.         INCOME TAXES

           The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                                  Federal     State       Total
                                                                 ----------  --------  ----------
           1997
           ----
           Current                                                $ 576,000  $256,000  $  832,000
           Deferred                                                (168,000)  (51,000)   (219,000)
                                                                  ---------  --------  ----------

                  Income tax expense                              $ 408,000  $205,000  $  613,000
                                                                  ---------  --------  ----------
                                                                  ---------  --------  ----------

           1996
           ----
           Current                                                $ 708,000  $324,000  $1,032,000
           Deferred                                                 (63,000)  (10,000)    (73,000)
                                                                  ---------  --------  ----------

                  Income tax expense                              $ 645,000  $314,000  $  959,000
                                                                  ---------  --------  ----------
                                                                  ---------  --------  ----------

           1995
           ----
           Current                                                $ 799,000  $334,000  $1,133,000
           Deferred                                                 (71,000)  (23,000)    (94,000)
                                                                  ---------  --------  ----------

                  Income tax expense                              $ 728,000  $311,000  $1,039,000
                                                                  ---------  --------  ----------
                                                                  ---------  --------  ----------


                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

7.         INCOME TAXES (Continued)

           Deferred tax assets (liabilities) are comprised of the following at December 31, 1997 and 1996:

                                                                        1997       1996
                                                                      ---------  --------
           Deferred tax assets:
             Allowance for loan losses                                $ 537,000  $322,000
             Salary continuation expense                                249,000   203,000
             Future benefit of state tax deduction                       87,000   111,000
             Unrealized loss on available-for-sale
                investment securities                                              13,000
             Capitalization of organization costs                        29,000
             Other real estate                                           27,000
             Other                                                                 20,000
                                                                      ---------  --------
                  Total deferred tax assets                             929,000   669,000
                                                                      ---------  --------

           Deferred tax liabilities:
             Bank premises and equipment                                (65,000)  (52,000)
             Future liability of state deferred tax asset               (56,000)  (39,000)
             Undistributed interest in earnings of leasing
                company                                                 (16,000)
             Unrealized gain on available-for-sale
                investment securities                                    (7,000)
             Other                                                      (38,000)
                                                                      ---------  --------
                  Total deferred tax liabilities                       (182,000)  (91,000)
                                                                      ---------  --------
                  Net deferred tax assets                             $ 747,000  $578,000
                                                                      ---------  --------
                                                                      ---------  --------

           The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rate to operating income before income taxes. The tax effects for these differences are as follows:

                                                 1997                      1996                         1995
                                          --------------------   ------------------------      ---------------------
                                           Amount       Rate %      Amount        Rate %        Amount         Rate %
                                          --------      -----      -------        ------       ---------       ------

           Federal income tax
             expense, at
             statutory rate               $650,680       34.0      $ 985,477         34.0      $ 981,811         34.0
           State franchise tax,
             net of Federal tax
             effect                        128,402        6.7        204,056          7.0        196,173          6.8
           Interest on obligations
             of states and political
             subdivisions                 (180,281)      (9.4)      (188,585)        (6.5)      (180,714)        (6.3)
           Other                            14,199         .7        (41,948)        (1.4)        41,730          1.5
                                          --------      -----      ----------     -------      ---------      -------

                Total income
                  tax expense             $613,000       32.0      $ 959,000         33.1      $1,039,000        36.0
                                          --------      -----      ---------      -------      ----------      ------
                                          --------      -----      ---------      -------      ----------      ------

                                       20

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

8.         SHORT-TERM BORROWING ARRANGEMENTS

           The Bank has a $3,000,000 unsecured borrowing arrangement with one of its correspondent banks and a Federal funds line of credit available up to an aggregate of the fair market value of pledged securities. Securities pledged had amortized costs totaling $999,800 and estimated market values totaling $992,500 at December 31, 1997. There were no borrowings outstanding under these arrangements at December 31, 1997 and 1996.

9.         COMMITMENTS AND CONTINGENCIES

           LEASES

           The Bank's minimum commitments under operating leases for premises and equipment as of December 31, 1997 are as follows:

                    Year Ending
                    December 31,
                    -------------
                        1998                $   93,725
                        1999                    88,440
                        2000                    88,440
                        2001                    88,440
                        2002                    73,080
                     Thereafter                 90,440
                                             ---------
                                              $522,565
                                             ---------
                                             ---------

           Rental expense for premises and equipment included in occupancy expense totaled approximately $111,000, $63,000 and $58,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

           FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

           The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

           The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit is represented by the contractual amount of those instruments. Management uses the same credit policies in making commitments as it does for loans included on the balance sheet.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

9.         COMMITMENTS AND CONTINGENCIES (Continued)

           FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

           The following financial instruments represent off-balance-sheet credit risk:

                                                                         December 31,
                                                                  --------------------------
                                                                     1997           1996
                                                                  -----------    -----------
           Commitments to extend credit                           $17,368,000    $9,763,000
           Letters of credit                                      $   132,000    $  109,000


           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include real estate, accounts receivable and personal property.

           Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

           At December 31, 1997, commercial loan commitments represent approximately 56% of total commitments and are generally unsecured. Real estate loan commitments represent 32% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. Unsecured credit cards and consumer lines of credit represent the remaining 12% of total commitments. In addition, the majority of the Bank's commitments have variable rates.

           The Bank is a party to additional financial instruments entered into in the normal course of business. These financial instruments include commitments to sell loans. Commitments to sell loans are agreements to sell to another party loans originated by the Bank. The Bank only sells loans to third parties without recourse. As long as the Bank has fulfilled its obligations as stated in the sales commitment on such loans, the Bank is not exposed to credit loss if the borrower fails to perform according to the promissory note.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

9.         COMMITMENTS AND CONTINGENCIES (Continued)

           SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

           The Bank grants real estate mortgage, real estate construction, commercial and consumer loans to customers throughout Tehama, Butte, Glenn and Shasta counties.

           Although the Bank has a diversified loan portfolio, a substantial portion of its portfolio is secured by commercial and residential real estate. Additionally, automobiles, trucks and recreational vehicles secure a substantial portion of the Bank's installment loans. However, personal and business income represents the primary source of repayment for a majority of these loans.

           MERCHANT BANK CARD PROCESSING

           The Bank has a merchant transaction servicing agreement for the processing of credit card transactions with First Data Resources, Inc. (FDRI). The Bank is contingently liable for undetected fraud on third-party credit card transactions processed under its agreement with FDRI. However, the Bank is reimbursed on a monthly basis by the marketing agent of the program, CardService International, Inc.
           (CSI), for losses incurred. The Bank has not incurred any losses to date for transactions processed under this program.

           DATA PROCESSING

           The Bank has also entered into a data processing service agreement with Bank Processing, Inc. Under this agreement, the Bank's minimum payments are as follows:

             Year Ending
            December 31,
            -------------
                1998                    $152,904
                1999                     152,904
                2000                      89,194
                                        --------

                                        $395,002
                                        --------
                                        --------


           CORRESPONDENT BANKING AGREEMENTS

           The Bank maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $3,567,000 at December 31, 1997.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY

           DIVIDENDS

           Upon declaration by the Board of Directors of the Company, all stockholders of record will be entitled to receive dividends. The Company's only present source of income with which to pay dividends is dividends from the Bank. The California Financial Code restricts the total cash dividend payment of any state bank at any time to the lesser of (1) the Bank's retained earnings or (2) the Bank's net income for its last three fiscal years, less distributions made to stockholders during the same three-year period. At December 31, 1997, the Bank had $727,977 in retained earnings available for dividend payments to the Company.

           EARNINGS PER SHARE

           A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                              Weighted
                                                                               Average
                                                                              Number of
                                                                     Net        Shares         Per-Share
                     For the Year Ended                             Income    Outstanding       Amount
           ------------------------------------                  -----------  -----------    ---------------
           DECEMBER 31, 1997

           Basic earnings per share                               $1,300,766    1,615,122    $           .81
                                                                                             ---------------
                                                                                             ---------------

           Effect of dilutive stock options                                        59,535
                                                                  ----------    ---------
           Diluted earnings per share                             $1,300,766    1,674,657    $           .78
                                                                  ----------    ---------    ---------------
                                                                  ----------    ---------    ---------------

           DECEMBER 31, 1996

           Basic earnings per share                               $1,939,461    1,600,756    $          1.21
                                                                                             ---------------
                                                                                             ---------------
           Effect of dilutive stock options (1)                                    43,212
                                                                  ----------    ---------

           Diluted earnings per share                             $1,939,461    1,643,968    $          1.18
                                                                  ----------    ---------    ---------------
                                                                  ----------    ---------    ---------------

           DECEMBER 31, 1995

           Basic earnings per share                               $1,848,679    1,583,562    $          1.17
                                                                                             ---------------
                                                                                             ---------------
           Effect of dilutive stock options                                        69,022
                                                                  ----------    ---------
           Diluted earnings per share                             $1,848,679    1,652,584    $          1.12
                                                                  ----------    ---------    ---------------
                                                                  ----------    ---------    ---------------

           (1) Options to purchase 22,550 shares of common stock at $12.27 per share were outstanding during all quarters of 1996 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares during the same period.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           STOCK OPTIONS

           In 1994, the Bank established a Stock Option Plan for which 439,544 shares of no par value common stock are reserved for issuance to employees and directors under incentive and non-statutory agreements. The Company assumed all obligations of the Bank under this plan as of July 1, 1997, and options to purchase shares of the Company's common stock were substituted for options to purchase shares of common stock of the Bank. The plan requires that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. Options granted vest at twenty percent each year. The options under this plan expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. The Bank's 1984 Stock Option Plan expired during 1995. As of December 31, 1995, all options related to the 1984 plan had been exercised or expired. The activity within these plans are combined and summarized as follows:

                                                 1997                  1996                       1995
                                        ---------------------   --------------------    ------------------------
                                                     Weighted              Weighted                     Weighted
                                                      Average               Average                      Average
                                                     Exercise              Exercise                     Exercise
                                        Shares         Price     Shares      Price        Shares          Price
                                        ------       --------    ------    --------       ------        --------
           Options outstanding,
             beginning of year         195,826        $ 9.21     172,100    $ 8.75        196,012       $ 8.90

             Options granted            12,000        $12.00      25,500    $11.97
             Options resulting from
                10% stock dividend                                19,150    $ 9.13         16,480       $ 9.63
             Options exercised         (17,351)       $ 8.84     (15,468)   $ 8.68        (36,392)      $ 5.68
             Options canceled          (17,955)       $ 9.04      (5,456)   $ 8.91         (4,000)      $ 9.83
                                      ---------                 --------                 --------

           Options outstanding,
             end of year               172,520        $ 9.46     195,826    $ 9.21        172,100       $ 9.63
                                      ---------                 --------                 --------
                                      ---------                 --------                 --------

           Options exercisable,
             end of year               120,016        $ 9.08      97,549    $ 8.94         68,840       $ 9.63
                                      ---------                 --------                 --------
                                      ---------                 --------                 --------

                                                                                 Outstanding Options
                                                               -------------------------------------------------------
                                                                    Number of            Weighted          Number of
                                                                     Options              Average           Options
                                                                   Outstanding           Remaining        Exercisable
                                                                  December 31,          Contractual       December 31,
           RANGE OF EXERCISE PRICES                                   1997                 Life              1997
                                                               -----------------    -----------------    -------------
                 $ 8.68                                               109,078           1 year                87,263
                 $ 8.94                                                24,442           2 years               19,553
                 $10.75                                                 5,000           4 years                2,000
                 $12.27                                                22,000           3 years                8,800
                 $12.00                                                12,000           4 years                2,400
                                                               --------------                           ------------
                                                                      172,520                                120,016
                                                               --------------                           ------------
                                                               --------------                           ------------

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           REGULATORY CAPITAL

           The Company and the Bank are subject to certain regulatory capital requirements administered by the Board of Governors of the Federal Reserve System. Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

           Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. The average assets and risk weighted assets of the Company and the Bank are not materially different at December 31, 1997. Each of these components is defined in the regulations. Management believes that the Company and the Bank met all their capital adequacy requirements as of December 31, 1997.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           REGULATORY CAPITAL (Continued)

           In addition, the most recent notification from the Fed as of December 31, 1997 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                           1997                    1996                   1995
                                                   ---------------------   --------------------   ---------------------

                                                     Amount       Ratio      Amount       Ratio     Amount       Ratio
                                                   ----------- ---------   -----------  --------  -----------  -------
           LEVERAGE RATIO

           Tehama Bancorp and subsidiary           $15,271,900    9.4%
           Tehama Bank                             $15,118,600    9.3%     $15,131,400    11.5%   $13,042,200    10.2%

           Minimum requirement for "Well-
               Capitalized" institution            $ 8,127,700     5.0%     $6,582,600     5.0%    $6,391,400     5.0%
           Minimum regulatory requirement          $ 6,502,200     4.0%     $5,266,100     4.0%    $5,113,100     4.0%

           TIER I RISK-BASED CAPITAL RATIO

           Tehama Bancorp and subsidiary           $15,271,900    12.7%
           Tehama Bank                             $15,118,600    12.5%    $15,131,400    16.8%   $13,042,200    15.5%

           Minimum requirement for "Well-
               Capitalized" institution            $ 7,236,200     6.0%     $5,420,400     6.0%    $5,054,100     6.0%
           Minimum regulatory requirement          $ 4,824,200     4.0%     $3,613,600     4.0%    $3,369,400     4.0%

           TOTAL RISK-BASED CAPITAL RATIO

           Tehama Bancorp and subsidiary           $16,787,300    13.9%
           Tehama Bank                             $16,634,000    13.8%    $16,028,100    17.7%   $13,851,800    16.4%

           Minimum requirement for "Well-
               Capitalized" institution            $12,041,500    10.0%    $9,034,000     10.0%   $8,423,500     10.0%
           Minimum regulatory requirement          $ 9,633,200     8.0%     $7,227,200     8.0%    $6,738,800     8.0%


                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.        OTHER EXPENSES

           Other expenses consisted of the following:


                                                                          Year Ended December 31,
                                                                  --------------------------------------
                                                                       1997         1996        1995
                                                                  -------------  -----------  ----------
           Data processing fees                                   $     220,909  $   173,665  $  155,555
           Professional services                                        392,863      237,491     159,809
           Regulatory assessments                                        40,385       19,494     122,176
           Directors' fees                                              155,350      151,350     151,983
           Stationery and supplies                                      231,170      123,073     119,802
           Advertising                                                  118,708      151,705     111,743
           Officer salary continuation
             plan expense (Note 12)                                     136,293      144,227     127,098
           Other                                                      1,173,445      700,928     710,032
                                                                  -------------  -----------  ----------

                                                                  $   2,469,123  $ 1,701,933  $1,658,198
                                                                  -------------  -----------  ----------
                                                                  -------------  -----------  ----------

12.        EMPLOYEE BENEFIT PLANS

           EMPLOYEE STOCK OWNERSHIP PLAN

           In 1987, the Bank adopted an employee stock ownership plan. This plan is designed to invest primarily in securities of the Company, purchased on the open market. The Company's contributions to the plan are at the sole discretion of the Board of Directors. Contributions are limited on a participant-by-participant basis to the lesser of $30,000 or twenty-five percent of the participant's compensation for the plan year. Employee contributions are not permitted. The Company made contributions of $29,875, $38,789 and $41,328 for the years ended December 31, 1997, 1996 and 1995, respectively.

           PROFIT SHARING PLAN

           During 1992, the Bank adopted the Tehama Bank 401(k) Profit Sharing Plan. The plan is available to all employees of the Bank. The Bank's contribution to the plan is discretionary and is allocated at 25 percent of each participant's annual contribution. Aggregate contributions to the profit sharing plan totaled $30,795, $24,324 and $15,517 for the years ended December 31, 1997, 1996 and 1995, respectively.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

12.        EMPLOYEE BENEFIT PLANS (Continued)

           SALARY CONTINUATION PLANS

           The Bank has salary continuation plans for key executives. Under these plans, the Bank is obligated to provide the executives, or their designated beneficiaries, with annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under insurance policies purchased by the Bank on the lives of the executives. In addition, the estimated present value of these future benefits are accrued over the period from the effective date of the plans until each of the executives' expected retirement dates. The expense recognized under these plans for the years ended December 31, 1997, 1996 and 1995 totaled $136,293, $144,227, and $127,098, respectively.

           Under these plans, the Bank invested in single premium life insurance policies with cash surrender values totaling $1,834,190 and $1,413,986 at December 31, 1997 and 1996, respectively. On the consolidated balance sheet, the cash surrender value of life insurance policies is included in accrued interest receivable and other assets.

13.        RELATED PARTY TRANSACTIONS

           During the normal course of business, the Company and Bank enter into transactions with related parties, including Directors and affiliates. These transactions are on substantially the same terms and conditions as those prevailing for comparable transactions with unrelated parties and include borrowings from the Bank and the purchase of casualty insurance and advertising through Directors.

           In addition, during 1997 the Bank purchased approximately $2,354,000 in leases from Bancorp Financial Services, Inc. at the same price offered to other lease purchasers. Leases were evaluated for creditworthiness in accordance with the Bank's normal underwriting procedures.

           The following is a summary of the aggregate lending activity involving related party borrowers for the year ended December 31, 1997:

           Balance, beginning of year                                     $ 3,200,000

             Disbursements                                                  1,800,000
             Amounts repaid                                                (2,400,000)
                                                                          -----------
           Balance, end of year                                           $ 2,600,000
                                                                          -----------
                                                                          -----------

           Undisbursed commitments to related parties,
             December 31, 1997                                            $   450,000
                                                                          -----------
                                                                          -----------

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

14.        DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

           Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

           Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

           The following methods and assumptions were used by management to estimate the fair value of its financial instruments at December 31, 1997 and 1996:

           CASH AND CASH EQUIVALENTS: For cash and cash equivalents, the carrying amount is estimated to be fair value.

           INVESTMENT SECURITIES: For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

           LOANS: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. Fair values of loans held for sale are estimated using quoted market prices for similar loans. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

           LIFE INSURANCE POLICIES: The fair values of life insurance policies are based on current cash surrender values at each reporting date as provided by the insurers.

           DEPOSITS: The fair values for demand deposits are, by definition, equal to the amount payable on demand at each reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates being offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

           TREASURY TAX AND LOAN AGREEMENT: For the Treasury Tax and Loan Agreement, included in Other Liabilities on the balance sheet, the carrying amount is estimated to be fair value.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

14.        DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

           COMMITMENTS TO EXTEND CREDIT: Commitments to extend credit are primarily for adjustable rate loans. For these commitments, there are no differences between the committed amounts and fair values. Commitments to fund fixed rate loans are at rates which approximate fair value at each reporting date. The fair values of letters of credit are estimated using the fees currently charged to enter into similar agreements. These fees approximate fair value.

           The estimated fair values of the Company's financial instruments are as follows:

                                                           December 31, 1997              December 31, 1996
                                                    ----------------------------    -----------------------------
                                                       Carrying         Fair           Carrying           Fair
                                                        Amount          Value           Amount            Value
                                                    --------------  ------------    --------------   -------------
           Financial assets:
             Cash and due from banks                $  5,927,578   $   5,927,578     $  4,388,685     $  4,388,685
             Federal funds sold                        7,000,000       7,000,000        5,000,000        5,000,000
             Investment securities                    28,426,765      28,723,500       31,590,388       31,760,800
             Loans                                   118,731,801     120,170,000       91,687,370       92,823,000
             Accrued interest receivable               1,151,978       1,151,978          955,833          955,833
             Cash surrender value of life
                insurance policies                     1,834,190       1,834,190        1,413,986        1,413,986
                                                     -----------   -------------     ------------     ------------
                                                    $163,072,312   $ 164,807,246     $135,036,262     $136,342,304
                                                     -----------   -------------     ------------     ------------
                                                     -----------   -------------     ------------     ------------

           Financial liabilities:
             Deposits                               $152,671,057   $152,759,000      $121,602,706     $121,735,000
             Accrued interest payable                   447,274         447,274           354,585          354,585
             Treasury tax and loan
                agreement                                60,644          60,644           383,443          383,443
                                                     ----------    ------------      ------------     --- --------

                                                    $153,178,975   $153,266,918      $122,340,734     $122,473,028
                                                     -----------   ------------      ------------     ------------
                                                     -----------   ------------      ------------     ------------

           Off-balance-sheet financial
             instruments:
             Commitments to extend credit           $17,368,000    $ 17,368,000 $       9,763,000     $  9,763,000
             Standby letters of credit                  132,000         132,000           109,000          109,000
                                                     ----------    -------------      -----------     ------------

                                                     $17,500,000    $ 17,500,000     $  9,872,000     $  9,872,000
                                                     -----------   -------------     ------------     ------------
                                                     -----------   -------------     ------------     ------------

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

15.        BRANCH ACQUISITION

           The Bank acquired certain assets and liabilities of the Willows and Orland branches of Wells Fargo Bank on February 21, 1997 summarized as follows:

                     Cash                                                $17,031,577
                     Fair value of assets and
                        liabilities acquired, net                            451,641
                     Premium paid for deposits                               658,494
                                                                         -----------
                          Deposits assumed                               $18,141,712
                                                                         -----------
                                                                         -----------

           The deposit premium is included on the consolidated balance sheet in accrued interest receivable and other assets and is being amortized using the straight-line method over fifteen years. Amortization expense totaled $36,898 for the year ended December 31, 1997.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

16.        PARENT ONLY CONDENSED FINANCIAL STATEMENTS

                                  BALANCE SHEET
                                DECEMBER 31, 1997

                                                                             1997
                                                                         -----------
                                       ASSETS

           Cash and due from banks                                       $    20,423
           Investment in subsidiary                                       15,756,313
           Other assets                                                      132,942
                                                                         -----------
                                                                         $15,909,678
                                                                         -----------
                                                                         -----------

                                    STOCKHOLDERS' EQUITY

           Common stock                                                  $12,337,764
           Retained earnings                                               3,562,034
           Unrealized gain on available-for-sale
                investment securities, net of taxes                            9,880
                                                                         -----------
                                                                         $15,909,678
                                                                         -----------
                                                                         -----------

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

16.        PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                               STATEMENT OF INCOME
                FOR THE PERIOD FROM JULY 1, 1997 (DATE OPERATIONS
                         COMMENCED) TO DECEMBER 31, 1997

                                                                                 1997
                                                                              ---------
           Income:
             Dividends declared by subsidiary -
                eliminated in consolidation                                    $125,000
                                                                               --------

           Expenses:
             Professional fees                                                   79,571
             Other expenses                                                      24,006
                                                                               --------
                  Total expenses                                                103,577
                                                                               --------
                  Income before equity in undistributed
                     income of subsidiary                                        21,423

           Equity in undistributed income of subsidiary                         374,759
                                                                               --------

                  Income before income taxes                                    396,182

           Income tax benefit                                                    33,000
                                                                               --------
                  Net income                                                   $429,182
                                                                               --------
                                                                               --------

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

16.        PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE PERIOD FROM JULY 1, 1997 (DATE OPERATIONS
                         COMMENCED) TO DECEMBER 31, 1997

                                                                                                     UNREALIZED
                                                                                                       GAIN ON
                                                                                                     AVAILABLE-
                                                      COMMON STOCK                                    FOR-SALE
                                               ---------------------------         RETAINED          INVESTMENT
                                                SHARES            AMOUNT           EARNINGS          SECURITIES         TOTAL
                                               ---------      ------------       -----------         -----------     ------------
           Stock issued to effect
             merger with the Bank              1,610,940      $ 12,225,722       $ 3,132,852          $  44,728      $ 15,403,302
           Issuance of common stock
             under stock option plan              17,351           112,042                                                112,042

           Net income                                                                429,182                              429,182

           Net change in unrealized
             gain or available-for-sale
             investment securities,
             net of taxes                                                                               (34,848)          (34,848)
                                           ---------          ------------      -------------          ----------     -----------

           Balance, December 31,
             1997                          1,628,291          $ 12,337,764       $ 3,562,034          $    9,880     $ 15,909,678
                                           ---------          ------------      -------------         ----------     ------------
                                           ---------          ------------      -------------         ----------     ------------

                                       35

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)
16.        PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                             STATEMENT OF CASH FLOWS
                FOR THE PERIOD FROM JULY 1, 1997 (DATE OPERATIONS
                         COMMENCED) TO DECEMBER 31, 1997

                                                                                1997
                                                                            -----------
           Cash flows from operating activities:
             Net income                                                     $   429,182
             Adjustments to reconcile net income to net cash
                provided by operating activities:
                  Undistributed income of subsidiary                           (374,759)
                  Increase in other assets                                     (132,942)
                                                                            -----------
                  Net cash used in operating activities                         (78,519)
                                                                            -----------

           Cash flows provided by investing activities:
             Proceeds from exercise of stock options                             98,942
                                                                            -----------

           Cash and cash equivalents at end of year                         $    20,423
                                                                            -----------
                                                                            -----------

           Supplemental disclosures of cash flow information:

             Non-cash investing activities:
                Net change in unrealized gain on available-for-sale
                  investment securities                                     $   58,785

             Non-cash financing activities:
                Issuance of common stock in exchange for assets
                  and liabilities of the Bank                               $15,403,302


                                   TEHAMA BANCORP

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The purpose of this discussion is to focus on information about Tehama Bancorp's financial condition and results of operations which is not otherwise apparent from the financial statements in this annual report. Reference should be made to those statements and accompanying notes and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Since Tehama Bancorp has not acquired or initiated any other business operations other than Tehama Bank the following discussion pertains primarily to the bank.

BUSINESS ORGANIZATION

     Tehama Bank (the "Bank"), chartered as Tehama County Bank in Red Bluff, California in 1984, was created by local business people with $2.5 million in initial capital. Tehama Bancorp, the Bank's parent holding company (the "Company") was created in 1997 with the Bank as its only subsidiary. At close of business December 31, 1997, the Company's capital totaled $15.9 million.

     The Red Bluff Branch remains the Bank's main office and largest of five branch locations. The Bank has a second branch location in Los Molinos (Tehama County), a branch in Chico (Butte County) and branches in Willows and Orland (Glenn County). The Bank's administrative office is adjacent to its Red Bluff Branch. Additionally, the Bank maintains a Loan Production Office in Redding (Shasta County). In 1997, the Bank consolidated some of its back-office operations by establishing a centralized loan processing department at the Los Molinos premises and by establishing a centralized operations support unit next to the Red Bluff Branch.

     Throughout its history, the Bank has engaged in basic consumer and commercial banking, offering a diverse range of banking products and services to individuals, businesses and the professional community. 1997 saw many new opportunities and challenges for the Bank to develop and deliver new products, and increase its level of technology in order to meet customers' needs. New convenience products like OnLine Banking, OnLine Bill Pay, and 24 Hour Customer Service were met with overwhelming acceptance. Additionally, new checking accounts and equity loan products were introduced during the year. The Bank has remained committed to its most distinguishing feature: providing positively outstanding service.

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

     The Bank, in 1997, experienced another year of growth and expansion. On January 2 the Bank's newly formed leasing company (Bancorp Financial Services
(BFS)--a 50% joint venture with Humboldt Bank) began its first year of operation. BFS achieved profitability within eight months and by year-end exceeded its first year profit goals. In February, the Bank completed the purchase of two additional branches from another bank and expanded its service area into Glenn County. This acquisition added approximately $18,000,000 in deposits to the Bank and increased the number of branches from three to five. At mid-year Tehama Bancorp was created to provide the Bank with an organizational structure that would allow greater diversity and the ability to pursue additional products and services. By year-end 1997, as compared with year-end 1996, total assets increased 22.9% to $169,722,028, total loans increased 30.3% to $122,063,578 and total deposits increased 25.6% to $152,671,057. Consolidated earnings for 1997 totaled $1,300,766 representing a 32.9% decrease over the previous year. Several key factors contributed to the lower earnings. The one-time costs associated with the purchase of the two new branches and the associated operating costs to adequately staff those branches impacted earnings throughout the year. The start-up costs of Bancorp Financial Services and of Tehama Bancorp added one-time expenses not seen in previous periods and the creation of a more efficient long-term operation through centralization of several "back office" processes also involved some one-time start-up costs. Additionally, the Bank made provisions for loan losses totaling $1,705,000 in 1997 compared to $570,000 in 1996. The increased allocations to the allowance for loan and lease losses was due to rapid loan growth in 1997 and loan losses of $978,709 booked during the year, compared to $537,585 in 1996. At December 31, 1997 the allowance for loan and lease losses as a percent of total loans had increased to 1.40 versus 0.96 at the end of 1996. Shareholders' equity totaled $15,909,678 at year-end, compared to $15,113,176 in 1996 and $13,085,863 in 1995. Basic earnings per share equaled $0.81, $1.21 and $1.17 for the same three year periods, while diluted earnings per share (recognizing the dilutive effect of stock options not yet exercised) equaled $0.78, $1.18 and $1.12 respectively.

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

FIVE YEAR SELECTED FINANCIAL DATA
(in thousands, except share data)

                                                   1997(1)      1996       1995         1994        1993
                                                 --------------------------------------------------------
STATEMENT OF EARNINGS DATA
----------------------------------------
Interest income                                  $ 12,614    $ 10,274    $  9,424    $  6,946    $  5,813
Interest expense                                    5,225       4,357       3,879       2,519       2,292
                                                 --------------------------------------------------------
Net interest income                                 7,389       5,917       5,545       4,427       3,521
Provision for loan and lease losses                 1,705         570         330         180         183
                                                 --------------------------------------------------------
Net interest income after provision for
   loan and lease losses                            5,684       5,347       5,215       4,247       3,338
Non-interest income                                 2,191       1,860       1,775       1,655       1,382
Non-interest expense                                5,961       4,309       4,102       3,335       2,491
                                                 --------------------------------------------------------
Income before income taxes                          1,914       2,898       2,888       2,567       2,229
Provision for income taxes                            613         959       1,039         891         708
                                                 --------------------------------------------------------
Net income                                       $  1,301    $  1,939    $  1,849    $  1,676    $  1,521
                                                 --------------------------------------------------------
                                                 --------------------------------------------------------
SHARE DATA
----------------------------------------
Diluted earnings per share                       $   0.78    $   1.18    $   1.12    $   1.08    $   1.00
Cash dividend paid per share                     $   0.40         n/a         n/a         n/a         n/a
Stock dividend paid per share                         n/a         10%         10%         10%         10%

BALANCE SHEET DATA
----------------------------------------
Total assets                                    $ 169,722   $ 138,122   $ 127,826   $ 106,390    $ 88,691
Total loans, gross                                122,064      93,691      82,018      74,803      59,511
Total deposits                                    152,671     121,603     113,587      94,646      78,926
Total shareholders' equity                         15,910      15,113      13,086      10,758       8,862

SELECTED FINANCIAL RATIOS
----------------------------------------
Return on average assets                            1.29%       1.54%       1.66%       1,79%       2.01%
Return on average shareholders' equity             13.16%      14.63%      16.70%      18.10%      22.54%
Leverage ratio                                      9.40%      11.50%      10.20%      10.20%      10.00%
Total risk-based capital ratio                     13.90%      17.70%      16.40%      16.30%      16.90%
Allowance for loan and lease losses to
   total loans outstanding at year end              1.40%       0.96%       0.99%       0.96%       1.13%


(1) 1997 figures represent consolidated bank and holding company figures

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS


TOTAL ASSETS
[GRAPH]

TOTAL LOANS, GROSS
[GRAPH]

TOTAL DEPOSITS
[GRAPH]

NET INTEREST INCOME
[GRAPH]

NET INCOME
[GRAPH]

FULLY DILUTED EARNINGS PER SHARE
[GRAPH]

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS


NET INTEREST INCOME / NET INCOME

     The primary source of income for the Bank is net interest income, the excess of interest and fees earned on loans and investments over the interest paid on deposits and borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets. Net interest income for 1997 totaled $7,389,459 which was up $1,472,164 (24.9%) over the prior year. Changes in net interest income can be attributed to changes in the yield on interest-earning assets and to changes in the rate paid on interest-bearing liabilities. It can also be attributed to changes in the volume of interest-earning assets and interest-bearing liabilities. Over the course of 1997 changes in the volumes of both interest-earning assets and interest-bearing liabilities accounted for 95% of the increase in net interest income over 1996.

     Average outstanding loan balances totaling $109,087,000 for 1997 reflect a $21,879,000 increase (25%) over 1996 balances. These higher balances contributed $2,027,000 to interest income and were the major factor in the improvement in net interest income from 1996. However, the average yield received on loans fell slightly (4 basis points) to 9.29%, offsetting interest income gains by $37,000. The lower loan yield was due primarily to increased market competition. Average balances of investment securities increased $7,129,000 (29.6%) largely a result of the planned increase in deposits and cash upon acquisition of the two new branches. The increase in the volume of securities contributed $423,000 to interest income, while an increase in the average yield received on the investment portfolio contributed another $16,000 toward interest income. Average Federal funds sold for the year decreased $2,006,000 (14.7%) with a resultant decrease in interest income of $108,000. However, the average yield on Federal funds increased by 14 basis points in 1997, offsetting the decrease by $19,000. Interest expense increased $868,000 (19.9%) in 1997 over 1996. Higher volumes in all interest bearing account categories contributed $940,000 towards an increase in interest expense, however, a slight decrease in the average rates paid on deposit accounts had an offsetting effect of $72,000 resulting in the net increase of $868,000. Net interest margin for 1997 was 4.86% versus 4.73% in 1996 and 5.03% in 1995.

     The first of the following two tables presents, for the periods indicated, the Bank's interest income from average earning assets, interest expense on average interest-bearing liabilities, and the Bank's net interest income and net interest margins. The second table presents a summary of the effect of the changes in volumes and rates for each major component of earning assets and interest-bearing liabilities and their contribution to net interest income. It shows the portion attributable to changes in average rates versus the portion attributable to changes in average volumes for the periods indicated. Changes in interest income and expense resulting from combined rate and volume changes have been allocated based on the magnitude of the individual volume and rate changes.

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS


AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND INTEREST YIELDS/RATES

                                                1997                          1996                          1995
                                     ---------------------------------------------------------------------------------------
                                     AVERAGE   INCOME/    YIELD/   Average   Income/     Yield/  Average   Income/   Yield/
(in thousands)                       BALANCE   EXPENSE      RATE   Balance   Expense      Rate   Balance   Expense    Rate
                                     ---------------------------------------------------------------------------------------
ASSETS
Earning assets:
   Commercial loans (1)             $ 13,460   $ 1,433    10.65%  $ 10,589   $ 1,205    11.38%  $ 12,282   $ 1,361    11.08%
   Real estate loans (1)              54,372     4,974     9.15%    44,012     3,873     8.80%    40,987     3,699     9.02%
   Installment loans (1)              41,255     3,728     9.04%    32,667     3,067     9.39%    28,201     2,716     9.63%
                                     ---------------------------  ----------------------------   ---------------------------
     Sub-total loans                 109,087    10,135     0.29%    87,268     8,145     9.33%    81,470     7,776     9.54%
   Federal funds sold                 11,630       627     5.39%    13,636       716     5.25%    12,761       725     5.68%
   Investments (2)                    31,239     1,852     5.93%    24,110     1,413     5.86%    15,929       923     5.79%
                                     ---------------------------  ----------------------------   ---------------------------
     Total earning assets            151,956    12,614     8.30%   125,014    10,274     8.22%   110,160     9,424     8.55%
                                               -------                       -------                        ------
                                               -------                       -------                        ------
Less: Allowance for loan losses       (1,095)                         (933)                         (784)
Less: Unearned discount               (1,414)                         (827)                         (692)
Cash and due from banks                5,011                         3,786                         3,435
Other real estate owned                  482                           485                           538
Premises and equipment, net            1,791                         1,304                         1,207
Cash surrender value of
   life insurance                      1,571                         1,389                         1,350
Accrued interest receivable
   and other assets                    4,805                         1,580                         1,509
                                    --------                      --------                      --------
     Total Assets                   $163,107                      $131,798                      $116,723
                                    --------                      --------                      --------
                                    --------                      --------                      --------
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing demand deposits    $ 36,871   $ 1,242     3.37%  $ 33,279   $ 1,198     3.60%  $ 31,366   $ 1,101     3.51%
Savings accounts                      13,187       394     2.99%     9,939       299     3.01%     9,580       303     3.16%
Time deposits                         65,383     3,574     5.47%    52,205     2,846     5.45%    42,956     2,462     5.73%
Other short-term borrowings              264        15     5.68%       285        14     4.91%       255        13     5.10%
                                     ---------------------------  ----------------------------   ---------------------------
     Total interest-bearing
       liabilities                   115,705     5,225     4.52%    95,708     4,357     4.55%    84,157     3,879     4.61%
                                               -------                       -------                        ------
                                               -------                       -------                        ------
Non-interest bearing deposits         30,769                        21,274                        19,683
Other liabilities                      1,118                           896                           904
                                    --------                      --------                      --------
     Total liabilities               147,592                       117,878                       104,744
Common stock                          12,255                        11,477                         9,448
Retained earnings                      3,351                         2,563                         2,628
Unrealized loss on
   investment securities                 (91)                         (120)                          (97)
                                    --------                      --------                      --------
     Total shareholders' equity       15,515                        13,920                        11,979
     Total liabilities and
       shareholders' equity         $163,107                      $131,798                      $116,723
                                    --------                      --------                      --------
                                    --------                      --------                      --------
Net interest income                            $ 7,389                       $ 5,917                       $ 5,545
                                               -------                       -------                        ------
                                               -------                       -------                        ------
Interest income as a percentage
   of average earning assets                               8.30%                         8.22%                         8.55%
Interest expense as a percentage
   of average earning assets                               3.44%                         3.49%                         3.52%
Net yield on average earning
   assets (net interest margin)                            4.86%                         4.73%                         5.03%


(1) Loan amounts include nonaccrual loans, but the related interest income has been included only for the period prior to the loan being placed on a nonaccrual basis. Loan interest income includes loan fees of approximately $392,000, $297,000 and $336,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

(2) Applicable nontaxable yields have not been calculated on a taxable-equivalent basis.

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

   ANALYSIS OF VOLUME AND RATE CHANGES ON NET INTEREST INCOME AND EXPENSES

(In Thousands)                                        1997 OVER 1996                 1996 over 1995
                                               ----------------------------  ----------------------------
                                                VOLUME      RATE     TOTAL    Volume      Rate     Total
                                               ----------------------------  ----------------------------
Increase (decrease) in interest income:
Loans                                          $ 2,027     $ (37)  $ 1,990     $ 544     $(175)    $ 369
Investment securities                              423        16       439       479        11       490
Federal funds sold                                (108)       19       (89)       48       (57)       (9)
                                               ----------------------------  ----------------------------
Total                                            2,342        (2)    2,340     1,071      (221)      850
Increase (decrease) in interest expense:
Transaction accounts                               124       (80)       44        68        29        97
Savings accounts                                    98        (1)       97        11       (16)       (5)
Time deposits                                      719         7       726       510      (126)      384
Other short term borrowings                         (1)        2         1         2         -         2
                                               ----------------------------  ----------------------------
Total                                              940       (72)      868       591      (113)      478

Increase (decrease) in net interest income     $ 1,402      $ 70   $ 1,472      $480    $ (108)    $ 372
                                               ----------------------------  ----------------------------


NON-INTEREST INCOME AND EXPENSE

     Non-interest income consists of service charges on deposit accounts, other fees and charges collected by the Bank for both deposit accounts and loans, gain on sale of loans and fee income generated by the Bank's Merchant Bankcard department. Non-interest income increased by 17.8% in 1997, compared to increases of 4.8% in 1996 and 7.3% in 1995. Non-interest income generated by the Merchant Bankcard department contributed 60% of total non-interest income during 1997 compared to 66% of the total in 1996.

     In 1991, the Bank contracted with CardService International, Inc. (CSI) for the solicitation on behalf of the Bank of merchants who accept credit cards as payment for goods and services. As a result, the Bank has obtained electronic credit card draft processing relationships with approximately 27,000 merchants on a nationwide basis. The Bank also entered into an agreement with First Data Resources, Inc. (FDRI) for the processing of merchant credit card transactions. Fee income to the Bank after payment of obligations to CSI and FDRI totaled $1,322,564 in 1997, $1,229,003 in 1996, and $1,185,210 in 1995.

     Deposit account service charges, loan servicing fees, gain on sale of loans and other income contributed 38% of non-interest income. Service charges on deposit accounts increased 47% in 1997, compared to an increase of 16.8% in 1996 and 22.5% in 1995. This increase was heavily influenced by the acquisition of the new branches, but also a result of management's efforts to increase the profitability of this revenue area.

     Non-interest expense consists of salaries and related benefits, occupancy and equipment expense and other expenses. These expenses increased by 38% in 1997, 5% in 1996 and 23% in 1995. Increases in salary expense during these periods are attributable to the hiring of additional branch and administrative personnel due to the significant growth recorded by the Bank during those years. Salary expense increased 26.2%, 4.8% and 25.3% in 1997, 1996 and 1995, respectively. SFAS 91 requires the Bank to defer loan origination costs (salary

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

related benefits) associated with the origination of loans, resulting in recording salary expense at an amount less than that actually paid by the Bank. The difference amounted to $259,000, $165,000 and $71,000 in 1997, 1996 and 1995, respectively. The combined occupancy and other expenses increased by 50% in 1997, 5.2% in 1996 and 20.8% in 1995.

BALANCE SHEET ANALYSIS

LOANS

     The Bank uses its funds primarily to support its lending activities within its defined market area. Direct loans are originated at each of the Bank's branch offices and by real estate, agricultural and small business specialists who cover the Bank's entire service area. The following table represents a breakdown of the Bank's loan portfolio in both dollars outstanding as well as percentage of total loans for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

LOANS ARE COMPRISED OF THE FOLLOWING, FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, 1995, 1994 AND 1993 RESPECTIVELY.


(in thousands)                          1997                1996                1995                1994                 1993
                                ------------------   ------------------  -----------------   ----------------    -----------------
Commercial                        15,455     12.7%   $10,064     10.7%   $10,564     12.9%   $11,067     14.8%   $ 9,101     15.3%
Commercial real estate            11,221      9.2%     8,959      9.6%    10,035     12.2%     7,842     10.5%     8,106     13.6%
Real estate construction          11,141      9.1%     5,824      6.2%     5,602      6.8%     5,619      7.5%     6,254     10.5%
Real estate mortgage              39,891     32.7%    31,456     33.6%    26,624     32.5%    25,867     34.6%    20,975     35.3%
Leases                             2,405      2.0%       471      0.5%                0.0%                0.0%                0.0%
Installment                       41,951     34.4%    36,916     39.4%    29,163     35.6%    24,408     32.6%    15,075     25.3%
                                ------------------   ------------------  -----------------   ----------------    -----------------
SUBTOTAL                         122,064    100.0%    93,690    100.0%    82,018    100.0%    74,803    100.0%    59,511    100.0%
                                ------------------   ------------------  -----------------   ----------------    -----------------
Less:
Unearned discount                 (1,722)             (1,110)               (594)               (565)               (354)
Net deferred loan fees & costs        95                   4                 (32)                (94)               (165)
Allowance for loan losses         (1,705)               (897)               (810)               (721)               (671)
                                ------------------   ------------------  -----------------   ----------------    ----------------
TOTAL LOANS, NET                $118,732             $91,687             $80,582             $73,423             $58,321
                                ------------------   ------------------  -----------------   ----------------    ----------------

     Real estate and installment loans commonly fall into planned pricing and maturity models for routine types of credits. Commercial loans tend to be more unique and generally have pricing and/or maturity set on an individual loan basis. The following table sets forth the maturity distribution of the loan portfolio as of December 31, 1997.

                                AFTER ONE                AFTER FIVE
                               BUT WITHIN   AFTER THREE  BUT WITHIN
                  WITHIN ONE     THREE      BUT WITHIN    FIFTEEN     FIFTEEN OR
(in thousands)       YEAR        YEARS      FIVE YEARS      YEARS     MORE YEARS      TOTAL
                  ----------   ----------   ----------   ----------   ----------      -----
Loans:
Commercial          $ 7,926      $ 4,719      $ 1,560      $ 2,357      $ 1,298     $ 17,860
Real estate          10,643        7,133        6,891       22,030       15,556     $ 62,253
Installment           1,518        7,067       19,246       13,691          429     $ 41,951
                    -------      -------      -------      -------      -------     --------
Total               $20,087      $18,919      $27,697      $38,078      $17,283     $122,064
                    -------      -------      -------      -------      -------     --------

     Commercial and commercial real estate loans comprised approximately 22% of the Bank's loan portfolio at December 31, 1997, compared to 20% at December 31, 1996. These loans are generally made to small and mid-size businesses and professionals. Commercial loans are diversified as to industries and types of business, with no material industry or specific

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

borrower concentrations. Most of these loans have floating rates with the majority tied to the Bank's prime rate, which is set based on the the prime rate established by the Bank's primary correspondent bank. The primary source of repayment on most commercial loans is cash flow from primary business operations. Collateral in the form of real estate, cash deposits, accounts receivable, inventory, equipment or other financial instruments is often obtained as a secondary source of repayment.

     Real estate construction and real estate mortgage loans comprised approximately 42% of the Bank's loan portfolio at December 31, 1997, compared to 40% at December 31, 1996. Real estate construction loans are primarily made for the construction of single family residential housing. Real estate mortgage loans include single family and multi-family residential loans, farm and ranch properties, as well as some non-residential properties. Real estate mortgage loans are secured by first deeds of trust and may either have fixed or adjustable interest rates.

     Installment loans comprised approximately 34% of the Bank's loan portfolio at December 31, 1997, compared to approximately 40% at December 31, 1996. This category includes traditional consumer loans (vehicles, credit cards, lines of credit) and may be secured by title to various types of collateral or be unsecured. Loans made by the Bank's Dealer Center are included in this category.

     Leases, part of the Bank's commercial loan portfolio, increased in 1997 through the purchase of pools of leases from the Bank's leasing company, Bancorp Financial Services. At year-end the Bank had $2,111,065 in purchased leases on its books. These leases are secured by equipment and, while sold to the Bank, are serviced by BFS. Interest recorded on these leases is reflected in the Bank's interest income category.

     The Bank assesses and manages credit risk on an ongoing basis through formal lending policies, stringent approval and credit review processes, and extensive internal monitoring. Additionally, the Bank contracts with an outside loan review consultant to periodically review the existing loan portfolio. Management believes its ability to identify and assess risk and return characteristics of the Bank's loan portfolio is critical for profitability and growth. Management strives to maintain low levels of credit losses by continuing its emphasis on credit quality in the loan approval process, active credit administration and regular monitoring. With this in mind, management has designed and implemented a comprehensive loan review and grading system that functions to continually assess the credit risk inherent in the loan portfolio. Additionally, management believes its ability to manage portfolio credit risk is enhanced by the knowledge of the Bank's service area possessed by its lending personnel and Board of Directors.

     The Bank's policy is to cease accruing interest when a loan becomes 90 days past due as to principal or interest, when the full, timely collection of interest and principal becomes uncertain; or when a portion of the principal balance has been charged off, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, the accrued and uncollected interest receivable is reversed and the loan is accounted for on the cash method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement or when the loan is both well secured and in process of collection. At December 31, 1997 the Bank did not have any loans past due 90 days or more that were not transferred to a nonaccrual status. The following table summarizes the nonaccrual loans as of December 31, 1997, 1996, 1995, 1994, and 1993, respectively:

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

                       1997        1996       1995        1994        1993
                    --------    --------   --------     --------  ----------
Nonaccrual loans    $594,800    $123,000   $136,000     $258,000    $822,000
Interest foregone   $ 29,400    $  4,200   $  3,600     $  4,000    $ 26,000


ALLOWANCE FOR LOAN AND LEASE LOSSES

     The 1997 provision for loan losses of $1,705,000 was a significant increase over the 1996 provision of $570,000. Net loan charge-offs for 1997 increased to $896,533 from $482,875 in 1996. Consumer installment loans account for the majority of the increase. Management has implemented new credit review procedures and enhanced the collection process to help improve loan portfolio performance. The 1997 charge-offs represent 0.82% of average loans outstanding versus 0.55% the previous year.

     The increased provision resulted in increasing the ratio of the allowance for loan losses-to-total loans to 1.40% at year-end. This compares with 1996 and 1995 ratios of 0.96% and 0.99% respectively. The allowance for loan losses reflects management's judgment as to the level which is considered adequate to absorb potential losses inherent in the loan portfolio. This allowance is increased by provisions charged to expense and reduced by loan charge-offs, net of recoveries. Management determines an appropriate provision based on information currently available to analyze credit loss potential, including: (1) composition of the loan portfolio and its growth in the period, (2) a comprehensive grading and review of new and existing loans outstanding, (3) past charge-off experience, and (4) current economic conditions, as well as recent changes and trends.

     The allowance for loan losses totaled $1,705,200 at December 31, 1997, compared to $896,733 at December 31, 1996 and 0.99% as of December 31, 1995. Based on information currently available to analyze loan loss potential, management believes the existing allowance for loan losses is adequate. The following table presents the activity within the allowance for loan losses for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.


(In thousands)                                         1997      1996      1995      1994     1993
                                                     -------    ------    ------   -------   ------
                  Balance, beginning of year          $  897    $  810    $  721    $  671   $  515
                  Provision charged to expense         1,705       570       330       180      183
                                                     -------    ------    ------   -------   ------
Charge-offs:      Commercial                             (42)     (131)      (87)                (1)
                  Real estate                                                          (75)
                  Installment                           (937)     (407)     (163)      (62)     (27)
                                                     -------    ------    ------   -------   ------
                    Total Charge-offs                   (979)     (538)     (250)     (137)     (28)
                                                     -------    ------    ------   -------   ------
Recoveries:       Commercial                                        16                            1
                  Installment                             82        39         9         7
                                                     -------    ------    ------   -------   ------
                    Total Recoveries                      82        55         9         7        1
                                                     -------    ------    ------   -------   ------
Net Charge-offs                                         (897)     (483)     (241)     (130)     (27)
                                                     -------    ------    ------   -------   ------
                    Balance, end of year             $ 1,705    $  897     $ 810     $ 721     $671
                                                     -------    ------    ------   -------   ------

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following table represents the allocation of the allowance for loan losses for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.


(in thousands)              1997               1996                1995                 1994               1993
                      -----------------    --------------     -----------------    ---------------    ----------------
                                PERCENT            Percent             Percent             Percent             Percent
                       AMOUNT   OF TOTAL   Amount  of Total   Amount   of Total    Amount  of Total   Amount   of Total
                      ------------------  -----------------   -----------------   -----------------   -----------------
Commercial            $  187      11.0%    $119     13.3%      $170       21.0%     $183     25.4%      $289     43.1%
Real Estate              520      30.5%     147     16.4%       189       23.3%      226     31.3%       216     32.2%
Installment              998      58.5%     631     70.3%       451       55.7%      312     43.3%       166     24.7%
                      -----------------    --------------     -----------------    ---------------    ----------------
  Total Allowance     $1,705     100.0%    $897    100.0%      $810      100.0%     $721    100.0%      $671    100.0%
                      -----------------    --------------     -----------------    ---------------    ----------------

INVESTMENT SECURITIES

     Investment securities of $28,426,765 at December 31, 1997 represent a decrease of $3,163,623 or 10% from the balance of $31,590,388 at December 31, 1996. However, average balances of $31.2 million in 1997 exceeded average balances of $24.1 million for 1996, enabling this portfolio to contribute towards the increase in net interest income of the Bank. Planned growth in investment securities took place in the first quarter after the acquisition of $18,000,000 in deposits added significant funds to the Bank's balance sheet. As the loan portfolio grew throughout 1997 some of these investments were shifted into loan assets.

     The provisions of Statement of Financial Accounting Standards (SFAS) 115 require, among other things, that certain investments in debt and equity securities be classified under three categories: securities available-for-sale; securities held-to-maturity; and trading securities. Securities classified as available-for-sale are to be reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax; securities classified as held-to-maturity are to be reported at amortized cost; and securities classified as trading securities are to be reported at fair value with unrealized gains and losses included in operations. The Bank does not have any securities classified as trading securities.

     The following table sets forth the maturity distribution and estimated market value of securities available-for-sale and the weighted-average yields of these securities as of December 31, 1997:


                                                          AFTER ONE          AFTER FIVE
SECURITIES AVAILABLE-FOR-SALE (1)        WITHIN           BUT WITHIN         BUT WITHIN          AFTER
                                        ONE YEAR          FIVE YEARS          TEN YEARS        TEN YEARS           TOTAL
                                     ---------------   -----------------   ---------------  --------------   -----------------
(in thousands)                        Amount   Yield    Amount     Yield    Amount   Yield   Amount  Yield     Amount   Yield
                                     ---------------   -----------------   ---------------  --------------   -----------------
U.S. Treasuries                         $511    6.65%                                                         $   511    6.65%
U.S. Government agencies              $1,492    5.30%   $15,076     6.19%                                      16,568    6.11%
Obligations of states and
  political subdivisions                 545    4.37%       140     3.55%                                         685    4.26%
Other securities (2)                     375    5.95%                                                             375    5.95%
                                     ---------------   -----------------   ---------------  --------------  ------------------
 TOTAL                                $2,412    5.19%   $15,727     6.18%    $   -   0.00%   $   -  0.00%     $18,139    6.05%
                                     ---------------   -----------------   ---------------  --------------   -----------------

(1) Yields calculated on nontaxable securities have not been adjusted for tax equivalent effects.

(2) Federal Reserve Bank stock that is required to be held and does not have a stated maturity.


     The following table sets forth the maturity distribution and amortized cost of securities held-to-maturity and the weighted-average yields of these securities as of December 31, 1997:

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS


SECURITIES HELD-TO-MATURITY              WITHIN           BUT WITHIN          BUT WITHIN            AFTER
                                        ONE YEAR          FIVE YEARS           TEN YEARS           TEN YEARS           TOTAL
                                    -----------------  -----------------  -----------------    ----------------   ---------------
(In thousands)                       Amount    Yield    Amount    Yield      Amount   Yield    Amount     Yield   Amount   Yield
Obligations of states and
political subdivisions               $    -             $2,617    4.87%      $6,898   5.18%     $773      5.08%   $10,288    5.10%
                                    -----------------  -----------------  -----------------    ----------------   ---------------


     The following table is a comparison of the amortized cost and approximate fair value of the securities portfolio as of December 31, 1997, 1996, 1995 and 1994, respectively:


                                           1997                1996               1995                    1994
                                    ------------------  ------------------  -----------------    ------------------
                                    AMORTIZED   FAIR     Amortized  Fair    Amortized   Fair     Amortized   Fair
(In thousands)                        COST     VALUE       Cost     Value     Cost      Value      Cost      Value
                                    ------------------  ------------------  -----------------    ------------------
U.S. Treasury Securities and
  obligations of U.S. Government
  corporations and agencies         $17,065    $17,079   $19,662   $19,623   $12,169   $12,225    $ 6,711   $6,503
Obligations of states and
  political subdivisions             10,970     11,270    11,593    11,771     9,820    10,112      9,907    9,738
Other securities                        375        375       367       367       303       303        240      240
                                    -------------------  ------------------  -----------------    ----------------
  Total Investment Securities:      $28,410    $28,724   $31,622   $31,761   $22,292   $22,640    $16,858  $16,481
                                    -------------------  ------------------  -----------------    ----------------
                                    -------------------  ------------------  -----------------    ----------------



DEPOSITS

  Deposits represent the Bank's primary source of funds to support its various lending and investment activities. Virtually all of the Bank's deposits are from individuals and businesses within the Bank's service area. The Bank's deposit mix has traditionally seen approximately 80% held in interest-bearing accounts and 20% in non-interest bearing accounts. Total deposits equaled $152,671,057 at year-end 1997, representing an increase of $31,068,351 or 25.6% from the 1996 year-end figure of $121,602,706.
Approximately $18,000,000 in deposits was acquired with the purchase of the Orland and Willows branches in February. At year-end deposits at those two branches had grown to $23,644,150 (approximately 31% growth). By deposit type, growth in total deposits was most significant in demand deposits--up $11.8 million from the previous year. Time deposits less than $100,000 show the next largest increase, up $9.1 million from the previous year. The following table represents the composition of the deposit mix at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.


(In thousands)                      1997                1996               1995                1994                1993
                            -----------------   -----------------   ------------------   ----------------    ----------------
                             AMOUNT   PERCENT    Amount   Percent    Amount   Percent    Amount   Percent    Amount   Percent
                            -----------------   -----------------   ------------------   ----------------    ----------------
Noninterest-bearing
Demand                      $ 34,810    22.8%   $ 22,939    18.9%   $ 20,921    18.4%   $18,801     19.9%    $15,182    19.2%
Interest-bearing:
savings                       14,076     9.2%     10,046     6.3%      9,589     8.4%     9,158      9.7%      8,676    11.0%
Money market                  25,415    16.7%     24,575    20.2%     25,953    22.9%    25,939     27.3%     33,024    41.9%
NOW accounts                  10,365     6.8%      7,855     6.5%      8,936     7.9%     6,680      7.1%      6,711     8.5%
Time, $100,000 or more        13,173     8.6%     10,499     8.6%     10,206     9.0%     6,398      6.8%      3,485     4.4%
Other time                    54,832    35.9%     45,689    37.5%     37,980    33.4%    27,670     29.2%     11,848    15.0%
                            -----------------   -----------------   ------------------   ----------------    ----------------
Total interest-bearing
   deposits                  117,861    77.2%     98,664    81.1%     92,666    81.6%    75,845     80.1%     63,744    80.8%
                            -----------------   -----------------   ------------------   ----------------    ----------------
Total deposits              $152,671   100.0%   $121,603   100.0%   $113,587   100.0%   $94,645    100.0%    $78,926   100.0%
                            -----------------   -----------------   ------------------  -----------------    ----------------

     Jumbo time deposits include all time deposits of $100,000 or more. Due to the size of these individual and aggregate deposits, relatively small changes in volume can have a more significant affect on the size of the entire deposit portfolio than other categories. The following

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

table represents the total amounts and maturities of time deposits of $100,000 or more at December 31, 1997.

                                 THREE     OVER THREE      OVER ONE      OVER
                                 MONTHS      THROUGH        THROUGH      THREE
(In thousands)                  OR LESS   TWELVE MONTHS    THREE YEARS   YEARS      TOTAL
                               --------   -------------   ------------   ------    -------
Maturities of time deposits
     of $100,000 or more         $6,731      $5,750            $692      $  -      $13,173
                               --------   -------------   ------------   ------    -------

LIQUIDITY

     Liquidity refers to the Bank's ability to provide funds at an acceptable cost and on an ongoing basis to meet loan demand and deposit withdrawals, as well as to meet the needs of unanticipated funding needs or loss of funding sources. Both assets and liabilities can contribute to the Bank's liquidity position. Sources of funds on the asset side of the balance sheet that add to the Bank's liquidity include: repayments and maturities of loans, sales of loans, maturities of investment securities, sales of securities from the available-for-sale portfolio, and for 1997 the purchase of selected assets and liabilities of another bank. These activities are summarized as investing activities in the Consolidated Statement of Cash Flows. Net cash used by these activities totaled approximately ($11,191,000) in 1997. The net increase in the Bank's loan portfolio was responsible for the major use of funds in this category.

     Sources of funds on the liability side of the balance sheet that add to the Bank's liquidity include: deposit growth and short-term borrowings. These activities are included under financing activities in the cash flow statement. In 1997 funds totaling approximately $12,381,000 were provided by financing activities. Liquidity is also provided or used through the results of operating activities. In 1997 operating activities provided approximately $2,337,000 in cash towards liquidity.

     A common measurements of liquidity for banks is the ratio of net loans to deposits. A ratio of 85% or lower is generally considered to be an indication of sufficient liquidity. This ratio for the Bank was 77.8% as of December 31, 1997 compared to 76.1% as of December 31, 1996, and 71.7% as of December 31, 1995. Management monitors the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions, pending new loan fundings and individual customer needs. The Bank's liquidity is further managed by structuring the investment securities portfolio with individual maturities designed to meet anticipated future liquidity needs. Additionally, the Bank's borrowing arrangement with a correspondent bank and the availability of a Federal Funds line of credit adds to the Bank's ability to increase its liquidity. Finally, residential real estate loans are documented in such a manner that the Bank will be able to sell them in the secondary market if needed to provide an additional source of liquidity.

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

CAPITAL

     Tehama Bank maintains a strong capital position to take advantage of business opportunities while ensuring that it has the resources necessary to absorb the risks inherent in the industry. The Bank has historically been able to sustain its growth in capital through retention of earnings.

     The Federal Reserve Board, jointly with other Federal Regulatory Agencies, has issued capital adequacy requirements applicable to the Bank and the Company based upon asset risk and minimum leverage. A minimum ratio of 8% of qualifying total capital to total risk-adjusted assets is required for banking organizations in the United States. On December 31, 1997 Tehama Bancorp's total consolidated risk-based capital was 13.9%, while the same ratio for the Bank was 13.8%. Both figures are well above the minimum regulatory requirements.

     Additionally, minimum capital requirements for "well-capitalized" banks were defined under the Federal Deposit Insurance Corporation Improvement Act. The Act defined a bank as well capitalized if the leverage ratio (ratio of tier 1 capital to total assets), Tier 1 risk-based capital ratio and total risk-based capital ratio exceed 5.0%, 6.0% and 10.0% respectively. At December 31, 1997 the Company and the Bank met the definition of well-capitalized with leverage ratios of 9.4% and 9.3%, respectively, Tier 1 risk-based capital ratios of 12.7% and 12.5%, respectively, and total risk-based capital ratios (as noted above also) of 13.9% and 13.8%, respectively.

OTHER SIGNIFICANT ISSUES

YEAR 2000

     Tehama Bancorp, like most businesses, uses numerous in-house and vendor supplied computer software programs that may be affected by the date change in the year 2000. The heart of the year 2000 problem comes from what are now perceived as shortcuts taken by the first computer programmers more than 30 years ago. The inability of many computer programs to distinguish the year 2000 from the year 1900 poses a substantial risk to not only financial institutions, but all businesses alike. The "solution" to this problem requires that all programs be reviewed, be updated where necessary, and then tested to ensure that all functionality is maintained, before the year 2000 arrives. In fact, most experts agree that updates and testing should be completed long before that date, to avoid any last minute crisis. Tehama Bank and Tehama Bancorp are taking active measures to ensure that the computer systems that they rely upon are reviewed and tested to meet all year 2000 requirements. The Company and the Bank are following the programs and procedures offered by their various regulatory agencies and to date have satisfactorily passed their reviews.

                                   TEHAMA BANCORP
                        MANAGEMENT'S DISCUSSION AND ANALYSIS

MARKET FOR THE COMPANY'S STOCK

     There is limited trading in shares of the Common Stock of Tehama Bancorp, which is not listed on any exchange or quoted on any automated quotations system. There were approximately 1,100 shareholders of record as of February 25, 1998.

     The following table summarizes those trades of which management has knowledge, setting forth the approximate high and low bid prices for the period indicated. For all periods prior to the quarter ending September 30, 1997, the information presented represents trades of the common stock of Tehama Bank. Tehama Bank paid a cash dividend of $0.40 per share on May 30, 1997, a 10% stock dividend on May 1, 1996, and a 10% stock dividend on May 1, 1995.






                                 Price of
                             Common Stock (1)   Estimated Trading      Dividends       Dividends
Calendar                     ----------------        Volume             Paid in         Paid in
Quarter Ending                Low       High                         Common Stock        Cash
-------------------------------------------------------------------------------------------------
March 31, 1995               $12.00    $13.00       12,006                -0-            -0-
June 30, 1995                $12.63    $13.00        8,184            130,833         $2,961(2)
September 30, 1995           $13.00    $14.75       12,245                -0-            -0-
December 31, 1995            $13.50    $14.25       23,962                -0-            -0-
March 31, 1996               $13.00    $13.75       23,265                -0-            -0-
June 30, 1996                $10.25    $11.88      137,200            144,851         $2,851(2)
September 30, 1996           $10.75    $11.50       28,800                -0-            -0-
December 31, 1996            $10.63    $12.25       56,500                -0-            -0-
March 31, 1997               $11.63    $12.63       26,700                -0-            -0-
June 30, 1997                $12.38    $12.63       61,400                -0-       $644,376
September 30, 1997           $13.25    $14.00       28,700                -0-            -0-
December 31, 1997            $13.63    $14.38       55,600                -0-            -0-



(1) As estimated by the Company based upon trades of which it was aware, and not including purchases of stock pursuant to the exercise of stock options. The Company is not aware of the prices of some of the trades included in the Estimated Trading Volume column, above. Information regarding trades was derived from Hoefer & Arnett, Incorporated and there may have been trades of which the Company is unaware.

(2) Represents cash paid in lieu of issuance of fractional shares in connection with payment of stock dividends.













Note: If you are a shareholder who received this annual report through your broker and would like to receive information about the bank throughout the year, please contact the Company's Finance and Accounting Department at (530) 528-3000 or mail your request to Tehama Bancorp, P.O. Box 890, Red Bluff, CA 96080 and we will add your name to our shareholder mailing list.

                                   TEHAMA  BANCORP

 BOARD OF DIRECTORS
 ----------------------------------------------------------------------------------------------------
 JOHN W. KOEBERER
 Chairman of the Board              HARRY DUDLEY                           GARY C. KATZ
 Resort/Park Concessionaire         Construction                           Radio Station Operator
 GARY L. NAPIER                     WILLIAM P. ELLISON                     RAYMOND C. LIEBERENZ
 Vice Chairman of the Board         President &                            Secretary to the Board
 Insurance Broker                   CEO Tehama Bank                        Real Estate Broker
 HENRY C. ARNEST, III               GARRY D. FISH                          GENE PENNE
 Vice President, Northwest Carbon   Optometrist                            Owner, Bowling Recreation Centers
 LOUIS J. BOSETTI                   MAX FROOME                             TERRANCE A. RUST
 Educational Consultant             Real Estate/Investments                Oral Surgeon
 DANIEL B. CARGILE                  ORVILLE K. JACOBS
 Business Development               Real Estate Developer

 SHAREHOLDER INFORMATION
 ----------------------------------------------------------------------------------------------------

 STOCK TRANSFER AGENT               SALES & PURCHASES OF STOCK             SALES & PURCHASES OF STOCK
 U.S. Stock Transfer Corporation    Hoefer & Arnett, Inc./Marc Arnett      Paine Webber/James E. Hennis
 1745 Gardena Avenue                353 Sacramento Street, 10th Floor      1051 Mangrove Avenue
 Glendale CA 91204-2991             San Francisco, CA 94111                Chico CA 95926
 (800)835-8778                      (800)346-5544                          (800)472-3867
 SALES & PURCHASES OF STOCK         SALES & PURCHASES OF STOCK             SALES & PURCHASES OF STOCK
 Dean Witter Reynolds, Inc.         Sutro & Co.                            Van Kasper & Company
 James L. Horton                    Troy Norlander                         L. Jack Block
 2150 Main Street                   PO Box 1688                            600 California Street, Suite 1700
 Red Bluff, CA 96080                Big Bear Lake, CA 92315                San Francisco CA 94108
 (530)527-1484                      (800)288-2811                          (800)652-1747

                                      TEHAMA BANK

 TEHAMA BANK OFFICERS
 ----------------------------------------------------------------------------------------------------
 ADMINISTRATION
 WILLIAM P. ELLISON                 HELEN M. MCINTOSH                      JUANITA M. RAJANEN
 President &                        Vice President &                       Assistant Vice President &
 Chief Executive Officer            Director of Operations & Technologies  Human Resource Manager
 W. STEVEN GILMAN                   FRANK S. ONIONS                        WAYNE SHAFFER
 Senior Vice President &            Senior Vice President                  Senior Vice President &
 Director of Sales & Services                                              Chief Credit Officer
 WILLIAM M. JENKINS                 GARRY R. PROSPERI                      DALE J. WYMORE
 Vice President &  Chief Financial  Vice President & Compliance Officer    Vice President &  Marketing Manager
 Officer
 BRANCHES & DEPARTMENTS
 RED BLUFF BRANCH                   CHICO BRANCH                           LOS MOLINOS BRANCH
 RICHARD E. MEHLING                 JOLENE D. DIETLE                       LAURALEE WILLIAMS
 Vice President & Manager           Vice President & Manager               Manager
 ORLAND BRANCH                      WILLOWS BRANCH                         MERCHANT BANKCARD
 SYLVIA C. LOPEZ                    GERALDINE M. RAINBOLT                  K. KAY WEBB
 Assistant Vice President &         Assistant Vice President & Manager     Assistant Vice President & Manager
 Manager
 REDDING LOAN OFFICE                LOAN CENTER                            OPERATIONS CENTER
 DARYL F. SUTTERFIELD               MICHAEL P. ZEPPONI                     KRISTY M. WEIR
 Vice President & SBA Loan          Vice President & Agri-Business         Operations Manager
 Specialist                         Specialist
 STAN R. PATTERSON                  WILLIAM M. ODLE
 Real Estate Loans                  Vice President &
                                    Consumer Credit Administrator
                                    LISA FRECH
                                    Assistant Vice President & Loan
                                    Center Manager

                         Personal Banking at its VERY Best!

                                    Member FDIC

 ADMINISTRATION
 239 South Main Street
 Red Bluff CA 96080
 (530)528-3000

 CHICO BRANCH                 LOS MOLINOS BRANCH       ORLAND BRANCH
 2025 Pillsbury Road          7843 Highway 99-E        301 Walker Street
 Chico CA 95926               Los Molinos CA 96055     Orland CA 95963
 (530)891-5837                (530)384-1411            (530)865-4483

 RED BLUFF BRANCH             WILLOWS BRANCH           REDDING LOAN OFFICE
 237 South Main Street        160 North Butte Street   2775 Bechelli Lane
 Red Bluff CA 96080           Willows CA 95988         Redding CA 96002
 (530)529-0436                (530)934-4661            (530)224-4512


                                                                              1