Form 10-K405, Exhibit 13
period 1998-12-31
TEHAMA BANCORP
filed 1999-04-16
CIK 1035908

                        TEHAMA BANCORP AND SUBSIDIARY


                      CONSOLIDATED FINANCIAL STATEMENTS


                             FOR THE YEARS ENDED

                      DECEMBER 31, 1998, 1997 AND 1996

                                     AND

                        INDEPENDENT AUDITOR'S REPORT

                       INDEPENDENT AUDITOR'S REPORT



The Board of Directors
   and Shareholders
Tehama Bancorp and Subsidiary

         We have audited the accompanying consolidated balance sheet of Tehama Bancorp and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tehama Bancorp and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




                                         Certified Public Accountants


February 12, 1999

                                           TEHAMA BANCORP AND SUBSIDIARY

                                            CONSOLIDATED BALANCE SHEET

                                            DECEMBER 31, 1998 AND 1997


                                                                                1998                  1997
                                                                        --------------------  --------------------
                                 ASSETS

Cash and due from banks                                                 $          8,362,664  $          5,927,578
Federal funds sold                                                                14,400,000             7,000,000
Investment securities (market value of $47,440,300
   in 1998 and $28,723,500 in 1997) (Note 2)                                      47,092,556            28,426,765
Loans, less allowance for loan and lease losses of
   $2,080,831 in 1998 and $1,705,200 in 1997 (Note 3)                            119,009,536           118,731,801
Bank premises and equipment, net (Note 4)                                          2,337,327             1,955,630
Investment in leasing company (Note 5)                                             2,335,967             2,035,256
Accrued interest receivable and other assets
   (Notes 7, 12 and 16)                                                            6,243,914             5,644,998
                                                                        --------------------  --------------------

                                                                        $        199,781,964  $        169,722,028
                                                                        --------------------  --------------------
                                                                        --------------------  --------------------

                             LIABILITIES AND
                          SHAREHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                                 $         39,191,013  $         34,810,231
   Interest bearing (Note 6)                                                     141,319,598           117,860,826
                                                                        --------------------  ---------------------

         Total deposits                                                          180,510,611           152,671,057

Accrued interest payable and other liabilities                                     1,560,096             1,141,293
                                                                        --------------------  --------------------

         Total liabilities                                                       182,070,707           153,812,350
                                                                        --------------------- ---------------------

Commitments and contingencies (Note 9)

Shareholders' equity (Note 10):
   Preferred stock - no par value; 2,000,000 shares authorized; none issued

   Common stock - no par value; 4,000,000
     shares authorized; 1,672,129 and 1,628,291
     shares issued and outstanding in 1998 and
     1997, respectively                                                           12,824,202            12,337,764
   Retained earnings                                                               4,908,485             3,562,034
   Accumulated other comprehensive (loss) income
     (Notes 2 and 14)                                                                (21,430)                9,880
                                                                        --------------------  --------------------

              Total shareholders' equity                                          17,711,257            15,909,678
                                                                        --------------------  --------------------
                                                                        $        199,781,964  $         169,722,028
                                                                        --------------------  --------------------
                                                                        --------------------  --------------------


                                      The accompanying notes are an integral
                                        part of these financial statements.

                                      TEHAMA BANCORP AND SUBSIDIARY

                                     CONSOLIDATED STATEMENT OF INCOME

                            FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                          1998                  1997                  1996
                                                  --------------------  --------------------  --------------------
Interest income:
   Interest and fees on loans                     $         11,213,700  $         10,135,028  $          8,144,669
   Interest on Federal funds sold                            1,146,637               626,727               716,204
   Interest on investment securities:
     Taxable                                                   934,510             1,269,062               876,606
     Exempt from Federal income
       taxes                                                   583,934               583,198               536,484
                                                  --------------------  --------------------  --------------------

         Total interest income                              13,878,781            12,614,015            10,273,963

Interest expense on deposits (Note 6)                        5,614,467             5,224,556             4,356,668
                                                  --------------------  --------------------  --------------------

         Net interest income                                 8,264,314             7,389,459             5,917,295

Provision for loan and lease losses
   (Note 3)                                                  1,113,000             1,705,000               570,000
                                                  --------------------  --------------------  --------------------

         Net interest income after
           provision for loan and lease
           losses                                            7,151,314             5,684,459             5,347,295
                                                  --------------------  --------------------  --------------------

Non-interest income:
   Service charges                                             711,977               549,488               372,800
   Merchant processing fees                                  1,335,672             1,322,564             1,229,003
   Loan servicing fees                                          57,283                74,133                77,511
   Gain on sale of loans                                       108,366                49,199                23,001
   Undistributed income of investment
     in leasing company (Note 5)                               300,711                35,256
   Other income                                                257,733               159,909               157,507
                                                  --------------------  --------------------  --------------------
         Total non-interest income                           2,771,742             2,190,549             1,859,822
                                                  --------------------  --------------------  --------------------

Other expenses:
   Salaries and employee benefits
     (Notes 3 and 12)                                        3,676,133             2,660,463             2,108,086
   Occupancy (Notes 4 and 9)                                   945,899               831,656               498,637
   Other (Note 11)                                           2,440,354             2,469,123             1,701,933
                                                  --------------------  --------------------  --------------------
         Total other expenses                                7,062,386             5,961,242             4,308,656
                                                  --------------------  --------------------  --------------------

         Income before income taxes                          2,860,670             1,913,766             2,898,461

Income taxes (Note 7)                                          852,000               613,000               959,000
                                                  --------------------  --------------------  --------------------

         Net income                               $          2,008,670  $          1,300,766  $          1,939,461
                                                  --------------------  --------------------  --------------------
                                                  --------------------  --------------------  --------------------

Basic earnings per share (Note 10)                       $        1.21         $         .81         $        1.21
                                                         -------------         -------------         -------------
                                                         -------------         -------------         -------------

Diluted earnings per share (Note 10)                     $        1.17         $         .78         $        1.18
                                                         -------------         -------------         -------------
                                                         -------------         -------------         -------------


  The accompanying notes are an integral part of these financial statements.

                              TEHAMA BANCORP AND SUBSIDIARY

               CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                  FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                   ACCUMULATED
                                      COMMON STOCK                                    OTHER
                                      ------------               RETAINED         COMPREHENSIVE              SHAREHOLDERS'
  COMPREHENSIVE
                                   SHARES       AMOUNT           EARNINGS         INCOME (LOSS)           EQUITY       INCOME
                                   ------       ------           --------         -------------           ------       ------
Balance, January 1, 1996          1,450,621      $              10,117,632       $ 2,924,523            $  43,708    $13,085,863

Comprehensive income:
   Net income                                                    1,939,461                               1,939,461      1,939,461
   Other comprehensive loss,
     net of tax:
       Unrealized losses on
         available-for-sale
         investment securities                                                       (61,898)              (61,898)      (61,898)
                                                                                                                         --------

           Total comprehensive income                                                                                $ 1,877,563
                                                                                                                     ------------
                                                                                                                     ------------
Stock options exercised and
  related tax benefit (Note 10)     15,468          152,601                                                152,601
10% stock dividend                 144,851        1,955,489                       (1,958,340)                             (2,851)
                                   -------        ---------                       -----------                             -------


Balance, December 31, 1996       1,610,940       12,225,722                        2,905,644               (18,190)   15,113,176

Comprehensive income:
   Net income                                                     1,300,766                              1,300,766   $ 1,300,766
   Other comprehensive income,
     net of tax:
       Unrealized gains on
         available-for-sale
         investment securities                                                        28,070                28,070        28,070
                                                                                                                          ------

           Total comprehensive income                                                                                $ 1,328,836
                                                                                                                     -----------
                                                                                                                     -----------
Stock options exercised and related
  tax benefit (Note 10)            17,351          112,042                                                 112,042
Cash dividend - $.40 per share                                    (644,376)                                            (644,376)
                                                                  ---------                                            ---------
Balance, December 31, 1997      1,628,291       12,337,764                         3,562,034                 9,880   15,909,678
                                ---------       ----------                         ---------                 -----   ----------


                                                    (Continued)

                                 TEHAMA BANCORP AND SUBSIDIARY

                   CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                          (Continued)
                     FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                                   ACCUMULATED
                                      COMMON STOCK                                    OTHER
                                      ------------               RETAINED         COMPREHENSIVE              SHAREHOLDERS'
  COMPREHENSIVE
                                   SHARES       AMOUNT           EARNINGS         INCOME (LOSS)           EQUITY       INCOME
                                   ------       ------           --------         -------------           ------       ------
Balance, December 31, 1997        1,628,291                    $12,337,764        $ 3,562,034        $    9,880      $15,909,678

Comprehensive income:
   Net income                                                    2,008,670                            2,008,670      $ 2,008,670
   Other comprehensive loss,
    net of tax:
       Unrealized losses on
         available-for-sale
         investment securities                                                       (31,310)           (31,310)         (31,310)
                                                                                                                        --------

           Total comprehensive income                                                                                $ 1,977,360
                                                                                                                       ---------
                                                                                                                       ---------

Retirement of common stock
 (Note 10)                          (18,803)   (260,559)                                                                (260,559)
Stock options exercised and
 related tax benefit (Note 10)       62,641     746,997                                                 746,997
Cash dividend - $.40 per share                                   (662,219)                                              (662,219)
                                                                 ---------                                              ---------

Balance, December 31, 1998        1,672,129                   $12,824,202        $  4,908,485        $ (21,430)      $17,711,257
                                  ---------                    ----------        ------------          --------  ---------------
                                  ---------                    ----------        ------------          --------  ---------------
Disclosure of reclassification
  amount, net of taxes:

   Unrealized holding losses arising
     during 1998                                                                    $(18,690)
   Less: reclassification adjustment
     for gains included in net income                                                 12,620
                                                                                      ------
   Net unrealized losses on
    available-for-sale investment
    securities                                                                      $(31,310)
                                                                                      ------
                                                                                      ------





                 The accompanying notes are an integral
                  part of these financial statements.

                           TEHAMA BANCORP AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                               1998                1997                1996
                                                        ------------------  ------------------  ------------------
Cash flows from operating activities:
   Net income                                           $        2,008,670  $        1,300,766  $        1,939,461
   Adjustments to reconcile net income
     to net cash provided by operating activities:
       Provision for loan and lease losses                       1,113,000           1,705,000             570,000
       Depreciation and amortization                               331,672             263,929             160,486
       Amortization of investment security
         premiums, net                                               1,668              27,823                 786
       Deferred loan origination costs and fees, net                63,383             (91,971)            (35,569)
       Undistributed earnings of investment in
         leasing company                                          (300,711)            (35,256)
       Provision for losses on other real estate                                        60,000
       (Gain) loss on sale of other real estate                                        (23,959)             18,876
       Loss on sale of other assets                                 45,226              45,399              48,275
       Decrease (increase) in loans held for sale                  304,428            (229,428)            (75,000)
       Increase in cash surrender value of life
         insurance policies                                       (117,602)            (65,204)            (41,660)
       Decrease (increase) in accrued interest
         receivable and other assets                               122,584            (220,378)           (517,472)
       Increase (decrease) in accrued interest
         payable and other liabilities                             418,803            (312,331)            252,495
       Deferred taxes                                             (122,000)           (219,000)            (73,000)
                                                        ------------------  ------------------  ------------------

           Net cash provided by operating activities             3,869,121           2,205,390           2,247,678
                                                        ------------------  ------------------  ------------------

Cash flows from investing activities:
   Cash acquired in the purchase of selected assets
     and liabilities of another bank                                                17,031,577
   Proceeds from called available-for-sale invest-
     ment securities                                             15,480,741          8,240,138           2,771,739
   Proceeds from called held-to-maturity investment
     securities                                                     633,854             80,000             405,000
   Proceeds from matured available-for-sale invest-
     ment securities                                              1,540,000          1,095,000           3,435,000
   Purchases of available-for-sale investment
     securities                                                 (33,188,997)        (6,059,041)        (13,203,912)
   Purchases of held-to-maturity investment
     securities                                                  (3,229,579)          (225,000)         (2,792,045)
   Principal payments received from mortgage-
     backed available-for-sale investment securities                 43,599              53,201             53,092
   Net increase in loans                                         (1,762,474)        (28,593,443)       (11,848,173)
   Purchases of premises and equipment                             (680,996)           (508,258)          (223,035)




   Proceeds from sale of other real estate                          399,271              49,618             225,664
   Proceeds from sale of other foreclosed assets                    207,333             143,506             128,425
   Investment in leasing company                                                     (2,000,000)
   Purchase of life insurance policies                             (995,000)           (355,000)
                                                          ------------------  ------------------  ------------------

           Net cash used in investing activities                (21,552,248)        (11,047,702)        (21,048,245)
                                                         -------------------  ------------------  ------------------



                                                    (Continued)

                                   TEHAMA BANCORP AND SUBSIDIARY

                              CONSOLIDATED STATEMENT OF CASH FLOWS
                                          (Continued)
                       FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                               1998                1997                1996
                                                        ------------------  ------------------  ------------------
Cash flows from financing activities:
   Net increase in demand deposits,
     interest-bearing and savings accounts              $       21,951,669  $        6,908,625  $           13,747
   Net increase in time deposits                                 5,887,885           6,018,014           8,002,232
   Payments for fractional shares                                                                           (2,851)
   Proceeds from exercise of stock options                         601,437              98,942             134,216
   Payment of cash dividends                                      (662,219)           (644,376)
   Retirement of common stock                                     (260,559)
                                                        ------------------  ------------------  ------------------
         Net cash provided by financing activities               27,518,213          12,381,205          8,147,344
                                                        ------------------- ------------------- ------------------

         Increase (decrease) in cash and cash
           equivalents                                            9,835,086          3,538,893          (10,653,223)

Cash and cash equivalents at beginning of year                   12,927,578          9,388,685           20,041,908
                                                        ------------------- ------------------  -------------------

Cash and cash equivalents at end of year                $        22,762,664 $       12,927,578  $        9,388,685
                                                        ------------------- ------------------  -------------------
                                                        ------------------- ------------------  -------------------


Supplemental disclosure of cash flow information:
 Cash paid during the year for:
     Interest expense                                   $        5,609,794  $        5,028,411  $        4,320,615
     Income taxes                                       $          854,000  $          875,000  $        1,145,181

Non-cash investing activities:
   Real estate acquired through foreclosure             $          110,295  $           78,957  $          226,000
   Other assets acquired through foreclosure of
     consumer loans                                     $          198,067  $          228,903  $          453,409
   Net change in unrealized gain (loss) on
     available-for-sale investment securities           $          (52,422) $           48,498  $         (106,555)

Supplemental schedule related to acquisition:
   On February 21, 1997, the Bank acquired or
     assumed the following assets and liabilities
     of another bank (Note 16):
       Deposits assumed                                                     $        18,141,712
       Premises and equipment                                                         (480,226)
       Loans                                                                           (18,633)
       Other liabilities assumed                                                        47,218
                                                                            ------------------

                                                                                    17,690,071

       Premium paid for deposits                                                       (658,494)

       Cash acquired                                                        $        17,031,577

                                                                            ------------------
                                                                            ------------------

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

         Certain reclassifications have been made to prior years' balances to conform to classifications used in 1998.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All material intercompany transactions and accounts have been eliminated in consolidation.

         The Company's fifty percent investment in Bancorp Financial Services, Inc. (Bancorp), a leasing company, is accounted for by the equity method. Although the Company owns fifty percent of the outstanding stock of the leasing company, it does not have the ability to significantly influence the financial and operating policies of Bancorp Financial Services.

         INVESTMENT SECURITIES

         Investments are classified into one of the following categories:

             -    Available-for-sale securities
                  reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income
                  (loss) within shareholders' equity.

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

         LOANS

         Loans are stated at principal balances outstanding, except for loans transferred from loans held for sale which are carried at the lower of principal balance or market value at the date of transfer adjusted for accretion of discounts. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

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

         Loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balances of deferred fees and costs and unearned loan discounts are reported as components of net loans.

         TRANSFERS AND SERVICING OF LOANS

         Sales of loans are recognized when the transferred loans are put beyond the reach of the Bank and its creditors, even in receivership. Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets and liabilities are periodically evaluated for impairment. Servicing assets and liabilities were not material for the year ended December 31, 1998 and 1997.

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         TRANSFERS AND SERVICING OF LOANS (Continued)

          Loans  with  unpaid   balances  of   approximately   $19,034,000   and
          $25,304,000 were being serviced for others at December 31, 1998 and 1997, respectively.

         ALLOWANCE FOR LOAN AND LEASE LOSSES

         The allowance for loan and lease losses is maintained to provide for losses related to impaired loans and leases and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan and lease portfolio, specifically identified problem loans and leases, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area. These estimates are particularly susceptible to changes in the economic environment and market conditions. The allowance is established through a provision for loan and lease losses which is charged to expense.

         OTHER REAL ESTATE

         Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. Subsequent gains or losses on sales or writedowns resulting from permanent impairment are recorded in other income or expense as incurred. On the balance sheet, other real estate is included in accrued interest receivable and other assets.

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

         EARNINGS PER SHARE

         Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

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

         STOCK-BASED COMPENSATION

         Stock options are accounted for under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price. However, if the fair value of stock-based compensation computed under a fair value based method, as prescribed in Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, is material to the financial statements, pro forma net income and earnings per share are disclosed as if the fair value method had been applied.

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         NEW FINANCIAL ACCOUNTING STANDARD

         In June 1998, the Financial Accounting Standards Board issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY, which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management does not believe that the adoption of SFAS 133 will have a significant impact on its financial position and results of operations when implemented.

2.       INVESTMENT SECURITIES

         The amortized cost and estimated market value of investment securities at December 31, 1998 and 1997 consisted of the following:

         AVAILABLE-FOR-SALE:

                                                                         1998
                                                                         ----
                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized            Market
                                           Cost                Gains              Losses               Value
                                           ----                -----              ------               -----
         U.S. Treasury se-
           curities and obli-
           gations of U.S.
           Government cor-
           porations and
           agencies                  $16,211,356             $42,535            $(36,891)          $16,217,000
         Obligations of states
           and political sub-
           divisions                     140,000               1,000                                   141,000
         Commercial paper              5,988,631                                  (7,631)            5,981,000
         Government guaran-
           teed mortgage-
           backed securities          10,992,410               2,535             (36,945)            10,958,000
         Other securities                936,300                                                        936,300
                                         -------               -----             --------               -------
                                     $34,268,697             $46,070            $(81,467)           $34,233,300
                                     -----------             -------            ---------           -----------
                                     -----------             -------            ---------           -----------

         Net unrealized losses on available-for-sale investment securities totaling $35,397 were recorded net of $13,967 in tax benefits as accumulated other comprehensive loss within shareholders' equity at December 31, 1998.

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

2.       INVESTMENT SECURITIES (Continued)

         AVAILABLE-FOR-SALE: (Continued)

                                                                         1997
                                                                         ----
                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized            Market
                                           Cost                Gains              Losses               Value
                                           ----                -----              ------               -----
         U.S. Treasury se-
           curities and obli-
           gations of U.S.
           Government cor-
           porations and
           agencies                      $16,949,984         $41,731             $(31,715)            $16,960,000
         Obligations of states
           and political sub-
           divisions                         681,921           3,100                  (21)                685,000
         Government guaran-
           teed mortgage-
           backed securities                 115,070           3,930                                      119,000
         Other securities                    374,500                                                      374,500
                                             -------                                                     --------
                                         $18,121,475         $48,761             $(31,736)            $18,138,500
                                         -----------         -------             ---------            -----------
                                         -----------         -------             ---------            -----------

         Net unrealized gains on available-for-sale investment securities totaling $17,025 were recorded net of $7,145 in tax liabilities as accumulated other comprehensive income within shareholders' equity at December 31, 1997.

         HELD-TO-MATURITY:

                                                                         1998
                                                                         ----
                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized            Market
                                           Cost                Gains              Losses               Value
                                           ----                -----              ------               -----
         Obligations of states
           and political sub-
           divisions                    $12,859,256         $347,744           $    -               $13,207,000
                                        -----------         --------           ----------           -----------
                                        -----------         --------           ----------           -----------

                                                                         1997
                                                                         ----
                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized            Market
                                           Cost                Gains              Losses               Value
                                           ----                -----              ------               -----
         Obligations of states
           and political sub-
           divisions                    $10,288,265         $296,735             $   -              $10,585,000

         There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 1998, 1997 or 1996.

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)


2.       INVESTMENT SECURITIES (Continued)

         The amortized cost and estimated market value of investment securities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Available-for-Sale                       Held-to-Maturity
                                              ------------------                       ----------------
                                                             Estimated                               Estimated
                                         Amortized            Market             Amortized            Market
                                           Cost               Value                Cost                Value
                                           ----               -----                ----                -----

         Within one year              $12,339,408           $12,330,000           $  769,579            $  776,000
         After one year
           through five years          10,000,579            10,009,000            3,169,072             3,289,000
         After five years
           through ten years                                                       6,099,125             6,292,000
         After ten years                                                           2,821,480             2,850,000
                                                                                   ---------             ---------

                                       22,339,987            22,339,000           12,859,256            13,207,000

         Investment securities not due
          at a single maturity date:
              Government guaran-
                teed mortgage-
                backed securities      10,992,410            10,958,000
              Federal Reserve
                Bank stock                367,200               367,200
              Federal Home
                Loan Bank
                stock                     569,100               569,100
                                          -------               -------

                                      $34,268,697           $34,233,300          $12,859,256           $13,207,000
                                      -----------           -----------          -----------           -----------

         Investment securities with amortized costs of approximately $2,228,000 and $4,228,000 and estimated market values of $2,243,000 and $4,215,000 were pledged to secure deposits at December 31, 1998 and 1997, respectively. Additionally, investment securities with amortized costs and estimated market values of approximately $2,000,000 were pledged to VISA at December 31, 1998 and 1997 in conjunction with the Bank's merchant processing services.

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)


3.       LOANS

         Outstanding loans are summarized as follows:

                                                                                         December 31,
                                                                                         ------------

                                                                                   1998                1997
                                                                                   ----                ----
         Commercial                                                             $22,679,709           $15,455,277
         Commercial real estate                                                  11,781,897            11,220,784
         Real estate - construction                                               8,873,686            11,141,532
         Real estate - mortgage                                                  38,673,581            39,890,658
         Leases                                                                   8,744,942             2,404,594
         Installment                                                             31,953,756            41,950,733
                                                                                 ----------            ----------

                                                                                122,707,571           122,063,578

         Unearned discount                                                       (1,649,410)           (1,722,166)
         Deferred loan origination costs, net                                        32,206                95,589
         Allowance for loan and lease losses                                     (2,080,831)           (1,705,200)

                                                                               $119,009,536          $118,731,801

         Changes in the allowance for loan and lease losses were as follows:

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                               1998                1997                1996
                                                               ----                ----                ----
         Balance, beginning of year                        $1,705,200           $  896,733          $  809,608
         Provision charged to operations                    1,113,000            1,705,000             570,000
         Losses charged to allowance                         (962,480)            (978,709)           (537,585)
         Recoveries                                           225,111               82,176              54,710
                                                              -------               ------              ------
         Balance, end of year                              $2,080,831           $1,705,200          $  896,733
                                                           ----------           ----------          ----------
                                                           ----------           ----------          ----------

         At December 31, 1998 and 1997, nonaccrual loans totaled $253,900 and $594,800, respectively. Interest foregone on nonaccrual loans totaled approximately $44,477, $29,400 and $4,200 for the years ended December 31, 1998, 1997 and 1996, respectively. The recorded investment in loans that were considered to be impaired at December 31, 1998 and 1997 totaled $1,352,933 and $354,600, respectively. The related allowance for loan and lease losses for these loans at December 31, 1998 and 1997 was $459,065 and $177,300, respectively. The average recorded investment in impaired loans for the year ended December 31, 1998 and 1997 was $287,434 and $123,800, respectively. The Bank recognized no interest income on impaired loans during these same periods. There were no significant loans considered to be impaired during the year ended December 31, 1996.

         Salaries and employee benefits totaling $154,000, $259,000 and $165,000 have been deferred as loan origination costs for the years ended December 31, 1998, 1997 and 1996, respectively.

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

4.       BANK PREMISES AND EQUIPMENT

         Bank premises and equipment consisted of the following:

                                                               December 31,
                                                               ------------

                                                       1998                1997
                                                       ----                ----

         Land                                      $   200,840          $  200,840
         Bank premises                                 878,406             831,343
         Furniture, fixtures and equipment           2,046,561           1,565,821
         Leasehold improvements                        313,288             160,844
                                                    ----------          ----------

                                                     3,439,095           2,758,848

              Less accumulated depreciation
                and amortization                    (1,101,768)           (803,218)
                                                    -----------           ---------
                                                   $ 2,337,327          $1,955,630
                                                   ------------         -----------
                                                   ------------         -----------

          Depreciation and amortization included in occupancy expense totaled $299,299, $233,319 and $160,486 for the years ended December 31, 1998,
          1997 and 1996, respectively.

5.       INVESTMENT IN LEASING COMPANY

         On January 2, 1997, the Bank invested $2,000,000 in a joint venture with another community bank to form Bancorp Financial Services, Inc. (Bancorp). In March 1998, ownership of the investment in Bancorp was transferred to the holding company (the "Company") through a dividend from the Bank. Bancorp principally engages in the business of originating, purchasing and selling lease contracts. The lease contracts provide financing primarily for the acquisition of computer, office products, automobiles, medical and other business equipment. All equipment leased is acquired from unrelated parties. The Company's fifty percent interest in Bancorp's net income for the year ended December 31, 1998 and 1997 totaled $300,711 and $35,256, respectively.

6.       INTEREST-BEARING DEPOSITS

         Interest-bearing deposits consisted of the following:

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

                                                    December 31,
                                                    ------------

                                              1998                1997
                                              ----                ----
         Savings                          $14,815,345         $14,075,378
         Money market                      39,779,595          25,415,366
         NOW accounts                      12,831,352          10,364,661
         Time, $100,000 or more            15,568,599          13,173,337
         Other time                        58,324,707          54,832,084
                                          -----------         -----------

                                         $141,319,598        $117,860,826
                                         ------------        ------------
                                         ------------        ------------

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

6.       INTEREST-BEARING DEPOSITS (Continued)

         Aggregate annual maturities of time deposits are as follows:

      Year Ending
     December 31,
     ------------
         1999                                  $62,187,415
         2000                                    8,449,891
         2001                                    3,217,203
         2003                                       38,797
                                                    ------

                                               $73,893,306
                                               -----------
                                               -----------

          Interest expense recognized on interest-bearing deposits consisted of the following:

                                                        Year Ended December 31,
                                                        -----------------------
                                         1998                  1997                1996
                                         ----                  ----                ----
         Savings                      $  411,548           $  394,557           $  299,085
         Money market                  1,185,336            1,033,029            1,047,823
         NOW accounts                    234,125              208,777              149,802
         Time, $100,000 or more          752,158              692,358              562,084
         Other time                    3,031,300            2,895,835            2,297,874
                                      ----------            ---------            ---------

                                      $5,614,467           $5,224,556           $4,356,668
                                      ----------           ----------           ----------

7.       INCOME TAXES

         The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 consisted of the following:

                                             Federal              State               Total
                                             -------              ------              -----
         1998
         ----
         Current                           $ 686,000           $288,000            $ 974,000
         Deferred                           (102,000)           (20,000)            (122,000)
                                           ----------          ---------           ----------

         Income tax expense                $ 584,000           $268,000            $ 852,000


         1997
         ----
         Current                           $ 576,000           $256,000            $ 832,000
         Deferred                           (168,000)           (51,000)            (219,000)
                                           ---------           --------            ---------

         Income tax expense                $ 408,000           $205,000            $ 613,000
                                           ---------           --------            ---------
                                           ---------           --------            ---------

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

7.       INCOME TAXES (Continued)

                                         Federal     State        Total
                                         -------     -----        -----
         1996
         ----
         Current                        $708,000    $324,000    $1,032,000
         Deferred                        (63,000)    (10,000)     (73,000)
                                        --------    --------    ----------

                Income tax expense      $645,000    $314,000    $959,000
                                        --------    --------    --------
                                        --------    --------    --------

          Deferred tax assets (liabilities) are comprised of the following at December 31, 1998 and 1997:

                                                                               1998                1997
                                                                               ----                ----

         Deferred tax assets:
           Allowance for loan losses                                      $   655,000            $537,000
           Salary continuation expense                                        272,000             249,000
           Future benefit of state tax deduction                               85,000              87,000
           Unrealized loss on available-for-sale
              investment securities                                            14,000
           Capitalization of organization costs                                28,000              29,000
           Other real estate                                                   13,000              27,000
                                                                               ------              ------

                Total deferred tax assets                                   1,067,000             929,000
                                                                            ---------             -------

         Deferred tax liabilities:
           Bank premises and equipment                                        (85,000)            (65,000)
           Future liability of state deferred tax asset                       (65,000)            (56,000)
           Undistributed interest in earnings of leasing
              company                                                         (27,000)            (16,000)
           Unrealized gain on available-for-sale
              investment securities                                            (7,000)            (38,000)
           Other
                Total deferred tax liabilities                               (177,000)           (182,000)
                                                                            ---------            ---------
                Net deferred tax assets                                     $ 890,000           $ 747,000
                                                                            ---------           ---------
                                                                            ---------           ---------

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

7.       INCOME TAXES (Continued)

         The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rate to operating income before income taxes. The tax effects for these differences are as follows:

                                               1998                   1997                      1996
                                               ----                   ----                      ----

                                        AMOUNT    RATE %         AMOUNT    RATE %          AMOUNT    RATE%
                                        ------    ------         ------    ------          ------    -----
         Federal income tax
           expense, at
           statutory rate            $ 972,628      34.0       $  650,680    34.0         $ 985,477    34.0
         State franchise tax,
           net of Federal tax
           effect                      151,661      5.3           128,402     6.7           204,056     7.0
         Interest on obligations
           of states and political
           subdivisions               (171,124)    (6.0)         (180,281)   (9.4)         (188,585)   (6.5)
         Dividends received
           deduction from
           investment in
           leasing company             (81,793)    (2.9)
         Other                         (19,372)    (0.6)           14,199      .7           (41,948)   (1.4)
                                       --------    -----          -------     ---           --------   -----


              Total income
                tax expense         $  852,000     29.8        $  613,000    32.0         $ 959,000    33.1
                                    ----------     ----        ----------    ----         ---------    ----
                                    ----------     ----        ----------    ----         ---------    ----

8.       SHORT-TERM BORROWING ARRANGEMENTS

         The Bank has a $5,000,000 unsecured borrowing arrangement with one of its correspondent banks. There were no borrowings outstanding under this arrangement at December 31, 1998 and 1997.

9.       COMMITMENTS AND CONTINGENCIES

         LEASES

         The Bank's minimum commitments under operating leases for premises and equipment as of December 31, 1998 are as follows:


           Year Ending
          December 31,
          ------------
              1999                   $  173,688
              2000                      173,688
              2001                      173,688
              2002                      160,428
              2003                      147,168
           Thereafter                   438,843
                                     ----------
                                     $1,267,503
                                     ----------
                                     ----------

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

9.       COMMITMENTS AND CONTINGENCIES (Continued)

         LEASES (Continued)

         Rental expense for premises and equipment included in occupancy expense totaled approximately $156,000, $111,000 and $63,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

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

         The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. Management uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

          The following financial instruments represent off-balance-sheet credit risk:

                                                        December 31,
                                                        -----------
                                                  1998             1997
                                                  ----             ----
         Commitments to extend credit         $17,847,000      $17,368,000
         Letters of credit                    $   140,000      $   132,000

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include real estate, accounts receivable, deposit accounts and personal property.

         Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

         At December 31, 1998, commercial loan commitments represent approximately 59% of total commitments and are generally unsecured. Real estate loan commitments represent 24% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. Unsecured credit cards and consumer lines of credit represent the remaining 17% of total commitments. In addition, the majority of the Bank's commitments have variable interest rates.


9.       COMMITMENTS AND CONTINGENCIES (Continued)

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

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

         DATA PROCESSING

         The Bank has also entered into a data processing service agreement with Bank Processing, Inc. Under this agreement, the Bank's minimum payments are as follows:


              Year Ending
             December 31,
             ------------
                 1999                 $152,904
                 2000                   85,194
                                      ---------

                                      $242,098
                                      --------
                                      --------

         CORRESPONDENT BANKING AGREEMENTS

         The Bank maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $5,719,000 at December 31, 1998.

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)


10.      SHAREHOLDERS' EQUITY

         DIVIDENDS

         Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive dividends. The Company's only present source of income with which to pay dividends is dividends from the Bank. The California Financial Code restricts the total cash dividend payment of any state bank at any time to the lesser of (1) the Bank's retained earnings or (2) the Bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. At December 31, 1998, the Bank had $1,739,200 in retained earnings available for dividend payments to the Company.

         EARNINGS PER SHARE

         A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                                 Weighted
                                                                                  Average
                                                                                 Number of
                                                                Net               Shares             Per Share
                    For the Year Ended                        Income            Outstanding           Amount
                    ------------------                        ------            -----------           ------
         December 31, 1998
         -----------------

         Basic earnings per share                           $2,008,670           1,663,956           $1.21
                                                                                                     -----
                                                                                                     -----

         Effect of dilutive stock options                                           51,289
                                                                                    ------

         Diluted earnings per share                         $2,008,670           1,715,245           $1.17
                                                            ----------           ---------           -----
                                                            ----------           ---------           -----
         December 31, 1997
         -----------------

         Basic earnings per share                           $1,300,766           1,615,122           $ .81
                                                                                                     -----
                                                                                                     -----

         Effect of dilutive stock options                                           59,535
                                                                                    ------

         Diluted earnings per share                         $1,300,766           1,674,657           $ .78
                                                            ----------           ---------           -----
                                                            ----------           ---------           -----

         December 31, 1996
         -----------------

         Basic earnings per share                           $1,939,461           1,600,756           $1.21


         Effect of dilutive stock options                                           43,212
                                                                                    ------
         Diluted earnings per share                         $1,939,461           1,643,968           $1.18
                                                            ----------           ---------           -----
                                                            ----------           ---------           -----


                         TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

10.      SHAREHOLDERS' EQUITY (Continued)

         EARNINGS PER SHARE (Continued)

         The following options were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market prices of the common shares during the same periods: options to purchase 34,390 shares of common stock at prices ranging from $16.81 to $17.50 outstanding during the second and third quarters of 1998; options to purchase 52,280 shares of common stock at prices ranging from $14.00 to $17.50 outstanding during the fourth quarter of 1998; and options to purchase 22,550 shares of common stock at $12.27 per share outstanding during all quarters of 1996.

         STOCK OPTIONS

         In 1994 and 1984, the Board of Directors established stock option plans for which 319,160 shares of common stock are reserved for issuance to employees and directors under incentive and nonstatutory agreements. The Company assumed all obligations under the plans as of July 1, 1997 and options to purchase shares of the Company's common stock were substituted for options to purchase shares of common stock of the Bank. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. Options granted generally vest at twenty percent each year. The options under the plans expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. Outstanding options under the 1984 Plan are exercisable until their expiration date; however, no new options will be granted under this plan. A summary of combined activity within the plans follows:

                                       1998                      1997                    1996
                               --------------------      ---------------------    ------------------
                                           Weighted                   Weighted              Weighted
                                           Average                    Average               Average
                                           Exercise                   Exercise              Exercise
                               Shares       Price         Shares        Price     Shares      Price
                               ------       -----         ------        -----     ------      -----
Options outstanding,
  beginning of year           172,520     $     9.46      195,826    $     9.21   172,100   $   8.75
Options granted                52,280     $    16.12       12,000    $    12.00    25,500   $  11.97
Options resulting from
  10% stock dividend                                                               19,150   $   9.13
Options exercised             (62,641)    $     8.75      (17,351)   $     8.84   (15,468)  $   8.68
Options canceled               (3,663)    $     8.94      (17,955)   $     9.04    (5,456)  $   8.91
                              -------     ----------      -------    ----------   -------   --------
Options outstanding,
  end of year                 158,496     $    11.96      172,520    $     9.46   195,826   $   9.21
                              =======     ==========      =======    ==========   =======   ========
Options exercisable,
  end of year                  98,738     $    10.19      120,016    $     9.08    97,549   $   8.94
                              =======     ==========      =======    ==========   =======   ========

                         TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

10.      SHAREHOLDERS' EQUITY (Continued)

         STOCK OPTIONS (Continued)

                                                           Outstanding Options
                                                           -------------------
                                           Number of            Weighted             Number of
                                            Options              Average              Options
                                          Outstanding           Remaining           Exercisable
                                          December 31,         Contractual          December 31,

         Range of Exercise Prices            1998                 Life                 1998
         ------------------------     ------------------   ------------------   ------------------
         $    8.68                                58,740            1 year            58,740
         $    8.94                                 8,641            1 year             8,641
         $   10.75                                 5,000            2 years            3,000
         $   12.27                                21,835            2 years           13,101
         $   12.00                                12,000            3 years            4,800
         $   15.13                                 5,000            4 years            1,000
         $   16.81                                23,500            4 years            4,700
         $   17.50                                10,890            4 years            2,178
         $   14.50                                 2,000            5 years              400
         $   14.00                                10,890            5 years            2,178
                                      ------------------                     ---------------
                                                 158,496                              98,738
                                      ==================                  ==================

         COMMON STOCK REPURCHASE PROGRAM

         During 1997, the Board of Directors authorized the repurchase of up to $500,000 of the Company's common stock. Repurchases will generally be made at market prices.

         REGULATORY CAPITAL

         The Company and the Bank are subject to certain regulatory capital requirements administered by the Board of Governors of the Federal Reserve System (FRB). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                         TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

         Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Company and the Bank meet all their capital adequacy requirements as of December 31, 1998.

                            TEHAMA BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (Continued)

10.      SHAREHOLDERS' EQUITY (Continued)

         REGULATORY CAPITAL (Continued)

         In addition, the most recent notification from the Federal Depository Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                    1998                          1997                        1996
                                           ----------------------      ------------------------       -------------------
                                             AMOUNT         RATIO         AMOUNT          RATIO          AMOUNT     RATIO
                                           -----------      -----      -----------        -----       -----------   -----
         LEVERAGE RATIO

         Tehama Bancorp and subsidiary     $17,137,200       9.4%      $15,271,900         9.4%
         Tehama Bank                       $14,222,200       7.9%      $15,118,600         9.3%       $15,131,400   11.5%

         Minimum requirement for "Well-
             Capitalized" institution      $ 9,073,500       5.0%      $ 8,127,700         5.0%       $ 6,582,600    5.0%
         Minimum regulatory requirement    $ 7,258,800       4.0%      $ 6,502,200         4.0%       $ 5,266,100    4.0%

         TIER 1 RISK-BASED CAPITAL RATIO

         Tehama Bancorp and subsidiary     $17,137,200      13.6%      $15,271,900        12.7%
         Tehama Bank                       $14,222,200      11.5%      $15,118,600        12.5%       $15,131,400   16.8%

         Minimum requirement for "Well-
             Capitalized" institution      $ 7,562,900       6.0%      $ 7,236,200         6.0%       $ 5,420,400    6.0%
         Minimum regulatory requirement    $ 5,042,000       4.0%      $ 4,824,200         4.0%       $ 3,613,600    4.0%

         TOTAL RISK-BASED CAPITAL RATIO

         Tehama Bancorp and subsidiary     $18,719,024      14.9%      $16,787,300        13.9%
         Tehama Bank                       $15,772,281      12.8%      $16,634,000        13.8%       $16,028,100   17.7%

         Minimum requirement for "Well-
             Capitalized" institution      $12,604,900      10.0%      $12,041,500        10.0%       $ 9,034,000   10.0%
         Minimum regulatory requirement    $10,083,900       8.0%      $ 9,633,200         8.0%       $ 7,227,200    8.0%

                            TEHAMA BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (Continued)

11.      OTHER EXPENSES

         Other expenses consisted of the following:

                                                                          YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------------
                                                               1998                1997                1996
                                                        ------------------  ------------------  ------------------
         Data processing fees                           $          258,618  $          220,909  $          173,665
         Professional services                                     236,966             392,863             237,491
         Directors' fees                                           170,450             155,350             151,350
         Stationery and supplies                                   143,070             231,170             123,073
         Advertising                                               154,297             118,708             151,705
         Officer salary continuation
           plan expense (Note 12)                                  114,620             136,293             144,227
         Other                                                   1,362,333           1,213,830             720,422
                                                        ------------------  ------------------  ------------------
                                                        $        2,440,354  $        2,469,123  $        1,701,933
                                                        ==================  ==================  ==================

12.      EMPLOYEE BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP PLAN

         In 1987, the Bank adopted an employee stock ownership plan. This plan is designed to invest primarily in securities of the Company, purchased on the open market. The Company's contributions to the plan are at the sole discretion of the Board of Directors. Contributions are limited on a participant-by-participant basis to the lesser of $30,000 or twenty-five percent of the participant's compensation for the plan year. Employee contributions are not permitted. The Company made contributions of $39,403, $29,875 and $38,789 for the years ended December 31, 1998, 1997 and 1996, respectively.

         PROFIT SHARING PLAN

         During 1992, the Bank adopted the Tehama Bank 401(k) Profit Sharing Plan. The plan is available to all employees of the Bank. The Bank's contribution to the plan is discretionary and is allocated at twenty-five percent of each participant's annual contribution. Aggregate contributions to the profit sharing plan totaled $38,868, $30,795 and $24,324 for the years ended December 31, 1998, 1997 and 1996, respectively.

                            TEHAMA BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (Continued)

12.      EMPLOYEE BENEFIT PLANS (Continued)

         SALARY CONTINUATION PLANS

         The Bank has salary continuation plans for key executives. Under these plans, the Bank is obligated to provide the executives, or their designated beneficiaries, with annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under insurance policies purchased by the Bank on the lives of the executives. In addition, the estimated present value of these future benefits are accrued over the period from the effective date of the plans until each of the executive's expected retirement date. The expense recognized under these plans for the years ended December 31, 1998, 1997 and 1996 totaled $114,620, $136,293 and
         $144,227, respectively.

         Under these plans, the Bank invested in single premium life insurance policies with cash surrender values totaling $2,946,792 and $1,834,190 at December 31, 1998 and 1997, respectively. On the consolidated balance sheet, the cash surrender value of life insurance policies is included in accrued interest receivable and other assets.

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

         The following is a summary of the aggregate lending activity involving related party borrowers for the year ended December 31, 1998:

         Balance, beginning of year                   $        2,600,000

           Disbursements                                       3,500,000
           Amounts repaid                                     (1,400,000)
                                                      ------------------
         Balance, end of year                         $        4,700,000
                                                      ==================

         Undisbursed commitments to related parties,
           December 31, 1998                          $          423,000
                                                      ==================

                            TEHAMA BANCORP AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (Continued)

         During 1998 and 1997, the Bank purchased approximately $6,448,000 and $2,354,000 in leases from Bancorp Financial Services, Inc. at the same price offered to other lease purchasers. Leases were evaluated for creditworthiness in accordance with the Bank's normal underwriting procedures.

         In addition, the Bank is a thirty-four percent participant with Humboldt Bank (lead bank) in a $3,750,000 revolving line of credit to Bancorp Financial Services, Inc. The line of credit, which was made under terms similar to those available to other commercial borrowers, matures in May 1999. As of December 31, 1998, the Bank's portion of the outstanding line totaled $714,000 and is included in loans.

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

14.      COMPREHENSIVE INCOME

         The Bank adopted Financial Accounting Standards Board Statement No. 130 (SFAS 130), REPORTING COMPREHENSIVE INCOME, on January 1, 1998. This Statement requires the reporting of comprehensive income in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income that historically has not been recognized in the calculation of net income. SFAS 130 requires the unrealized gains and losses on the Bank's available-for-sale investment securities to be included in other comprehensive income. Total comprehensive income and the components of accumulated other comprehensive income are presented in the Statement of Changes in Shareholders' Equity.

         For the years ended December 31, 1998, 1997 and 1996, the Bank held securities classified as available-for-sale which had unrealized (losses) gains as follows:

                                                                                       Tax
                                                                    Before          (Expense)           After
                                                                      Tax            Benefit             Tax
                                                                      ---            -------             ---
         FOR THE YEAR ENDED DECEMBER 31, 1998

         Other comprehensive income:
              Unrealized holding losses                        $       (31,033)  $        12,343  $        (18,690)
              Reclassification adjustment for gains
                  included in net income                                21,389            (8,769)           12,620
                                                               ---------------   ---------------  ----------------

                      Total other comprehensive
                           income                              $       (52,422)  $        21,112  $        (31,310)
                                                               ===============   ===============  ================
         FOR THE YEAR ENDED DECEMBER 31, 1997

         Other comprehensive income:
              Unrealized holding gains                         $        48,498   $       (20,428) $         28,070
                                                               ===============   ===============  ================
         FOR THE YEAR ENDED DECEMBER 31, 1996

         Other comprehensive income:
              Unrealized holding losses                        $       (106,555) $        44,657  $        (61,898)
                                                               ================  ===============  ================

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

15.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

15.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

         The following methods and assumptions were used by management to estimate the fair value of its financial instruments at December 31, 1998 and 1997:

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

         TREASURY TAX AND LOAN AGREEMENT: For the Treasury Tax and Loan Agreement, which is included in accrued interest payable and other liabilities on the consolidated balance sheet, the carrying amount is estimated to be fair value.

         COMMITMENTS TO EXTEND CREDIT: Commitments to extend credit are primarily for adjustable rate loans and letters of credit. For these commitments, there are no differences

                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

         between the committed amounts and fair values. Commitments to fund fixed rate loans are at rates which approximate fair value at each reporting date.

15.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

         The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                      DECEMBER 31, 1998                  DECEMBER 31, 1997
                                             ---------------------------------   ---------------------------------
                                                 Carrying           Fair           Carrying            Fair
                                                  Amount            Value           Amount             Value
                                                  ------            -----           ------             -----
         Financial assets:
           Cash and due from banks           $   8,362,664     $   8,362,664    $   5,927,578     $   5,927,578
           Federal funds sold                   14,400,000        14,400,000        7,000,000         7,000,000
           Investment securities                47,092,556        47,440,300       28,426,765        28,723,500
           Loans                               119,009,536       121,472,837      118,731,801       120,170,000
           Accrued interest receivable           1,213,291         1,213,291        1,151,978         1,151,978
           Cash surrender value of life
              insurance policies                 2,946,792         2,946,792        1,834,190         1,834,190
                                             -------------     -------------    -------------     -------------
                                             $ 193,024,839     $ 195,835,884    $ 163,072,312     $ 164,807,246
                                             =============     =============    =============     =============
         Financial liabilities:
           Deposits                          $ 180,510,611     $ 180,715,000    $ 152,671,057     $ 152,759,000
           Accrued interest payable                451,947           451,947          447,274           447,274
           Treasury tax and loan
              agreement                            191,014           191,014           60,644            60,644
                                             -------------     -------------    -------------     -------------
                                             $ 181,153,572     $ 181,357,961    $ 153,178,975     $ 153,266,918
                                             =============     =============    =============     =============
         Off-balance-sheet financial
           instruments:
           Commitments to extend credit      $  17,847,000     $  17,847,000    $ 17,368,000      $  17,368,000
           Standby letters of credit               140,000           140,000         132,000            132,000
                                             -------------     -------------    ------------      -------------
                                             $  17,987,000     $  17,987,000    $ 17,500,000      $  17,500,000
                                             =============     =============    ============      =============

16.      BRANCH ACQUISITION

                         TEHAMA BENCORP AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

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
                                                             -----------
                                                             -----------

         The deposit premium is included on the consolidated balance sheet in accrued interest receivable and other assets and is being amortized using the straight-line method over fifteen years. Amortization expense totaled $32,373 and $30,611 for the years ended December 31, 1998 and 1997, respectively.

17.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS

                                   BALANCE SHEET

                             DECEMBER 31, 1998 AND 1997

                                                   1998                1997
                                               -----------         -----------

                          ASSETS

         Cash and due from banks               $   373,445         $    20,423
         Investment in subsidiary               14,796,283          15,756,313
         Investment in leasing company           2,335,967
         Other assets                              205,562             132,942
                                               -----------         -----------

                                               $17,711,257         $15,909,678
                                               -----------         -----------
                                               -----------         -----------


                   SHAREHOLDERS' EQUITY

         Common stock                          $12,824,202         $12,337,764
         Retained earnings                       4,908,485           3,562,034
         Accumulated other comprehensive
              (loss) income                        (21,430)              9,880
                                               -----------         -----------

                                               $17,711,257         $15,909,678
                                               -----------         -----------
                                               -----------         -----------

                         TEHAMA BENCORP AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

17.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                               STATEMENT OF INCOME

                       FOR THE YEAR ENDED DECEMBER 31, 1998
         AND THE PERIOD FROM JULY 1, 1997 (DATE OPERATIONS COMMENCED)
                               TO DECEMBER 31, 1997

                                                                  1998             1997
                                                              ----------         --------
         Income:
           Dividends declared by subsidiary -
              eliminated in consolidation                     $  662,219         $125,000
                                                              ----------         --------

         Expenses:
           Professional fees                                      82,478           79,571
           Other expenses                                          4,318           24,006
                                                              ----------         --------

                Total expenses                                    86,796          103,577
                                                              ----------         --------

                Income before equity in undistributed
                  income of subsidiary                           575,423           21,423

         Equity in undistributed income of investment in
           leasing company                                       251,135

         Equity in undistributed income of subsidiary          1,156,112          374,759
                                                              ----------         --------

                Income before income taxes                     1,982,670          396,182

         Income tax benefit                                       26,000           33,000
                                                              ----------         --------

                Net income                                    $2,008,670         $429,182
                                                              ----------         --------
                                                              ----------         --------

                                           TEHAMA BANCORP AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                    (Continued)

17.  PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                                   STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                       FOR THE YEAR ENDED DECEMBER 31, 1998
                           AND THE PERIOD FROM JULY 1, 1997 (DATE OPERATIONS COMMENCED)
                                               TO DECEMBER 31, 1997
                                                                                       ACCUMULATED
                                                                                          OTHER
                                                       COMMON STOCK                    COMPREHENSIVE
                                                 -------------------      RETAINED        INCOME      SHAREHOLDERS'   COMPREHENSIVE
                                                 SHARES       AMOUNT      EARNINGS        (LOSS)         EQUITY          INCOME
                                                 ------       ------      --------        ------      -------------   -------------
Stock issued to effect merger with the Bank     1,610,940   $12,225,722  $             $ 3,132,852    $    44,728      $15,403,302

Comprehensive income:
  Net income                                                                 429,182                      429,182      $   429,182
  Other comprehensive loss, net of tax:
    Unrealized losses on available-for-sale
      investment securities                                                               (34,848)        (34,848)         (34,848)
                                                                                                                            ------

        Total comprehensive income                                                                                     $   394,334
                                                                                                                       -----------
                                                                                                                       -----------

Stock options exercised and related
  tax benefit (Note 10)                            17,351       112,042                                   112,042
                                                ---------    ----------                               -----------

Balance, December 31, 1997                      1,628,291    12,337,764                 3,562,034           9,880       15,909,678

Comprehensive income:
  Net income                                                               2,008,670                    2,008,670      $ 2,008,670
  Other comprehensive loss, net of tax:
    Unrealized losses on available-for-sale
      investment securities                                                               (31,310)        (31,310)         (31,310)
                                                                                                                           -------

        Total comprehensive income                                                                                     $ 1,977,360
                                                                                                                       -----------
                                                                                                                       -----------

Retirement of common stock (Note 10)              (18,803)     (260,559)                                (260,559)
Stock options exercised and related tax
  benefit (Note 10)                                62,641       746,997                                  746,997
Cash dividend - $.40 per share                                              (662,219)                   (662,219)
                                                                          ----------                  ----------

Balance, December 31, 1998                      1,672,129   $12,824,202   $             $ 4,908,485   $  (21,430)      $17,711,257
                                               ----------   -----------   -----------   -----------   ----------       -----------
                                               ----------   -----------   -----------   -----------   ----------       -----------


                                           TEHAMA BANCORP AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                    (Continued)


17.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                             STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 1998
          AND THE PERIOD FROM JULY 1, 1997 (DATE OPERATIONS COMMENCED)
                               TO DECEMBER 31, 1997

                                                                                   1998                1997
                                                                                   ----                ----
         Cash flows from operating activities:
           Net income                                                          $2,008,670            $ 429,182
           Adjustments to reconcile net income to net
              cash provided by (used in) operating activities:
                Undistributed income of leasing company                          (251,135)
                Undistributed income of subsidiary                             (1,156,112)            (374,759)
                Decrease (increase) in other assets                                72,940             (132,942)
                                                                                   ------             ---------
                Net cash provided by (used in) operating
                  activities                                                      674,363              (78,519)
                                                                                  -------              --------

         Cash flows provided by investing activities:
           Proceeds from exercise of stock options                                601,437               98,942
                                                                                  -------              --------

         Cash flows from financing activities:
           Retirement of common stock                                            (260,559)
           Dividends paid to shareholders                                        (662,219)
                                                                                 ---------
                Net cash used in financing activities                            (922,778)
                                                                                 ---------

                Increase in cash and cash equivalents                             353,022               20,423

         Cash and cash equivalents at beginning of
           period                                                                  20,423
                                                                                 --------
         Cash and cash equivalents at end of year                              $  373,445             $ 20,423
                                                                               ----------             --------
                                                                               ----------             --------
         Supplemental disclosures of cash flow information:


                       TEHAMA BANCORP AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (Continued)

           Non-cash investing activities:
              Net change in unrealized gain on available-
                for-sale investment securities                                $  (52,923)             $ 58,785
              Dividend of investment in leasing company
                from the Bank to the holding company                          $2,084,832

           Non-cash financing activities:
              Issuance of common stock in exchange for
                assets and liabilities of the Bank                                                    $15,403,302


                                 EXHIBIT 13 TO 10-K


                 TEHAMA BANCORP 1998 ANNUAL REPORT TO SHAREHOLDERSS


                                   TEHAMA BANCORP


                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION


     The purpose of this discussion is to focus on information about Tehama Bancorp's financial condition and results of operations which is not otherwise apparent from the financial statements in this annual report. Reference should be made to those statements and accompanying notes and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Since Tehama Bancorp has not acquired or initiated any business operations other than Tehama Bank the following discussion pertains primarily to the bank. In April 1998 the Bank transferred its interest in Bancorp Financial Services to the holding company.

     Certain matters discussed in this analysis are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the industry; (2) changes in the interest rate environment; (3) general economic conditions, either nationally or regionally; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) Year 2000 compliance problems. Therefore, the information set forth herein should be carefully considered when evaluating the business prospects of the Company.


BUSINESS ORGANIZATION


     Tehama Bank (the "Bank"), chartered as Tehama County Bank in Red Bluff, California in 1984, was created by local business people with $2.5 million in initial capital. Tehama Bancorp, the Bank's parent holding company (the "Company") was created in 1997 with the Bank as its only subsidiary. At close of business December 31, 1998, the Company's capital totaled $17.7 million.

     The Red Bluff Branch remains the Bank's main office and largest of six branch locations. The Bank has a branch in Los Molinos (Tehama County), a branch in Chico (Butte County), branches in Willows and Orland (Glenn County), and, as of September 1998, a branch in Redding (Shasta County). The Bank's administrative office is adjacent to its Red Bluff Branch. The Bank consolidated some of its back-office operations by establishing a centralized loan processing department at the Los Molinos premises and by establishing a centralized operations support unit, also located next to the Red Bluff Branch.



    Throughout its history, the Bank has engaged in basic consumer and commercial banking, offering a diverse range of banking products and services to individuals, businesses and the professional community. Converting the Bank's loan production office in Redding to a full service branch was a major project during 1998 and its completion in September provides the Bank with an important new market. During 1998 the Bank began development of a wide area computer network to link its branches and operating departments. The network, which is expected to be fully implemented by the end of 1999, will provide enhanced communication and customer service. The Bank also began work on a website in 1998. The first phase is now complete and offers extensive product information, rate charts, and interactive calculators to assist customers with their savings plans and loan payment calculations. The website for Tehama Bank can be accessed at: www.tehamabank.com. Late in the fourth quarter of 1998, the Bank expanded its Manufactured Housing lending activities by establishing a dedicated department to meet the needs of this segment of our business. Initial results are very encouraging and this business is projected to contribute significantly in 1999. Throughout 1998 the Bank has remained committed to its most distinguishing feature--providing positively outstanding service--and will remain committed to this goal during 1999.



OVERVIEW


The Bank, in 1998, experienced another year of growth and expansion. By year-end 1998, as compared with year-end 1997, total assets increased 17.7% to $199,781,964, total loans increased 0.5% to $122,707,571 and total deposits increased 18.2% to $180,510,611. Consolidated earnings for 1998 totaled $2,008,670 representing a 54.42% increase over the previous year. Additionally, the Bank made provisions for loan losses totaling $1,113,000 in 1998 compared to $1,705,000 in 1997. At December 31, 1998 the allowance for loan and lease losses as a percent of total loans had increased to 1.70 versus 1.40 at the end of 1997. Shareholders' equity totaled $17,711,257 at year-end, compared to $15,909,678 in 1997. Basic earnings per share equaled $1.21, $0.81, and $1.21, respectively for 1998, 1997 and 1996, while diluted earnings per share (recognizing the dilutive effect of stock options not yet exercised) equaled $1.17, $0.78, and $1.18 respectively.

     The following chart presents, for comparison purposes, selected balance sheet, income statement, and share data, along with selected financial ratios. The figures for years 1998 and 1997 represent consolidated bank and holding company information. Prior to 1997 the figures represent the bank only.


                                            FIVE YEAR SELECTED FINANCIAL DATA

(in thousands, except share data)                         1998         1997          1996          1995          1994
                                                      ---------------------------------------------------------------------
STATEMENT OF EARNINGS DATA
----------------------------------------------
Interest income                                           $ 13,878      $ 12,614      $ 10,274       $ 9,424       $ 6,946
Interest expense                                             5,614         5,225         4,357         3,879         2,519
                                                      ---------------------------------------------------------------------
Net interest income                                          8,264         7,389         5,917         5,545         4,427
Provision for loan and lease losses                          1,113         1,705           570           330           180
                                                      ---------------------------------------------------------------------
Net interest income after provision for
     loan and lease losses                                   7,151         5,684         5,347         5,215         4,247
Non-interest income                                          2,772         2,191         1,860         1,775         1,655
Non-interest expense                                         7,062         5,961         4,309         4,102         3,335
                                                      ---------------------------------------------------------------------
Income before income taxes                                   2,861         1,914         2,898         2,888         2,567
Provision for income taxes                                     852           613           959         1,039           891
                                                      ---------------------------------------------------------------------
Net income                                                 $ 2,009       $ 1,301       $ 1,939       $ 1,849       $ 1,676
                                                      ---------------------------------------------------------------------
SHARE DATA
----------------------------------------------
Diluted earnings per share                                  $ 1.17        $ 0.78        $ 1.18        $ 1.12        $ 1.08
Cash dividend paid per share                                $ 0.40        $ 0.40           n/a           n/a           n/a
Stock dividend paid per share                                  N/A           n/a           10%           10%           10%

BALANCE SHEET DATA
----------------------------------------------
Total assets                                             $ 199,782     $ 169,722     $ 138,122     $ 127,826     $ 106,390
Total loans, gross                                         122,708       122,064        93,691        82,018        74,803
Total deposits                                             180,511       152,671       121,603       113,587        94,646
Total shareholders' equity                                  17,711        15,910        15,113        13,086        10,758

SELECTED FINANCIAL RATIOS
----------------------------------------------
Return on average assets                                     1.31%         1.29%         1.54%         1.66%         1.79%
Return on average shareholders' equity                      13.54%        13.16%        14.63%        16.70%        18.10%
Leverage ratio                                               9.40%         9.40%        11.50%        10.20%        10.20%
Total risk-based capital ratio                              14.90%        13.90%        17.70%        16.40%        16.30%
Allowance for loan and lease losses to
     total loans outstanding at year end                     1.70%         1.40%         0.96%         0.99%         0.96%


                                 Graph Input Data

TOTAL ASSETS
------------------------------------------------------------------------------

                      1994         1995         1996         1997       1998
                    ----------------------------------------------------------
                    $106,390     $127,826     $138,122     $169,722   $199,782



TOTAL LOANS, GROSS
-------------------------------------------------------------------------------


                      1994         1995         1996         1997       1998
                    -----------------------------------------------------------
                    $74,803       $82,018      $93,691      $122,064   $122,708


TOTAL DEPOSITS

                      1994         1995         1996         1997       1998
                    -----------------------------------------------------------
                    $94,646      $113,587      $121,603     $152,671   $180,511


NET INCOME

                      1994         1995         1996         1997      1998
                    -----------------------------------------------------------
                    $1,676        $1,849       $1,939       $1,301     $2,009


NET INTEREST INCOME


                      1994         1995         1996         1997       1998
                    ----------------------------------------------------------
                    $4,427        $5,545       $5,917       $7,389     $8,264

FULLY DILUTED EARNINGS PER SHARE

                      1994         1995         1996         1997       1998
                    -----------------------------------------------------------
                    $1.08        $1.12         $1.18        $0.78      $1.17


NET INTEREST INCOME / NET INCOME

     The primary source of income for the Bank is net interest income, the excess of interest and fees earned on loans and investments over the interest paid on deposits and borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets. Net interest income for 1998 totaled $8,264,314 which was up $874,855 (11.8%) over the prior year. Changes in net interest income can be attributed to changes in the yield on interest-earning assets and to changes in the rate paid on interest-bearing liabilities. It can also be attributed to changes in the volume of interest-earning assets and interest-bearing liabilities. Over the course of 1998 changes in the volumes of both interest-earning assets and interest-bearing liabilities accounted for 100% of the net increase in net interest income over 1997.

     Average outstanding loan balances totaling $121,211,000 for 1998 reflect a $12,124,000 increase (11%) over 1997 balances. These higher balances contributed $1,121,000 to the increase in interest income and were the major factor in the improvement in net interest income from 1997. However, the average yield received on loans fell slightly (4 basis points) to 9.25%, offsetting interest income gains by $43,000. The lower loan yield was due primarily to increased market competition. Average balances of investment securities decreased $4,307,000 (13.8%). The decrease in the volume of securities resulted in a decrease to interest income of $245,000, while decreases of 29 basis points in the average yield received on the investment portfolio contributed another $88,000 towards a decrease in interest income. Average Federal funds sold for the year increased $10,355,000 (89%) with a resultant contribution of $541,000 to the increase in interest income. However, the average yield on Federal funds decreased by 17 basis points in 1998, offsetting the increase by $219,000. Interest expense increased $390,000 (7.5%) in 1998 over 1997. Higher volumes in all interest bearing account categories contributed $506,000 towards an increase in interest expense, however, a decrease in the average rates paid on deposit accounts had an offsetting effect of $116,000 resulting in the net increase of $390,000. Net interest margin was 4.86% in 1998 and 1997 and 4.73% in 1996.

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

          AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND INTEREST YIELDS/RATES

                                                   1998                          1997                            1996
                                   ---------------------------------------------------------------------------------------------
                                     AVERAGE      INCOME/   YIELD/    Average    Income    Yield/    Average    Income    Yield/
(in thousands)                       BALANCE      EXPENSE    RATE     Balance    Expense    Rate     Balance    Expense    Rate
                                   ---------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Commercial loans (1)              $ 25,095     $  2,411    9.61%    $ 13,460   $  1,433   10.65%   $ 10,589   $ 1,205   11.38%
  Real estate loans (1)               59,336        5,462    9.21%      54,372      4,974    9.15%     44,012     3,873    8.80%
  Installment loans (1)               36,780        3,341    9.08%      41,255      3,728    9.04%     32,667     3,067    9.39%
                                    ------------------------------    ----------------------------   ---------------------------
    Sub-total loans                  121,211       11,214    9.25%     109,087     10,135    9.29%     87,268     8,145    9.33%
  Federal funds sold                  21,985        1,147    5.22%      11,630        627    5.39%     13,636       716    5.25%
  Investments (2)                     26,932        1,518    5.64%      31,239      1,852    5.93%     24,110     1,413    5.86%
                                    ------------------------------    ----------------------------   ---------------------------
    Total earning assets             170,128       13,879    8.16%     151,956     12,614    8.30%    125,014    10,274    8.22%
                                                 --------                        --------                       -------

Less: Allowance for loan losses       (1,905)                           (1,905)                          (933)
Less: Unearned discount               (1,807)                           (1,414)                          (827)
Cash and due from banks                5,455                             5,011                          3,786
Other real estate owned                   97                               482                            485
Premises and equipment, net            2,070                             1,791                          1,304
Cash surrender value of
  life insurance                       2,544                             1,571                          1,389
Accrued interest receivable
  and other assets                     5,963                             4,805                          1,580
                                    --------                          --------                       ---------
    Total Assets                    $182,545                          $163,107                       $131,798
                                    --------                          --------                       ---------
                                    --------                          --------                       ---------
LIABILITY AND SHAREHOLDERS'
EQUITY
Interest-bearing demand deposits    $ 42,968     $  1,419    3.30%    $ 36,871   $  1,242    3.37%   $ 33,279   $ 1,198    3.60%
Savings accounts                      14,166          412    2.91%      13,187        394    2.99%      9,939       299    3.01%
Time deposits                         70,632        3,773    5.34%      65,383      3,574    5.47%     52,205     2,846    5.45%
Other short-term borrowings              162           10    6.17%         264         15    5.68%        285        14    4.91%
                                    ------------------------------    ----------------------------   ---------------------------
    Total interest-bearing
      liabilities                    127,928        5,614    4.39%     115,705      5,225    4.52%     95,708     4,357    4.55%
                                                 --------                        --------                       -------
Non-interest bearing deposits         35,900                            30,769                         21,274
Other liabilities                      1,846                             1,118                            896
                                    --------                          --------                       ---------
    Total liabilities                165,674                           147,592                        117,878
Common stock                          12,703                            12,255                         11,477
Retained earnings                      4,150                             3,351                          2,563
Accumulated other
 comprehensive (loss) income              18                               (91)                          (120)
                                    --------                          --------                       ---------
    Total shareholders' equity        16,871                            15,515                          13,920

    Total liabilites and
      shareholders' equity          $182,545                          $163,107                        $131,798
                                    --------                          --------                       ---------
                                    --------                          --------                       ---------
Net interest income                              $  8,265                        $  7,389                       $ 5,917
                                                 --------                        --------                       -------
Interest income as a percentage
  of average earning assets                                  8.16%                            8.30%                         8.22%

Interest expense as a percentage
  of average earning assets                                  3.30%                            3.44%                         3.49%

Net yield on average earning
  assets (net interest margin)                               4.86%                            4.86%                         4.73%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only for the period prior to the loan being placed on a nonaccrual basis. Loan interest income includes loan fees of approximately $639,000, $392,000, and
    $297,000 at December 31, 1998, 1997 and 1996, respectively.

(2) Applicable nontaxable yields have not been calculated on a taxable-equivalent basis.

                                            38

ANALYSIS OF VOLUME AND RATE CHANGES ON NET INTEREST INCOME AND EXPENSES

(in thousands)
                                                       1998 OVER 1997                       1997 over 1996
                                                -----------------------------         --------------------------
                                                VOLUME        RATE      TOTAL         Volume      Rate     Total
                                                -----------------------------         --------------------------
Increase (decrease) in interest income:
Loans                                           $ 1,121     $  (43)   $ 1,078         $ 2,027   $  (37)  $ 1,990
Investment securities                              (245)       (88)      (333)            423       16       439
Federal funds sold                                  541        (21)       520            (108)      19       (89)
                                                -----------------------------         --------------------------
Total                                             1,416       (151)     1,265           2,342       (2)    2,340

Increase (decrease) in interest expense:
Transaction accounts                                201        (24)       177             124      (80)       44
Savings accounts                                     28        (11)        17              98       (1)       97
Time deposits                                       283        (82)       201             719        7       726
Other short term borrowings                          (6)         1         (5)             (1)       2         1
                                                -----------------------------         --------------------------
Total                                               506       (116)       390             940      (72)      868

Increase (decrease) in net interest income       $  910     $  (35)    $  875         $ 1,402   $   70   $ 1,472
                                                -----------------------------         --------------------------


NON-INTEREST INCOME AND EXPENSE

     Non-interest income consists of service charges on deposit accounts, other fees and charges collected by the Bank for both deposit accounts and loans, gain on sale of loans and fee income generated by the Bank's Merchant Bankcard department. Non-interest income increased by 26.5% in 1998 compared to increases of 17.8% in 1997, and 4.8% in 1996. Non-interest income generated by the Merchant Bankcard department contributed 48% of total non-interest income during 1998 compared to 60% of the total in 1997.

     In 1991, the Bank contracted with CardService International, Inc. (CSI) for the solicitation on behalf of the Bank of merchants who accept credit cards as payment for goods and services. As a result, the Bank has obtained electronic credit card draft processing relationships with approximately 27,000 merchants on a nationwide basis. The Bank also entered into an agreement with First Data Resources, Inc. (FDRI) for the processing of merchant credit card transactions. Fee income to the Bank after payment of obligations to CSI and FDRI totaled $1,335,672 in 1998, $1,322,564 in 1997, and $1,229,003 in 1996.

     Deposit account service charges, loan servicing fees, gain on sale of loans and other income contributed 41% of non-interest income in 1998. Service charges on deposit accounts increased 29% in 1998, compared to an increase of 47% in 1997 and 16.8% in 1996. This increase is attributed to growth in overall deposit accounts and also a result of management's efforts to increase the profitability of this revenue area.

     Non-interest expense consists of salaries and related benefits, occupancy and equipment expense and other expenses. These expenses increased by 18% in 1998, 38% in 1997, and 5% in 1996. Increases in salary expense during these periods are attributable to the hiring of additional branch and administrative personnel due to the significant growth recorded by the Bank during those years. Salary expense increased 38%, 26%, and 5% in 1998, 1997, and 1996 respectively. SFAS 91 requires the Bank to defer loan origination costs (salary and related benefits) associated with the origination of loans, resulting in recording salary expense at an amount less than that actually paid by the Bank. The difference amounted to $154,000 in 1998, $259,000 in 1997, and $165,000 in 1996. Combined
occupancy and other expenses increased by 14% in 1998, 67% in 1997, and 15.2% in 1996.

BALANCE SHEET ANALYSIS

LOANS

     The Bank uses its funds primarily to support its lending activities within its defined market area. Direct loans are originated at each of the Bank's branch offices and by various loan specialists who cover the Bank's entire service area. The following table represents a breakdown of the Bank's loan portfolio in both dollars outstanding as well as percentage of total loans for the years ended December 31, 1998, 1997, 1996, 1995, and 1994, respectively.


LOANS ARE COMPRISED OF THE FOLLOWING AT DECEMBER 31, 1998, 1997, 1996, 1995, AND 1994 RESPECTIVELY

(in thousands)                     1998                 1997              1996               1995               1994
                             -----------------    ----------------   ----------------   ---------------   ---------------
Commercial                   $ 22,680    18.5%    $ 15,455   12.7%   $10,064   10.7%    $10,594   12.9%   $11,067   14.8%
Commercial real estate         11,782     9.7%      11,221    9.2%     8,959    9.6%     10,035   12.2%     7,842   10.5%
Real estate construction        8,874     7.2%      11,141    9.1%     5,824    6.2%      5,602    6.8%     5,619    7.5%
Real estate mortgage           36,673    31.5%      39,891   32.6%    31,456   33.6%     26,624   32.5%    25,867   34.6%
Leases                          8,745     7.1%       2,405    2.0%       471    0.5%               0.0%              0.0%
Installment                    31,954    26.0%      41,951   34.4%    36,916   39.4%     29,163   35.6%    24,408   32.6%
                             -----------------    ----------------   ----------------   ---------------   ---------------
SUBTOTAL                      122,708   100.1%     122,064   99.9%    93,690  100.0%     82,018  100.0%    74,803  100.0%
                             -----------------    ----------------   ----------------   ---------------   ---------------
Less:
Unearned discount              (1,649)              (1,722)           (1,110)              (594)             (565)
Net deferred loan fees &
 costs                             32                   95                 4                (32)              (94)
Allowance for loan losses      (2,081)              (1,705)             (897)              (810)             (721)
                             -----------------    ----------------   ----------------   ---------------   ---------------
TOTAL LOANS, NET             $119,010             $118,732           $91,687             $80,582          $73,423
                             -----------------    ----------------   ----------------   ---------------   ---------------



     Real estate and installment loans commonly fall into planned pricing and maturity models for routine types of credits. Commercial loans tend to be more unique and generally have pricing and/or maturity set on an individual loan basis. The following table sets forth the maturity distribution of the loan portfolio as of December 31, 1998.




                                    AFTER ONE                    AFTER FIVE
                                   BUT WITHIN       AFTER THREE  BUT WITHIN
                    WITHIN ONE        THREE         BUT WITHIN     FIFTEEN     FIFTEEN OR
(in thousands)        YEAR            YEARS         FIVE YEARS     YEARS       MORE YEARS      TOTAL
                    ----------     ----------       -----------  ----------    ----------     --------
Loans:

Commercial           $11,429         $ 6,068         $ 6,308       $ 2,473       $ 5,147      $ 31,425

Real estate           10,678           4,675          10,327        27,450         6,199        59,329

Installment            9,131          11,371           6,237         5,088           127        31,954
                    ----------     ----------       -----------  ----------    ----------     --------
Total                $31,238         $22,114         $22,872       $35,011       $11,473      $122,708
                    ----------     ----------       -----------  ----------    ----------     --------




     Commercial and commercial real estate loans comprised approximately 28% of the Bank's loan portfolio at December 31, 1998, compared to 22% at December 31, 1997. These loans are generally made to small and mid-size businesses and professionals. Commercial loans are diversified as to industries and types of business, with no material industry or specific borrower concentrations. Most of these loans have floating rates with the majority tied to the Bank's prime rate, which is set based on the prime rate established by the Bank's primary correspondent bank. The primary source of repayment on most commercial loans is cash flow from primary business operations. Collateral in the form of real estate, cash deposits, accounts receivable, inventory, equipment or other financial instruments is often obtained as a secondary source of repayment.

     Real estate construction and real estate mortgage loans comprised approximately 39% of the Bank's loan portfolio at December 31, 1998, compared to 42% at December 31, 1997. Real estate construction loans are primarily made for the construction of single family residential housing. Real estate mortgage loans include single family and multi-family residential loans, farm and ranch properties, as well as some non-residential properties. Real estate mortgage loans are secured by first deeds of trust and may have either fixed or adjustable interest rates.

     Installment loans comprised 26% of the loan portfolio at December 31, 1998, compared to approximately 34% at December 31, 1997. This category includes traditional consumer loans (vehicles, credit cards, lines of credit), as well as loans made by the Bank's Dealer Center, and may be secured by title to various types of collateral or be unsecured.

     Leases, part of the Bank's commercial loan portfolio, increased in 1998 through the purchase of pools of leases from the Company's jointly owned leasing company, Bancorp Financial Services. At year-end the Bank had $8,426,741 in purchased leases on its books. These leases are secured by equipment and, while sold to the Bank, are serviced by BFS. Interest recorded on these leases is reflected in the Bank's interest income category.

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

     The Bank's policy is to cease accruing interest when a loan becomes 90 days past due as to principal or interest; when the full, timely collection of interest and principal becomes uncertain; or when a portion of the principal balance has been charged off, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, the accrued and uncollected interest receivable is reversed and the loan is accounted for on the cash method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement or when the loan is both well secured and in process of collection. At December 31, 1998 the Bank did not have any loans past due 90 days or more that were not transferred to a nonaccrual status. The following table summarizes the nonaccrual loans as of December 31, 1998, 1997, 1996, 1995, and 1994, respectively:


                             1998         1997         1996         1995         1994
                          ----------    ---------   ----------   ----------   ----------
Nonaccrual loans            $253,900     $594,800     $123,000     $136,000     $258,000

Interest foregone           $ 44,500     $ 29,400     $  4,200     $  3,600     $  4,000


ALLOWANCE FOR LOAN AND LEASE LOSSES

     The 1998 provision for loan and lease losses of $1,113,000 was a decrease from the 1997 provision of $1,705,000. The ratio of the allowance for losses to total loans outstanding has increased significantly during the past two years and was 1.70% at December 31, 1998, compared to 1.40% in 1997, and 0.96% in 1996. This level of reserves better meets the Bank's needs and is more in line with industry standards. Net loan charge-offs for 1998 decreased to $737,000 from $897,000 in 1997. Consumer installment loans account for the majority (82%) of those loans charged off. Management continues to maintain credit review procedures and an effective collection process to help improve loan portfolio performance. In 1998 the Bank's collection program resulted in loan recoveries of $225,000 compared to $82,000 in 1997 and $55,000 in 1996.

     The allowance for loan and lease losses reflects management's judgment as to the level which is considered adequate to absorb potential losses inherent in the loan portfolio. This allowance is increased by provisions charged to expense and reduced by loan charge-offs, net of recoveries. Management determines an appropriate provision based on information currently available to analyze credit loss potential, including: (1) composition of the loan portfolio and its growth in the period, (2) a comprehensive grading and review of new and existing loans outstanding, (3) past charge-off experience, and (4) current economic conditions, as well as recent changes and trends.

     The following table presents the activity within the allowance for loan and lease losses as at December 31, 1998, 1997, 1996, 1995, and 1994, respectively.



(in thousands)                                       1998         1997         1996         1995         1994
                                                   --------     --------     --------     --------     --------
                Balance, beginning of year         $  1,705     $    897     $    810     $    721     $    671
                Provision charged to expense          1,113        1,705          570          330          180
                                                   --------     --------     --------     --------     --------
Charge-offs:      Commercial                           (168)         (42)        (131)         (87)
                  Real estate                                                                               (75)
                  Installment                          (794)        (937)        (407)        (163)         (62)
                                                   --------     --------     --------     --------     --------
                    Total Charge-offs                  (962)        (979)        (538)        (250)        (137)
                                                   --------     --------     --------     --------     --------
Recoveries:       Commercial                             73                        16
                  Installment                           152           82           39            9            7
                                                   --------     --------     --------     --------     --------
                    Total Recoveries                    225           82           55            9            7
                                                   --------     --------     --------     --------     --------
Net Charge-offs                                        (737)        (897)        (483)        (241)        (130)
                                                   --------     --------     --------     --------     --------

                    Balance, end of year            $ 2,081      $ 1,705     $    897     $    810      $   721
                                                   --------     --------     --------     --------     --------


     The following table represents the allocation of the allowance for loan losses as at December 31, 1998, 1997, 1996, 1995, and 1994, respectively.




(in thousands)                       1998                 1997                1996                1995                 1994
                              ----------------     ----------------     ---------------     ---------------     ---------------
                                      PERCENT              Percent              Percent             Percent             Percent
                              AMOUNT OF TOTAL      Amount of Total      Amount of Total     Amount of Total     Amount of Total
                              ----------------     ----------------     ---------------     ---------------     ---------------
Commercial                    $  368     17.7%     $  187     11.0%     $ 119     13.3%     $ 170     21.0%     $ 183     25.4%
Real Estate                      404     19.4%        520     30.5%       147     16.4%       189     23.3%       226     31.3%
Installment                    1,309     62.9%        998     58.5%       631     70.3%       451     55.7%       312     43.3%
                              ----------------     ----------------     ---------------     ---------------     ---------------
    Total Allowance           $2,081    100.0%     $1,705    100.0%     $ 897    100.0%     $ 810    100.0%     $ 721    100.0%
                              ----------------     ----------------     ---------------     ---------------     ---------------

INVESTMENT SECURITIES

     Investment securities of $47,092,556 at December 31, 1998 represent an increase of $18,665,791 or 66% from the balance of $28,426,765 at December 31, 1997. The on-going growth in the Bank's deposit portfolio, combined with minimal growth in the loan portfolio resulted in this significant increase to the investment portfolio.

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

     The following table sets forth the maturity distribution and estimated market value of securities available-for-sale and the weighted-average yields of these securities as of December 31, 1998:



SECURITIES AVAILABLE-FOR-SALE (1)
                                                     After One             After Five
                                   Within           But Within             But Within             After
                                  One Year           Five Years             Ten Years           Ten Years          Total
                             ------------------   -----------------     -----------------    -----------------  ----------------
(in thousands)               Amount     Yield     Amount    Yield       Amount    Yield      Amount    Yield    Amount    Yield
                             ------------------   -----------------     -----------------    -----------------  ----------------

U.S. Treasuries                                       512     6.65%                                                 512    6.65%
6.65^
U.S. Government agencies      $ 6,209     5.20%   $ 9,497     5.96%                                             $15,706    5.66%
Commercial Paper              $ 5,981     5.70%                                                                 $ 5,981    5.70%
Tax-Exempt Municipals         $   140     3.85%                                                                 $   140    3.85%

                             ------------------   -----------------     -----------------    -----------------  ----------------
              Totals:         $12,330     5.43%   $10,009     6.00%     $         - 0.00%               -0.00%  $22,339    5.68%
                             ------------------   -----------------     -----------------    -----------------  ----------------

Securities not due at a single maturity date:

Mortgage Backed Securities    $10,958     6.10%
Federal Reserve Bank stock    $   367     6.00%
Federal Home Loan Bank stock  $   569     4.80%

(1) Yields calculated on nontaxable securities have not been adjusted for tax equivalent effects.

     The following table sets forth the maturity distribution and amortized cost of securities held-to-maturity and the weighted-average yields of these securities as of December 31, 1998:


SECURITIES HELD-TO-MATURITY (1)
                                                     After One             After Five
                                   Within           But Within             But Within             After
                                  One Year           Five Years             Ten Years           Ten Years          Total
                             ------------------   -----------------     -----------------    -----------------  ----------------
        (in thousands)        Amount     Yield     Amount    Yield       Amount    Yield      Amount    Yield    Amount    Yield
                             ------------------   -----------------     -----------------    -----------------  ----------------
Obligations of states and
 political subdivisions        $770       4.90%     $3,169    4.97%      $6,099    5.19%      $2,821     4.55%    $12,859  4.97%
                             ------------------   -----------------     -----------------    -----------------  ----------------



     The following table is a comparison of the amortized cost and approximate fair value of the securities portfolio as of December 31, 1998, 1997, 1996, 1995 and 1994, respectively:


                                        1998               1997                 1996                 1995               1994
                                 ------------------- ------------------  ------------------   ------------------ -----------------
                                 AMORTIZED   FAIR    Amortized   Fair    Amortized   Fair     Amortized   Fair   Amortized   Fair
(in thousands)                      COST     VALUE      Cost     Value      Cost     Value       Cost     Value     Cost     Value
                                 ------------------- ------------------  ------------------   ------------------ -----------------

U.S. Treasury Securities and
 obligations of U.S. Government
 corporations and agencies         $16,211   $16,217   $17,065   $17,079   $19,662   $19,623    $12,169   $12,225  $ 6,711  $ 6,503
Obligations of states and
 political subdivisions             12,999    13,348    10,970    11,270    11,593    11,771      9,820    10,112    9,907    9,738
Commercial Paper                     5,989     5,981
Mortgage Backed Securities          10,992    10,958
Other securities                       936       936       375       375       367       367        303       303      240      240
                                 ------------------- ------------------  -------------------   ------------------ -----------------
  Total Investment Securities:     $47,127   $47,440   $28,410   $28,724   $31,622   $31,761    $22,292   $22,640  $16,858  $16,481
                                 ------------------- ------------------  -------------------   ------------------ -----------------

DEPOSITS

     Deposits represent the Bank's primary source of funds to support its various lending and investment activities. Virtually all of the Bank's deposits are from individuals and businesses within the Bank's service area. The Bank's deposit mix has traditionally been approximately 80% held in interest-bearing accounts and 20% in non-interest bearing accounts. Total deposits equaled $180,510,611 at year-end 1998, representing an increase of $27,839,554 or 18% from the 1997 year-end figure of $152,671,057. By deposit type, growth in total deposits was most significant in money market accounts--up $14 million (56%) from the previous year. NOW accounts show the next largest percentage increase, up $2.5 million or 24% from the previous year. The following table represents the composition of the deposit mix at December 31, 1998, 1997, 1996, 1995, and 1994, respectively.


(In thousands)                    1998                 1997                  1996                 1995                1994
                          --------------------  -------------------  -------------------  -------------------   -----------------
                            AMOUNT    PERCENT    Amount    Percent     Amount    Percent    Amount    Percent    Amount   Percent
                          --------------------  -------------------  -------------------  -------------------   -----------------

Noninterest-bearing:

Demand                    $ 39,191    21.7%      $ 34,810   22.8%     $ 22,939   18.9%    $ 20,921    18.4%     $ 18,801   19.9%

Interest-bearing:

Savings                     14,815     8.2%        14,076    9.2%       10,046    8.3%       9,589     8.4%        9,158    9.7%
Money market                39,780    22.1%        25,415   16.7%       24,575   20.2%      25,953    22.9%       25,939   27.3%
NOW accounts                12,831     7.1%        10,365    6.8%        7,855    6.5%       8,938     7.9%        6,680    7.1%
Time, $100,000 or more      15,569     8.6%        13,173    8.6%       10,499    8.6%      10,206     9.0%        6,398    6.8%
Other time                  58,325    32.3%        54,832   35.9%       45,689   37.5%      37,980    33.4%       27,670   29.2%
                          --------------------  -------------------  -------------------  -------------------   -----------------
Total interest-bearing
  deposits                 141,320    78.3%       117,861   77.2%       98,664   81.1%      92,666    81.6%       75,845   80.1%
                          --------------------  -------------------  -------------------  -------------------   -----------------
Total deposits           $ 180,511   100.0%     $ 152,671  100.0%    $ 121,603  100.0%   $ 113,587   100.0%     $ 94,646  100.0%
                          --------------------  -------------------  -------------------  -------------------   -----------------
                          --------------------  -------------------  -------------------  -------------------   -----------------


     Due to the size of individual and aggregate jumbo time deposits ($100,000 or more), relatively small changes in volume can have a more significant affect on the size of the entire deposit portfolio than other categories. The following table represents the total amounts and maturities of time deposits of $100,000 or more at December 31, 1998.



                                        THREE          OVER THREE      OVER ONE          OVER
                                        MONTHS          THROUGH         THROUGH          THREE
           (In thousands)               OR LESS       TWELVE MONTHS    THREE YEARS       YEARS          TOTAL
                                    -----------       -------------    -----------       -----       ----------
Maturities of time deposits
  of $100,000 or more                   $ 6,791          $ 6,618         $ 2,160           $ -         $ 15,569
                                    -----------       -------------    -----------       -----       ----------


LIQUIDITY

     Liquidity refers to the Bank's ability to provide funds at an acceptable cost and on an ongoing basis to meet loan demand and deposit withdrawals, as well as to meet the needs of unanticipated funding needs or loss of funding sources. Both assets and liabilities can contribute to the Bank's liquidity position. Sources of funds on the asset side of the balance sheet that add to the Bank's liquidity include: repayments and maturities of loans, sales of loans, maturities of investment securities, and sales of securities from the available-for-sale portfolio. These activities are summarized as investing activities in the Consolidated Statement of Cash Flows. Net cash used by these activities totaled approximately $21,523,363 in 1998. Activity in the Bank's investment portfolio was responsible for the major use of funds in this category.

     Sources of funds on the liability side of the balance sheet that add to the Bank's liquidity include: deposit growth and short-term borrowings. These activities are included under financing activities in the cash flow statement. In 1998 funds totaling approximately $27,518,213 were provided by financing activities, with most of this coming from increases in the deposit portfolio. Liquidity is also provided or used through the results of operating activities. In 1998 operating activities provided approximately $3,840,236 in cash towards liquidity.

     A common measurements of liquidity for banks is the ratio of loans to deposits. Tehama Bank's target range for this ratio is 70-80%. The lower this ratio, the higher the Bank's liquidity, but at the cost of fewer assets in the loan category, which is the highest yielding earning asset. This ratio for the Bank was 67.1% as of December 31, 1998 compared to 77.8% as of December 31, 1997, and 76.1% as of December 31, 1996. Management monitors the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions, pending new loan fundings and individual customer needs. The Bank's liquidity is further managed by structuring the investment securities portfolio with individual maturities designed to meet anticipated future liquidity needs. Additionally, the Bank's borrowing arrangement with a correspondent bank and the availability of a Federal Funds line of credit adds to the Bank's ability to increase its liquidity. Finally, residential real estate loans are documented in such a manner that the Bank will be able to sell them in the secondary market if needed to provide an additional source of liquidity.


CAPITAL

     Tehama Bank maintains a strong capital position to take advantage of business opportunities while ensuring that it has the resources necessary to absorb the risks inherent in the industry. The Bank has historically been able to sustain its growth in capital through retention of earnings.

     The Federal Reserve Board, jointly with other Federal Regulatory Agencies, has issued capital adequacy requirements applicable to the Bank and the Company based upon asset risk and minimum leverage. A minimum ratio of 8% of qualifying total capital to total risk-adjusted assets is required for banking organizations in the United States. On December 31, 1998 Tehama Bancorp's total consolidated risk-based capital was 14.9%, while the same ratio for the Bank was 12.8%. Both figures are well above the minimum regulatory requirements.

     Additionally, minimum capital requirements for "well-capitalized" banks were defined under the Federal Deposit Insurance Corporation Improvement Act. The Act defined a bank as well capitalized if the leverage ratio (ratio of tier 1 capital to total assets), Tier 1 risk-based capital ratio and total risk-based capital ratio exceed 5.0%, 6.0% and 10.0% respectively. At December 31, 1998 the Company and the Bank met the definition of well-capitalized with leverage ratios of 9.4% and 7.9%, respectively, Tier 1 risk-based capital ratios of 13.6% and 11.5%, respectively, and total risk-based capital ratios (as noted above also) of 14.9% and 12.8%, respectively.


OTHER SIGNIFICANT ISSUES

YEAR 2000

     Tehama Bancorp, like most businesses, uses numerous in-house and vendor supplied computer software programs that may be affected by the date change in the year 2000. The heart of the year 2000 problem comes from what are now perceived as shortcuts taken by the first computer programmers more than 30 years ago. The inability of many computer programs to distinguish the year 2000 from the year 1900 poses a substantial risk to not only financial institutions, but all businesses alike. The "solution" to this problem requires that all programs be reviewed, be updated where necessary, and then tested to ensure that all functionality is maintained, before the year 2000 arrives. In fact, most experts agree that updates and testing should be completed long before that date, to avoid any last minute crisis. Tehama Bank and Tehama Bancorp are taking active measures to ensure that the computer systems that they rely upon are reviewed and tested to meet all year 2000 requirements. Tehama Bank established a Year 2000 Task Force comprised of senior managers representing all units within the Bank. The objective of the task force is to ensure Tehama Bank is fully prepared for the change in the century date. Task force objectives and status to date include:

- Review of the Bank's business and technology operations to determine the impact of the Year 2000 date change. Completed 1st quarter of 1998
- Assessment of the risk to bank operations from computer hardware and software impacted by the millennium change. Completed 2nd quarter of 1998
- Upgrade critical systems, software and networks to Year 2000 readiness. Completed 3rd quarter 1998
- Test and certify all hardware and software systems (including interfaces). Initiated 3rd quarter 1998, to be completed during 2nd quarter 1999
- Develop contingency plans for all mission-critical applications. Completed 1st quarter 1999

    Tehama Bank has completed the inventory, assessment and renovation phases of our plan. In addition, we have completed an internal review of technology assets which may be sensitive to the change in the century date. Tehama Bank is currently in the midst of the testing and implementation phases. We plan to complete testing and have all system changes implemented by June 30, 1999, as recommended by the Federal Financial Institutions Examination Council (FFIEC). Additionally, we have purchased an independent third party review of our main data processing provider to ensure that it will be Y2K compliant. We are confident that all the steps Tehama Bank is taking will meet the Bank's and our customers needs during the Year 2000.

    Regarding our vendors, Tehama Bank has established an ongoing vendor management program to obtain information about the Year 2000 readiness of vendors and service providers. A Year 2000 risk assessment program is also underway to evaluate the impact of Year 2000 on our significant borrowers and funds providers. In addition, liquidity risk planning is underway to ensure that we will be able to meet the needs of our customers. We have taken a proactive approach to awareness and communication, both in the organization as well as the community.

    In any project involving the identification, testing and modification of hardware and software there is a risk that not all potential problems will be satisfactorily addressed on time. To mitigate this risk, Tehama Bank is formulating contingency plans for all mission critical operations to reduce the impact of any unexpected failure resulting from the century change. Furthermore, Tehama Bank is updating its business continuity plans for the entire organization. These plans include provisions for supplementary human resources, outsourcing of operational activities and alternate sources of power in the event that a power failure or other type of business disruption occurs.

    The majority of costs associated with the Bank's Year 2000 preparedness efforts have been associated with the use of existing staff to prepare, test and confirm the components of the plan. In some cases, third parties have been used to assist with planning and testing and certain new software and hardware products have been procured. The majority of these costs would have been incurred in the normal course of business as the Bank regularly upgrades its various systems in an effort to more efficiently and effectively serve its clientele and conduct its operations.
The Bank incurred costs of approximately $20,000 in 1998 related to the use of third party consultants and other extraordinary Year 2000 expenses and expects to expend approximately $20,000 to $80,000 in 1999. The costs incurred in 1998 did not have a material effect on the Bank's net income and the Bank does not expect the costs that will be incurred in 1999 to have a material impact on the Bank's net income in 1999.

MARKET FOR THE COMPANY'S STOCK

     There is limited trading in shares of the Common Stock of Tehama Bancorp, which is not listed on a major exchange, but trading information is available on a delayed basis on the OTC bulletin board. There were approximately 1,100 shareholders of record as of March 5, 1999.

     The following table summarizes those trades of which management has knowledge, setting forth the approximate high and low bid prices for the periods indicated. For all periods prior to the quarter ending September 30, 1997, the information presented represents trades of the common stock of Tehama Bank. Tehama Bank paid cash dividends of $0.40 per share on May 15, 1998, and on May 30, 1997, and a 10% stock dividend on May 1, 1996.


                                     Price of
                                  Common Stock  (1)        Estimated Trading         Dividends              Dividends
 Calendar                       -------------------              Volume               Paid in                Paid in
 Quarter Ending                  Low            High                                Common Stock               Cash
--------------------------------------------------------------------------------------------------------------------------
 March 31,1996                  $13.00         $13.75            23,265                  -0-                    -0-

 June 30, 1996                  $10.25         $11.88           137,200                144,851             $ 2,851  (2)

 September 30, 1996             $10.75         $11.50            28,800                  -0-                    -0-

 December 31, 1996              $10.63         $12.25            56,500                  -0-                    -0-

 March 31, 1997                 $11.63         $12.63            26,700                  -0-                    -0-

 June 30, 1997                  $12.38         $12.63            61,400                  -0-                 $644,376

 September 30, 1997             $13.25         $14.00            28,700                  -0-                    -0-

 December 31, 1997              $13.63         $14.38            55,600                  -0-                    -0-

 March 31,1998                  $16.50         $16.88            64,100                  -0-                    -0-

 June 30, 1998                  $14.50         $15.00            50,300                   0                  $662,219

 September 30, 1998             $14.50         $15.00            21,900                  -0-                    -0-

 December 31, 1998              $13.00         $14.00            32,200                  -0-                    -0-



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

BOARD OF DIRECTORS
-------------------------------------------------------------------------------


JOHN W. KOEBERER                                                                      GARY L. NAPIER
                                                                                    RAYMOND C. LIEBERENZ

CHAIRMAN OF THE BOARD                                                           VICE CHAIRMAN OF THE BOARD
                                                                                  SECRETARY TO THE BOARD

Resort/Park Concessionaire              Insurance Broker                        Licensed Real Estate Broker


HENRY C. ARNEST, III                    GARRY D. FISH                           LESLIE L. MELBURG
Vice President, Manufacturing Firm      Optometrist                             Partner, Architectural Firm


LOUIS J. BOSETTI                        MAX M. FROOME                           EUGENE F. PENNE
Educational Consultant                  Real Estate Consultant/Antique Broker   Owner, Bowling Recreation Center


HARRY DUDLEY                            ORVILLE K. JACOBS                       JOHN D. REGH
Construction Company Owner              Real Estate Developer                   Owner, Office Equipment
Company


WILLIAM P. ELLISON                      GARY C. KATZ                            TERRANCE A. RUST
President & CEO, Tehama Bank            Radio Station Operator                  Oral Surgeon
and Tehama Bancorp



     SHAREHOLDER INFORMATION
-----------------------------------------------------------------------------------------------------------------------

Stock Transfer Agent                    Sales & Purchases of Stock              Sales & Purchases of Stock
U.S. STOCK TRANSFER CORPORATION         HOEFER & ARNETT, INC./MARC ARNETT       PAINEWEBBER/JAMES E. HENNIS
1745 Gardena Avenue                     353 Sacramento Street, 10th Floor       1051 Mangrove Avenue
Glendale,  CA.  91204-2991              San Francisco,  CA.  94111              Chico,  CA.  95926
(800)  835-8778                         (800)  346-5544                         (800)  472-3867


Sales & Purchases of Stock              Sales & Purchases of Stock              Sales & Purchases of Stock
DEAN WITTER REYNOLDS                    SUTRO & CO.                             VAN KASPER & COMPANY
James L. Horton                         Troy Norlander                          Steve Eddy
2150 Main Street                        PO Box 1688                             600 California Street, Suite 1700
Red Bluff,  CA.  96080                  Big Bear Lake,  CA.  92315              San Francisco,  CA.  94108
(530)  527-1484                         (800)  288-2811                         (800)  652-1747


If you are a shareholder who received this annual report through your broker and would like to receive information about the bank throughout the year, please contact the Company's Finance and Accounting Department at (530) 528-3000 or mail your request to Tehama Bancorp, P.O. Box 890, Red Bluff, CA 96080 and we will add your name to our shareholder mailing list.