Form 10-K405, Exhibit 13
period 1999-12-31
TEHAMA BANCORP
filed 2000-03-30
CIK 1035908

                               EXHIBIT 13 TO 10-K


                TEHAMA BANCORP 1999 ANNUAL REPORT TO SHAREHOLDERS

                          TEHAMA BANCORP AND SUBSIDIARY


                        CONSOLIDATED FINANCIAL STATEMENTS


                               FOR THE YEARS ENDED

                        DECEMBER 31, 1999, 1998 AND 1997

                                       AND

                          INDEPENDENT AUDITOR'S REPORT

                    INDEPENDENT AUDITOR'S REPORT



The Board of Directors
   and Shareholders
Tehama Bancorp and Subsidiary

         We have audited the accompanying consolidated balance sheet of Tehama Bancorp and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tehama Bancorp and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



                          /s/ Perry-Smith & Co., LLP

                          Certified Public Accountants

Sacramento, California
February 3, 2000

                          TEHAMA BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1999 AND 1998



                                                                                      1999                 1998
                                                                                ---------------      ---------------
                                   ASSETS

Cash and due from banks                                                          $   17,157,451      $    8,362,664
Federal funds sold                                                                                       14,400,000
Investment securities (market value of $38,400,500 in 1999 and
  $47,440,300 in 1998) (Note 2)                                                      38,513,743          47,092,556
Loans and leases, less allowance for loan and lease losses of
  $2,148,074 in 1999 and $2,080,831 in 1998 (Notes 3, 9 and 13)                     143,025,745         119,009,536
Bank premises and equipment, net (Note 4)                                             2,716,042           2,337,327
Investment in leasing company (Note 5)                                                2,793,416           2,335,967

Accrued interest receivable and other assets (Notes 7, 12 and 16)                     7,587,728           6,243,914
                                                                                ---------------      ---------------

                                                                                $  211,794,125      $  199,781,964
                                                                                ---------------      ---------------
                                                                                ---------------      ---------------

                             LIABILITIES AND
                          SHAREHOLDERS' EQUITY

Deposits:
  Non-interest bearing                                                           $   50,686,125      $   39,191,013

  Interest bearing (Note 6)                                                         137,781,272         141,319,598
                                                                                ---------------      ---------------

            Total deposits                                                          188,467,397         180,510,611

Short-term borrowings (Notes 2 and 8)                                                 2,100,000

Accrued interest payable and other liabilities                                        2,588,756           1,560,096
                                                                                ---------------      ---------------


            Total liabilities                                                       193,156,153         182,070,707
                                                                                ---------------      ---------------

Commitments and contingencies (Note 9)

Shareholders' equity (Note 10):
  Preferred stock - no par value; 2,000,000 shares authorized;
    none issued
  Common stock - no par value; 4,000,000 shares authorized; 1,713,694 and
    1,672,129 shares issued and outstanding
    in 1999 and 1998, respectively                                                   13,189,875          12,824,202
  Retained earnings                                                                   6,301,718           4,908,485

  Accumulated other comprehensive loss (Notes 2, 5 and 14)                              (853,621)            (21,430)
                                                                                ---------------      ---------------


            Total shareholders' equity                                               18,637,972          17,711,257
                                                                                ---------------      ---------------

                                                                                 $  211,794,125      $  199,781,964
                                                                                ---------------      ---------------
                                                                                ---------------      ---------------


              The accompanying notes are an integral part of these
                             financial statements.

                          TEHAMA BANCORP AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                  1999                1998                1997
                                                             --------------     ---------------      --------------
Interest income:
  Interest and fees on loans                                 $   11,171,325      $   11,213,700      $   10,135,028
  Interest on Federal funds sold                                    374,576           1,146,637             626,727
  Interest on investment securities:
    Taxable                                                       1,852,955             905,625           1,269,062

    Exempt from Federal income taxes                                611,767             583,934             583,198
                                                             --------------     ---------------      --------------

          Total interest income                                  14,010,623          13,849,896          12,614,015

Interest expense:
  Interest on deposits (Note 6)                                   5,094,019           5,604,825           5,224,556

  Interest on short-term borrowings (Note 8)                         15,842               9,642
                                                             --------------     ---------------      --------------


          Total interest expense                                  5,109,861           5,614,467           5,224,556
                                                             --------------     ---------------      --------------

          Net interest income                                     8,900,762           8,235,429           7,389,459


Provision for loan and lease losses (Note 3)                      1,325,000           1,113,000           1,705,000
                                                             --------------     ---------------      --------------

          Net interest income after provision for

            loan and lease losses                                 7,575,762           7,122,429           5,684,459
                                                             --------------     ---------------      --------------

Non-interest income:
  Service charges                                                   777,786             711,977             549,488
  Gain on sale of loans                                             181,875             108,366              49,199
  Gain on sale and call of investment securities
    (Note 2)                                                          9,546              28,885
  Loan servicing fees                                                47,239              57,283              74,133
  Merchant processing fees                                        1,072,419           1,335,672           1,322,564
  Automatic teller machine servicing fees                           451,530
  Loan packaging fees                                               260,871
  Undistributed income of investment in leasing
    company (Note 5)                                                444,364             300,711              35,256

  Other income                                                      495,084             257,733             159,909
                                                             --------------     ---------------      --------------


          Total non-interest income                               3,740,714           2,800,627           2,190,549
                                                             --------------     ---------------      --------------

Other expenses:

  Salaries and employee benefits (Notes 3 and 12)                 4,289,689           3,790,753           2,796,756
  Occupancy (Notes 4 and 9)                                       1,077,927             945,899             831,656

  Other (Note 11)                                                 2,892,647           2,325,734           2,332,830
                                                             --------------     ---------------      --------------


          Total other expenses                                    8,260,263           7,062,386           5,961,242
                                                             --------------     ---------------      --------------

          Income before income taxes                              3,056,213           2,860,670           1,913,766


Income taxes (Note 7)                                               809,000             852,000             613,000
                                                             --------------     ---------------      --------------

          Net income                                         $    2,247,213      $    2,008,670      $    1,300,766
                                                             --------------     ---------------      --------------
                                                             --------------     ---------------      --------------

Basic earnings per share (Note 10)                                  $  1.32             $  1.21              $  .81
                                                                    -------             -------              ------
                                                                    -------             -------              ------

Diluted earnings per share (Note 10)                                $  1.32             $  1.17              $  .78
                                                                    -------             -------              ------
                                                                    -------             -------              ------

              The accompanying notes are an integral part of these
                             financial statements.


                                       3
\




                                   TEHAMA BANCORP AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                      FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                                              COMMON  STOCK
                                                                       ---------------------------        RETAINED
                                                                         SHARES           AMOUNT          EARNINGS
                                                                       ------------    -------------     -----------
Balance, January 1, 1997                                                1,610,940      $ 12,225,722      $ 2,905,644

Comprehensive income (Note 14):
  Net income                                                                                               1,300,766
  Other comprehensive income, net of tax:
        Unrealized gains on available-for-sale investment
          securities

              Total comprehensive income

Stock options exercised and related tax benefit (Note 10)                  17,351           112,042

Cash dividend - $.40 per share                                                                              (644,376)
                                                                        ----------     ------------      -----------

Balance, December 31, 1997                                              1,628,291        12,337,764        3,562,034

Comprehensive income (Note 14):
  Net income                                                                                               2,008,670
  Other comprehensive loss, net of tax:
       Unrealized losses on available-for-sale investment
          securities

              Total comprehensive income

Retirement of common stock (Note 10)                                      (18,803)         (260,559)
Stock options exercised and related tax benefit (Note 10)                  62,641           746,997

Cash dividend - $.40 per share                                                                              (662,219)
                                                                        ----------     ------------      -----------
Balance, December 31, 1998                                              1,672,129        12,824,202        4,908,485
                                                                        ----------     ------------      -----------


                                                                        ACCUMULATED
                                                                           OTHER
                                                                        COMPREHENSIVE       SHAREHOLDERS'      COMPREHENSIVE
                                                                        (LOSS) INCOME            EQUITY            INCOME
                                                                      ---------------      -------------      -------------
Balance, January 1, 1997                                              $    (18,190)        $ 15,113,176

Comprehensive income (Note 14):
  Net income                                                                                  1,300,766       $  1,300,766
  Other comprehensive income, net of tax:
        Unrealized gains on available-for-sale investment
          securities                                                        28,070               28,070             28,070
                                                                                                              ------------

              Total comprehensive income                                                                      $  1,328,836
                                                                                                              ============

Stock options exercised and related tax benefit (Note 10)                                       112,042

Cash dividend - $.40 per share                                                                 (644,376)
                                                                      ------------             --------

Balance, December 31, 1997                                                   9,880           15,909,678

Comprehensive income (Note 14):
  Net income                                                                                  2,008,670       $  2,008,670
  Other comprehensive loss, net of tax:
       Unrealized losses on available-for-sale investment
          securities                                                       (31,310)             (31,310)           (31,310)
                                                                                                              ------------

              Total comprehensive income                                                                      $  1,977,360
                                                                                                              ============

Retirement of common stock (Note 10)                                                           (260,559)
Stock options exercised and related tax benefit (Note 10)                                       746,997

Cash dividend - $.40 per share                                                                 (662,219)
                                                                      ------------          -----------


Balance, December 31, 1998                                                 (21,430)          17,711,257
                                                                      ------------          -----------


                                  (Continued)

                          TEHAMA BANCORP AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                                              COMMON  STOCK
                                                                       ---------------------------        RETAINED
                                                                         SHARES           AMOUNT          EARNINGS
                                                                       ------------    -------------     -----------

Balance, December 31, 1998                                              1,672,129      $  12,824,202      $  4,908,485

Comprehensive income (Note 14):
  Net income                                                                                                 2,247,213
  Other comprehensive loss, net of tax:
        Unrealized losses on available-for-sale investment
           securities


               Total comprehensive income

Retirement of common stock (Note 10)                                      (18,684)          (236,647)
Stock options exercised and related tax benefit (Note 10)                  60,249            602,320
Cash dividend - $.50 per share                                                                                (853,980)
                                                                        ----------     ------------       ------------


Balance, December 31, 1999                                              1,713,694      $  13,189,875      $  6,301,718
                                                                        =========      =============      ============



                                                                    ACCUMULATED
                                                                       OTHER
                                                                    COMPREHENSIVE
                                                                      (LOSS)          SHAREHOLDERS'      COMPREHENSIVE
                                                                      INCOME             EQUITY             INCOME
                                                                -----------------   --------------       -------------
Balance, December 31, 1998                                      $     (21,430)      $ 17,711,257

Comprehensive income (Note 14):
  Net income                                                                           2,247,213       $   2,247,213
  Other comprehensive loss, net of tax:
        Unrealized losses on available-for-sale investment
           securities                                                (832,191)          (832,191)           (832,191)
                                                                                                       -------------
               Total comprehensive income                                                              $   1,415,022
                                                                                                       =============
Retirement of common stock (Note 10)                                                    (236,647)
Stock options exercised and related tax benefit (Note 10)                                602,320
Cash dividend - $.50 per share                                                          (853,980)
                                                                -------------       ------------


Balance, December 31, 1999                                      $    (853,621)      $ 18,637,972
                                                                =============       ============

                                                                                                      1999              1998
                                                                                                  -------------     ------------
Disclosure of reclassification amount, net of taxes (Note 14):
   Unrealized holding losses arising during the year                                              $ (839,548)        $  (12,508)
   Add: unrealized holding gains resulting from investment in leasing company                         13,085

   Less: reclassification adjustment for gains included in net income                                  5,728              18,802
                                                                                                       -----              ------

   Net unrealized losses on available-for-sale investment securities                              $  (832,191)        $   (31,310)
                                                                                                  ===========         ===========

              The accompanying notes are an integral part of these
                             financial statements.

                          TEHAMA BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                       1999              1998              1997
                                                                    ------------    -------------      ------------
Cash flows from operating activities:
   Net income                                                       $  2,247,213     $  2,008,670      $  1,300,766
   Adjustments to reconcile net income
      to net cash provided by operating activities:
          Provision for loan and lease losses                          1,325,000        1,113,000         1,705,000
          Depreciation and amortization                                  424,756          331,672           263,929
          Gain on sales and calls of investment
              securities                                                  (9,546)         (28,885)
          (Accretion) amortization of investment
              security (discounts) premiums, net                        (125,091)           1,668            27,823
          Deferred loan origination (costs) fees, net                   (673,254)          63,383           (91,971)
          Undistributed earnings of investment in
              leasing company                                           (444,364)        (300,711)          (35,256)
          Provision for losses on other real estate                                                          60,000
          Gain on sale of other real estate                              (16,710)                           (23,959)
          Write down of other assets                                       6,500
          Loss on sale of other assets                                     1,095           45,226            45,399
          (Increase) decrease in loans held for sale                     (47,923)         304,428          (229,428)
          Increase in cash surrender value of life
             insurance policies                                         (150,769)        (117,602)          (65,204)
          (Increase) decrease in accrued interest
             receivable and other assets                                (297,053)         122,584          (220,378)
          Increase (decrease) in accrued interest
             payable and other liabilities                             1,028,660          418,803          (312,331)
          Deferred taxes                                                  87,000         (122,000)         (219,000)
          Other                                                           32,610
                                                                    ------------     ------------      ------------
                Net cash provided by operating activities              3,388,124        3,840,236         2,205,390
                                                                    ------------     ------------      ------------

Cash flows from investing activities:
   Cash acquired in the purchase of selected assets
      and liabilities of another bank                                                                    17,031,577
   Proceeds from sales and calls of available-for-sale
      investment securities                                            4,504,512       15,502,130         8,240,138
   Proceeds from called held-to-maturity investment
      securities                                                         355,250          641,350            80,000
   Proceeds from matured available-for-sale investment
     securities                                                       40,368,261        1,540,000         1,095,000
   Proceeds from matured held-to-maturity investment
     securities                                                        1,767,800
   Purchases of available-for-sale investment
     securities                                                      (39,165,876)     (33,188,997)       (6,059,041)
   Purchases of held-to-maturity investment
     securities                                                         (996,037)      (3,229,579)         (225,000)
   Principal payments received from mortgage-backed
     available-for-sale investment securities                            487,012           43,599            53,201
   Net increase in loans                                             (24,962,227)      (1,762,474)      (28,593,443)
   Purchases of premises and equipment                                  (758,237)        (680,996)         (508,258)
   Purchases of other real estate                                        (15,448)
   Proceeds from sale of other real estate                               266,365          399,271            49,618
   Proceeds from sale of other foreclosed assets                          76,684          207,333           143,506
   Investment in leasing company                                                                         (2,000,000)
   Purchase of life insurance policies                                  (380,000)        (995,000)         (355,000)
                                                                    ------------     ------------      ------------
                Net cash used in investing activities                (18,451,941)     (21,523,363)      (11,047,702)
                                                                    ------------     ------------      ------------

                                                    (Continued)

                          TEHAMA BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                                       1999               1998               1997
                                                                    ------------     ------------       ------------

Cash flows from financing activities:
   Net increase in demand deposits, interest-bearing
      and savings accounts                                          $ 10,706,132     $ 21,951,669       $  6,908,625
   Net (decrease) increase in time deposits                           (2,749,346)       5,887,885          6,018,014
   Proceeds from exercise of stock options                               492,445          601,437             98,942
   Net increase in short-term borrowings                               2,100,000
   Payment of cash dividends                                            (853,980)        (662,219)          (644,376)

   Retirement of common stock                                           (236,647)        (260,559)
                                                                    ------------      ------------      ------------

             Net cash provided by financing activities                 9,458,604       27,518,213         12,381,205
                                                                    ------------      ------------      ------------

             (Decrease) increase in cash and cash
                 equivalents                                          (5,605,213)       9,835,086          3,538,893


Cash and cash equivalents at beginning of year                        22,762,664       12,927,578          9,388,685
                                                                    ------------      ------------      ------------

Cash and cash equivalents at end of year                            $ 17,157,451     $ 22,762,664      $  12,927,578
                                                                    ============      ===========      =============


Supplemental disclosure of cash flow information:
      Cash paid during the year for:
      Interest expense                                              $  5,125,173     $  5,609,794       $  5,028,411
      Income taxes                                                  $     70,000     $    854,000       $    875,000

Non-cash investing activities:
   Real estate acquired through foreclosure                         $    216,706     $    110,295       $     78,957
   Other assets acquired through foreclosure of
      consumer loans                                                $     74,060     $    198,067       $    228,903
   Net change in unrealized (loss) gain on
      available-for-sale investment securities                      $ (1,392,529)    $    (52,923)      $     48,498
   Unrealized gain resulting from investment in
      leasing company                                               $     13,085

Supplemental schedule related to acquisition:
   On February 21, 1997, the Bank acquired or
      assumed the following assets and liabilities
      of another bank (Note 16):
          Deposits assumed                                                                              $ 18,141,712
          Premises and equipment                                                                            (480,226)
          Loans                                                                                              (18,633)

          Other liabilities assumed                                                                           47,218
                                                                                                        ------------
                                                                                                          17,690,071


          Premium paid for deposits                                                                         (658,494)
                                                                                                        ------------
          Cash acquired                                                                                 $ 17,031,577
                                                                                                        ============





      The accompanying notes are an integral part of these financial statements.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         GENERAL
         -------

         Tehama Bancorp (the "Company") was incorporated on January 15, 1997 and subsequently obtained approval of the Board of Governors of the Federal Reserve System to be a bank holding company. On June 30, 1997, Tehama Bank (the "Bank") consummated a merger with Tehama Bancorp that was effected through the exchange of one share of the Company's stock for each share of the Bank's stock. The Bank is engaged in consumer and commercial banking, offering products and services to individuals and businesses in a four-county region.

         The accounting and reporting policies of the Company and its subsidiary conform with generally accepted accounting principles and prevailing practices within the banking industry.

         RECLASSIFICATIONS
         -----------------

         Certain reclassifications have been made to prior years' balances to conform to classifications used in 1999.

         PRINCIPLES OF CONSOLIDATION
         ---------------------------

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All material intercompany transactions and accounts have been eliminated in consolidation.

         The Company's fifty percent investment in Bancorp Financial Services, Inc., a leasing company, is accounted for by the equity method. Although the Company owns fifty percent of the outstanding stock of the leasing company, it does not have the ability to significantly influence the financial and operating policies of Bancorp Financial Services, Inc.

         INVESTMENT SECURITIES
         ---------------------

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

         LOANS HELD FOR SALE
         -------------------

         Loans held for sale consist of mortgage loans and are carried at the lower of cost or market value. Market value is determined using the specific identification method as of the balance sheet date. Unrealized losses and realized gains and losses are determined on the specific identification method and are reflected in non-interest income or other expense. Loans held for sale are included on the consolidated balance sheet in accrued interest receivable and other assets.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         LOANS
         -----

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

         TRANSFERS AND SERVICING OF LOANS
         --------------------------------

         Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets and liabilities are periodically evaluated for impairment. Servicing assets and liabilities were not material for the years ended December 31, 1999 and 1998.

         Servicing rights on loans serviced for others with unpaid balances of $14,630,000 were sold in December 1999. Loans with unpaid balances of approximately $2,698,000 and $19,509,000 were being serviced for others at December 31, 1999 and 1998, respectively. A gain of $85,500 is reflected in non-interest income.

         ALLOWANCE FOR LOAN AND LEASE LOSSES
         -----------------------------------

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

         OTHER REAL ESTATE
         -----------------

         Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan and lease losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. Subsequent gains or losses on sales or writedowns resulting from permanent impairment are recorded in other income or expense as incurred. On the balance sheet, other real estate is included in accrued interest receivable and other assets.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         BANK PREMISES AND EQUIPMENT
         ---------------------------

         Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of furniture, fixtures and equipment are estimated to be three to ten years. Leasehold improvements are amortized over the life of the related lease, or the life of the asset, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

         INCOME TAXES
         ------------

         Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities. On the balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

         The Company files its income taxes on a consolidated basis with its subsidiary. The allocation of income taxes to the subsidiary represents its proportionate share of the consolidated provision for income taxes.

         CASH AND CASH EQUIVALENTS
         -------------------------

         For the purpose of the statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one day periods.

         EARNINGS PER SHARE
         ------------------

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

         MERCHANT BANK CARD PROCESSING
         -----------------------------

         The Bank serves as a merchant processor, under contract with a third party, for processing credit card transactions of selected merchants. Processing fees are recorded as non-interest income and were based upon a contractual percentage of valid credit card transactions processed each month through February 1999. Beginning in March 1999, the Bank earns a flat fee based on minimum processing levels. Prior to 1999, selected direct costs of the Bank's merchant card processing personnel were reimbursed by the program's marketing agent. The credit card processing equipment and related software are assets of the third party and are not reflected in the consolidated financial statements.

         AUTOMATED TELLER MACHINE CASH SERVICES
         --------------------------------------

         The Bank supplies cash to selected privately-owned automated teller machines (ATM's). Fees are recorded as non-interest income based upon a contractual percentage of the cash supplied each month.

         USE OF ESTIMATES
         ----------------

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

         STOCK-BASED COMPENSATION
         ------------------------

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

         NEW FINANCIAL ACCOUNTING STANDARD
         ---------------------------------

         In June 1998, the Financial Accounting Standards Board issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY, which was subsequently amended by SFAS 137 to delay the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management does not believe that the adoption of SFAS 133 will have a significant impact on its financial position and results of operations when implemented.

2.       INVESTMENT SECURITIES

         The amortized cost and estimated market value of investment securities at December 31, 1999 and 1998 consisted of the following:

         AVAILABLE-FOR-SALE:
         ------------------


                                                                                      1999
                                                        ----------------------------------------------------------
                                                                           Gross         Gross         Estimated
                                                          Amortized      Unrealized    Unrealized       Market
                                                            Cost            Gains        Losses          Value
                                                        ------------    ------------  ------------    ------------


              Obligations of U.S. Government
                corporations and agencies               $  9,506,988  $          -  $  (341,988)    $  9,165,000
              Obligations of states and political
                subdivisions                                 198,996                    (24,996)         174,000
              Government guaranteed mortgage-
                backed securities                         10,525,346         1,327     (753,673)       9,773,000
              Collateralized mortgage obligations          7,003,596                   (308,596)       6,695,000
              Federal Reserve Bank stock                     367,200                                     367,200
              Federal Home Loan Bank stock                   616,300                                     616,300
                                                        ------------  ------------  ------------    ------------
                                                        $ 28,218,426  $      1,327  $ (1,429,253)   $ 26,790,500
                                                        ============  ============  ============    ============


         Net unrealized losses on available-for-sale investment securities totaling $1,427,926 were recorded net of $561,220 in tax benefits as accumulated other comprehensive loss within shareholders' equity at December 31, 1999. Proceeds and gross realized gains on sales and calls of available-for-sale investment securities for the year ended December 31, 1999 totaled $4,504,512 and $4,296, respectively.

                          TEHAMA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.       INVESTMENT SECURITIES (Continued)

         AVAILABLE-FOR-SALE: (Continued)
         ------------------


                                                                                1998
                                                     -------------------------------------------------------
                                                                        Gross        Gross       Estimated
                                                       Amortized      Unrealized   Unrealized      Market
                                                         Cost           Gains        Losses        Value
                                                     ------------   ------------  ------------  ------------
         U.S. Treasury securities and obligations
           of U.S. Government corporations and
           agencies                                  $ 16,211,356    $   42,535   $  (36,891)   $ 16,217,000
         Obligations of states and political
           subdivisions                                   140,000         1,000                      141,000
         Commercial paper                               5,988,631                     (7,631)      5,981,000
         Government guaranteed mortgage-
           backed securities                           10,992,410         2,535      (36,945)     10,958,000
         Federal Reserve Bank stock                       367,200                                    367,200
         Federal Home Loan Bank stock                     569,100                                    569,100
                                                     ------------    ------------ ----------    ------------
                                                     $ 34,268,697    $   46,070   $  (81,467)   $ 34,233,300
                                                     ============    ============ ==========    ============


         Net unrealized losses on available-for-sale investment securities totaling $35,397 were recorded net of $13,967 in tax benefits as accumulated other comprehensive loss within shareholders' equity at December 31, 1998. Proceeds and gross realized gains on called available-for-sale investment securities for the year ended December 31, 1998 totaled $15,502,130 and $21,389, respectively.

         HELD-TO-MATURITY:
         ----------------

                                                                                 1999
                                                     ------------------------------------------------------------
                                                                         Gross           Gross         Estimated
                                                       Amortized       Unrealized      Unrealized        Market
                                                          Cost           Gains           Losses          Value
                                                     ------------      ----------      ----------   -------------

           Obligations of states and political
              subdivisions                           $ 11,723,243      $  110,732      $ (223,975)   $ 11,610,000
                                                     ============      ==========      ==========    ============


         Proceeds and gross realized gains on called held-to-maturity investment securities for the year ended December 31, 1999 totaled $355,250 and $5,250, respectively. There were no sales or transfers of held-to-maturity investment securities during the year ended December 31, 1999.



                                                                               1998
                                                --------------------------------------------------------
                                                                   Gross        Gross        Estimated
                                                Amortized       Unrealized    Unrealized      Market
                                                  Cost             Gains        Losses        Value
                                                -------------  ------------   ---------     -------------


         Obligations of states and political
         subdivisions                           $  12,859,256   $   347,744   $       -     $  13,207,000
                                                =============   ===========   =========     =============


         Proceeds and gross realized gains on called held-to-maturity investment securities for the year ended December 31, 1998 totaled $641,350 and $7,496, respectively. There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 1998 or 1997.

                                       TEHAMA BANCORP AND SUBSIDIARY

                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Continued)



2.       INVESTMENT SECURITIES (Continued)

         The amortized cost and estimated market value of investment securities at December 31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                          AVAILABLE-FOR-SALE                 HELD-TO-MATURITY
                                                     ---------------------------     ------------------------------
                                                                       ESTIMATED                          ESTIMATED
                                                     AMORTIZED          MARKET          AMORTIZED          MARKET
                                                        COST            VALUE              COST             VALUE
                                                     ----------        ---------      -----------       -----------
          Within one year                             $       -        $       -      $   525,315       $   529,000
          After one year through five years           9,506,988        9,165,000        4,437,891         4,480,000
          After five years through ten years                                            5,775,768         5,679,000
          After ten years                               198,996          174,000          984,269           922,000
                                                     ----------        ---------      -----------       -----------
                                                      9,705,984        9,339,000       11,723,243        11,610,000

          Investment securities not due
              at a single maturity date:
                 Government guaranteed
                     mortgage-backed
                     securities                      10,525,346        9,773,000
                 Collateralized mortgage
                     obligations                      7,003,596        6,695,000
                 Federal Reserve Bank stock             367,200          367,200
                 Federal Home Loan Bank
                     stock                              616,300          616,300
                                                     ----------        ---------      -----------       -----------

                                                  $  28,218,426    $  26,790,500    $  11,723,243     $  11,610,000
                                                  =============    =============    =============     =============


         Investment securities with amortized costs of approximately $24,008,000 and $2,228,000 and estimated market values of $22,719,000 and $2,243,000 were pledged to secure deposits and short-term borrowing arrangements at December 31, 1999 and 1998, respectively. Additionally, investment securities with amortized costs of $2,982,000 and $2,000,000 and estimated market values of $2,867,000 and $2,000,000 were pledged to VISA at December 31, 1999 and 1998 in conjunction with the Bank's merchant processing services.

3.       LOANS AND LEASES

         Outstanding loans and leases are summarized as follows:



                                                                                              DECEMBER 31,
                                                                                 ---------------------------------
                                                                                      1999                1998
                                                                                 --------------      -------------


          Commercial                                                             $  27,576,401       $  22,679,709
          Commercial real estate                                                    23,717,451          11,781,897
          Real estate - construction                                                 9,034,743           8,873,686
          Real estate - mortgage                                                    35,410,666          38,673,581
          Leases                                                                     6,212,446           8,744,942

          Installment                                                               43,212,382          31,953,756
                                                                                 --------------      -------------

                                                                                   145,164,089         122,707,571

          Unearned discount                                                           (695,730)         (1,649,410)
          Deferred loan origination costs, net                                         705,460              32,206
          Allowance for loan and lease losses                                       (2,148,074)         (2,080,831)
                                                                                 --------------      -------------

                                                                                 $ 143,025,745       $ 119,009,536
                                                                                 =============       =============

                                       TEHAMA BANCORP AND SUBSIDIARY

                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Continued)



3.       LOANS AND LEASES (Continued)

         Changes in the allowance for loan and lease losses were as follows:



                                                                  YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------
                                                       1999              1998              1997
                                                    ------------      ------------      ------------
         Balance, beginning of year                 $  2,080,831      $  1,705,200      $   896,733
         Provision charged to operations               1,325,000         1,113,000        1,705,000
         Losses charged to allowance                  (1,438,474)         (962,480)        (978,709)
         Recoveries                                      180,717           225,111           82,176
                                                    ------------      ------------      ------------

         Balance, end of year                       $  2,148,074      $  2,080,831      $  1,705,200
                                                    ============      ============      ============


         At December 31, 1999 and 1998, nonaccrual loans totaled $750,600 and $253,900, respectively. Interest foregone on nonaccrual loans totaled approximately $70,200, $44,500 and $29,400 for the years ended December 31, 1999, 1998 and 1997, respectively. The recorded investment in loans that were considered to be impaired at December 31, 1999 and 1998 totaled $258,600 and $1,352,900, respectively. The related allowance for loan and lease losses for these loans at December 31, 1999 and 1998 was $78,200 and $459,100, respectively. The average recorded investment in impaired loans for the years ended December 31, 1999, 1998 and 1997 was $677,300, $287,400 and $123,800, respectively. The Bank recognized no interest income on impaired loans during these same periods.

         Salaries and employee benefits totaling $603,000, $154,000 and $259,000 have been deferred as loan origination costs for the years ended December 31, 1999, 1998 and 1997, respectively.

4.       BANK PREMISES AND EQUIPMENT

         Bank premises and equipment consisted of the following:


                                                                           DECEMBER 31,
                                                                --------------------------------
                                                                     1999              1998
                                                                --------------    --------------


         Land                                                   $     200,840     $      200,840
         Bank premises                                                945,713            878,406
         Furniture, fixtures and equipment                          2,614,738          2,046,561
         Leasehold improvements                                       405,944            313,288
                                                                --------------    --------------

                                                                    4,167,235          3,439,095

             Less accumulated depreciation and amortization        (1,451,193)        (1,101,768)
                                                                --------------    --------------

                                                                $   2,716,042     $    2,337,327
                                                                ==============    ==============


        Depreciation and amortization included in occupancy expense totaled $379,522, $299,299 and $233,319 for the years ended December 31, 1999,
        1998 and 1997, respectively.

5.       INVESTMENT IN LEASING COMPANY

         On January 2, 1997, the Bank invested $2,000,000 in a joint venture with another community bank to form Bancorp Financial Services, Inc. (Bancorp). In March 1998, ownership of the investment in Bancorp was transferred to the holding company through a dividend from the Bank. Bancorp principally engages in the business of originating, purchasing and selling lease contracts. The lease contracts provide financing primarily for the acquisition of computers, medical and other business equipment. All equipment leased is acquired from unrelated parties. The Company's fifty percent interest in Bancorp's net income for the years ended December 31, 1999, 1998 and 1997 totaled $444,364, $300,711 and
         $35,256, respectively.

         In 1999, Bancorp had other comprehensive income of $26,170, net of $18,186 in tax liabilities. The Company's fifty percent interest in Bancorp's other comprehensive income for the year ended December 31, 1999 totaled $13,085.

                                       TEHAMA BANCORP AND SUBSIDIARY

                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Continued)


6.       INTEREST-BEARING DEPOSITS

         Interest-bearing deposits consisted of the following:



                                               DECEMBER 31,
                                   ----------------------------------
                                          1999               1998
                                   --------------      --------------
         Savings                   $   15,574,850      $   14,815,345
         Money market                  37,554,451          39,779,595
         NOW accounts                  13,508,011          12,831,352
         Time, $100,000 or more        15,238,417          15,568,599
         Other time                    55,905,543          58,324,707
                                   --------------       -------------

                                   $  137,781,272      $  141,319,598
                                   ==============      ==============


         Aggregate annual maturities of time deposits are as follows:


                  YEAR ENDING
                  DECEMBER 31,
                  ------------

                      2000            $   66,195,805
                      2001                 4,729,234
                      2002                   196,492
                      2003                    22,429
                                      --------------
                                      $   71,143,960
                                      ==============



         Interest expense recognized on interest-bearing deposits consisted of the following:


                                                 YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------
                                        1999                 1998                   1997
                                   ---------------      ---------------      ---------------

         Savings                     $     348,498        $     411,548        $     394,557
         Money market                    1,309,145            1,185,336            1,033,029
         NOW accounts                      181,236              234,125              208,777
         Time, $100,000 or more            645,163              752,158              692,358
         Other time                      2,609,977            3,021,658            2,895,835
                                   ---------------      ---------------      ---------------
                                    $    5,094,019       $    5,604,825       $    5,224,556
                                   ===============      ===============      ===============


7.       INCOME TAXES

         The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 consisted of the following:



                                                  FEDERAL           STATE             TOTAL
                                               -----------       -----------      -----------


        1999
        ----
        Current                                $   481,000       $   241,000      $   722,000
        Deferred                                    70,000            17,000           87,000
                                               -----------       -----------      -----------
                    Income tax expense         $   551,000       $   258,000      $   809,000
                                               ===========       ===========      ===========

        1998
        ----
        Current                                $   686,000       $   288,000      $   974,000
        Deferred                                  (102,000)          (20,000)        (122,000)
                                               -----------       -----------      -----------
                    Income tax expense         $   584,000       $   268,000      $   852,000
                                               ===========       ===========      ===========

        1997
        ----
        Current                                $   576,000       $   256,000      $   832,000
        Deferred                                  (168,000)          (51,000)        (219,000)
                                               -----------       -----------      -----------
                    Income tax expense         $   408,000       $   205,000      $   613,000
                                               ===========       ===========      ===========

                                       TEHAMA BANCORP AND SUBSIDIARY

                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                (Continued)



7.       INCOME TAXES (Continued)

         Deferred tax assets (liabilities) are comprised of the following at December 31, 1999 and 1998:



                                                                                1999             1998
                                                                            -----------      ------------

        Deferred tax assets:
           Allowance for loan losses                                        $   584,000      $    655,000
           Salary continuation expense                                          322,000           272,000
           Future benefit of state tax deduction                                 76,000            85,000
           Unrealized loss on available-for-sale investment securities          561,000            14,000
           Capitalization of organization costs                                  20,000            28,000
           Other real estate                                                                       13,000
                                                                            -----------      ------------
                 Total deferred tax assets                                    1,563,000         1,067,000
                                                                            -----------      ------------

        Deferred tax liabilities:
           Bank premises and equipment                                          (83,000)          (85,000)
           Future liability of state deferred tax asset                         (57,000)          (65,000)
           Undistributed interest in earnings of leasing company                (66,000)          (27,000)
           Federal Home Loan Bank stock dividends                                (7,000)
                                                                            -----------      ------------

                 Total deferred tax liabilities                                (213,000)         (177,000)
                                                                            -----------      ------------

                 Net deferred tax assets                                    $ 1,350,000      $    890,000
                                                                            ===========      ============


         The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rate to operating income before income taxes. The tax effects for these differences are as follows:

                                                            1999                     1998                  1997
                                                  -----------------------    --------------------     --------------------
                                                      AMOUNT       RATE %      AMOUNT      RATE %       AMOUNT      RATE%
                                                  -----------     -------    ---------    -------     ---------    -------
         Federal income tax expense, at
           statutory rate                         $ 1,039,112      34.0      $ 972,628      34.0      $ 650,680      34.0
         State franchise tax, net of Federal tax
           effect                                     166,913       5.5        151,661       5.3        128,402       6.7
         Interest on obligations of states and
           political subdivisions                    (193,784)     (6.3)      (171,124)     (6.0)      (180,281)     (9.4)
         Dividends received deduction from
           investment in leasing company             (120,867)     (4.0)       (81,793)     (2.9)
         Net increase on cash surrender value of
           officer life insurance                     (50,827)     (1.7)       (39,985)     (1.4)       (22,169)     (1.1)
         Other                                        (31,547)     (1.0)        20,613        .8         36,368       1.8
                                                  -----------     -------    ---------    -------     ---------    -------
               Total income tax expense             $ 809,000      26.5      $ 852,000      29.8      $ 613,000      32.0
                                                  ===========     =======    =========    =======     =========    =======


8.       SHORT-TERM BORROWING ARRANGEMENTS

         The Bank has a $7,500,000 unsecured borrowing arrangement with one of its correspondent banks. At December 31, 1999, the Bank had outstanding borrowings of $2,100,000 under this arrangement at an interest rate of 5.75%. There were no borrowings outstanding under this arrangement at December 31, 1998. Interest expense was $15,842 and $9,642 for the years ended December 31, 1999 and 1998, respectively.

         At December 31, 1999, the Bank could also borrow up to twenty-five percent of its total assets from the Federal Home Loan Bank, secured by investment securities with amortized costs totaling $17,483,000 and estimated market values totaling $16,421,000. There were no borrowings under this arrangement at December 31, 1999 or 1998.

                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                                   (Continued)

9.       COMMITMENTS AND CONTINGENCIES

         LEASES

         The Bank leases premises and equipment under non-cancelable operating leases. These leases expire on various dates through 2008 and have various renewal options ranging from five to ten years.

         Future minimum lease payments are as follows:


            YEAR ENDING
            DECEMBER 31
            -----------
                 2000                                  $   219,938
                 2001                                      220,783
                 2002                                      206,280
                 2003                                      191,794
                 2004                                      151,002
            Thereafter                                     320,522
                                                      ------------
                                                      $  1,310,319
                                                      ============

         Rental expense for premises and equipment included in occupancy expense totaled approximately $203,000, $156,000 and $111,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

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

         The following financial instruments represent off-balance-sheet credit risk:

                                                                        DECEMBER 31,
                                                            ------------------------------------
                                                                 1999                  1998
                                                            ---------------     ----------------
         Commitments to extend credit                       $    27,109,000      $    17,847,000
         Letters of credit                                  $       285,000      $       140,000

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

         At December 31, 1999, commercial loan commitments represent approximately 69% of total commitments and are generally unsecured. Real estate loan commitments represent 18% of total commitments and are generally secured by

                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                                   (Continued)


9.       COMMITMENTS AND CONTINGENCIES (Continued)

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)

         property with a loan-to-value ratio not to exceed 80%. Unsecured credit cards and consumer lines of credit represent the remaining 13% of total commitments. In addition, the majority of the Bank's commitments have variable interest rates.

         The Bank's financial instruments also include commitments to sell loans. Commitments to sell loans are agreements to sell to another party, loans originated by the Bank. The Bank only sells loans to third parties without recourse. As long as the Bank has fulfilled its obligations as stated in the sales commitment on such loans, the Bank is not exposed to credit loss if the borrower fails to perform according to the promissory note.

         SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

         The Bank grants real estate mortgage, real estate construction, commercial and installment loans to customers throughout Tehama, Butte, Glenn and Shasta counties.

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

         DATA PROCESSING

         The Bank has also entered into a data processing service agreement with Bank Processing, Inc. Under this agreement, the Bank's minimum payments are as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
                   2000                               $   152,904
                   2001                                   152,904
                   2002                                    89,194
                                                      -----------
                                                      $   395,002
                                                      ===========

         CORRESPONDENT BANKING AGREEMENTS

         The Bank maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $10,239,315 at December 31, 1999.

         CONTINGENCIES

         The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position or results of operations of the Company.

                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                                   (Continued)


10.      SHAREHOLDERS' EQUITY

         DIVIDENDS

         Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive dividends. The Company's only present source of income with which to pay dividends is dividends from the Bank. The California Financial Code restricts the total cash dividend payment of any state bank at any time to the lesser of (1) the Bank's retained earnings or (2) the Bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. At December 31, 1999, the Bank had $3,243,078 in retained earnings available for dividend payments to the Company.

         EARNINGS PER SHARE

         A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:


                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                                                 NUMBER OF
                                                                  NET              SHARES          PER SHARE
               FOR THE YEAR ENDED                                INCOME          OUTSTANDING        AMOUNT
               ------------------                                ------         ------------      ----------
         DECEMBER 31, 1999

         Basic earnings per share                              $  2,247,213         1,701,552       $     1.32
                                                                                                    ==========

         Effect of dilutive stock options                                               5,977
                                                               -----------        -----------

         Diluted earnings per share                            $  2,247,213         1,707,529       $     1.32
                                                               ============       ============      ==========
         DECEMBER 31, 1998

         Basic earnings per share                              $  2,008,670         1,663,956       $     1.21
                                                                                                    ==========
         Effect of dilutive stock options                                              51,289
                                                               -----------        -----------

         Diluted earnings per share                            $  2,008,670         1,715,245       $     1.17
                                                               ============       ===========       ==========

         DECEMBER 31, 1997

         Basic earnings per share                              $  1,300,766         1,615,122       $      .81
                                                                                                    ==========

         Effect of dilutive stock options                                              59,535
                                                               -----------        -----------
         Diluted earnings per share                            $  1,300,766         1,674,657       $      .78
                                                               ============       ===========       ==========

         The following options were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market prices of the common shares during the same periods: options to purchase 33,500 shares of common stock at prices ranging from $13.25 to $16.81 outstanding during the first quarter of 1999; options to purchase 52,585 shares of common stock at prices ranging from $12.27 to $16.81 outstanding during the second quarter of 1999; options to purchase 138,085 shares of common stock at prices ranging from $11.88 to $16.81 outstanding during the third and fourth quarters of 1999; options to purchase 34,390 shares of common stock at prices ranging from $16.81 to $17.50 outstanding during the second and third quarters of 1998; and options to purchase 52,280 shares of common stock at prices ranging from $14.00 to $17.50 outstanding during the fourth quarter of 1998.

         STOCK OPTIONS

         In 1999 and 1994, the Board of Directors established stock option plans for which 503,129 shares of common stock are reserved for issuance to employees and directors under incentive and nonstatutory agreements. The Company assumed all obligations under the 1994 plan as of July 1, 1997 and options to purchase shares of the Company's common stock were substituted for options to purchase shares of common stock of the Bank. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. Options granted generally vest at twenty percent each

                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                                   (Continued)

10.      SHAREHOLDERS' EQUITY (CONTINUED)

         STOCK OPTIONS (CONTINUED)

         year. The options under the plans expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. Outstanding options under the 1994 Plan are exercisable until their expiration date; however, no new options will be granted under this plan.

         The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Accordingly, no compensation expense has been recognized for its stock option plans. Had compensation cost been determined based on the fair value at grant date for awards in 1999 and 1998 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below. Pro forma compensation expense is recognized in the years the options become vested.

                                                                        YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                      1999                 1998
                                                                  ---------------      ---------------
         Net earnings - as reported                                $    2,247,213      $    2,008,670
         Net earnings - pro forma                                  $    2,191,458      $    1,982,003

         Basic earnings per share - as reported                    $         1.32      $         1.21
         Basic earnings per share - pro forma                      $         1.29      $         1.19

         Diluted earnings per share - as reported                  $         1.32      $         1.17
         Diluted earnings per share - pro forma                    $         1.28      $         1.16

         The fair value of each option is estimated on the date of grant using an option-pricing model with the following assumptions:


                                                                       YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------
                                                                       1999                 1998
                                                                  ---------------       ------------
        Dividend yield                                                     3.54%               2.50%
        Expected volatility                                               48.94%              59.54%
        Risk-free interest rate                                            5.94%               4.68%
        Expected option life                                             5 years             5 years

                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


10.      SHAREHOLDERS' EQUITY (Continued)

         STOCK OPTIONS (CONTINUED)

         A summary of combined activity within the plans follows:


                                                1999                       1998                      1997
                                          ---------------------       ---------------------     ----------------------
                                                       WEIGHTED                   WEIGHTED                   WEIGHTED
                                                       AVERAGE                    AVERAGE                    AVERAGE
                                                       EXERCISE                   EXERCISE                   EXERCISE
                                           SHARES       PRICE          SHARES       PRICE        SHARES       PRICE
                                          -------      --------       -------   ----------      ---------   ----------
        Options outstanding,
           beginning of year              158,496      $   11.96       172,520     $   9.46      195,826      $   9.21

        Options granted                    92,500      $   11.76        52,280     $  16.12       12,000      $  12.00
        Options exercised                 (60,249)     $    8.71       (62,641)    $   8.75      (17,351)     $   8.84
        Options canceled                  (13,382)     $   11.00        (3,663)    $   8.94      (17,955)     $   9.04
                                          -------                     --------                   -------
        Options outstanding,
           end of year                    177,365      $   13.03       158,496     $  11.96      172,520      $   9.46
                                          =======                     ========                   =======
        Options exercisable,
           end of year                     64,180      $   13.20        98,738     $  10.19      120,016      $   9.08
                                          =======                     ========                   =======
        Weighted average fair
           value of options granted
           during the year                             $    2.42                   $   3.94

                                                                              OUTSTANDING OPTIONS
                                                            ---------------------------------------------------------
                                                               NUMBER OF            WEIGHTED             NUMBER OF
                                                                OPTIONS              AVERAGE              OPTIONS
                                                              OUTSTANDING           REMAINING           EXERCISABLE
                                                             DECEMBER 31,          CONTRACTUAL         DECEMBER 31,
        RANGE OF EXERCISE PRICES                                 1999                  LIFE                  1999
        ------------------------                            ---------------     ----------------      ----------------
        $         10.75                                              5,000          1 year                     4,000
        $         12.27                                             19,085          1 year                    15,268
        $         12.00                                             10,500          2 years                    6,300
        $         15.13                                              5,000          3 years                    2,000
        $         16.81                                             21,500          3 years                    8,600
        $         17.50                                             10,890          3 years                    4,356
        $         14.00                                             10,890          3 years                    4,356
        $         14.50                                              2,000          3 years                      800
        $         13.25                                              5,000          4 years                    1,000
        $         10.50                                             12,500         10 years                    2,500
        $         11.88                                             75,000         10 years                   15,000
                                                                   -------                                    ------
                                                                   177,365                                    64,180
                                                                   =======                                    ======

         COMMON STOCK REPURCHASE PROGRAM

         During 1997, the Board of Directors authorized the repurchase of up to $500,000 of the Company's common stock. Repurchases will generally be made at market prices. Shares were purchased for $236,647 and $260,559 during the years ended December 31, 1999 and 1998, respectively.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Company and the Bank meet all their capital adequacy requirements as of December 31, 1999.

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

                                                     1999                    1998                    1997
                                              -------------------     -------------------     --------------------
                                                 AMOUNT       RATE      AMOUNT        RATE      AMOUNT        RATE
                                              ------------    ----    -----------     ----    ----------      ----
         LEVERAGE RATIO

         Tehama Bancorp and subsidiary         $18,941,300     9.4%   $ 17,137,200     9.4%    $15,271,900     9.4%
         Tehama Bank                           $15,752,500     7.9%   $ 14,222,200     7.9%    $15,118,600     9.3%

         Minimum requirement for "Well-
               Capitalized" institution        $10,096,000     5.0%    $ 9,073,500     5.0%    $ 8,127,700     5.0%
         Minimum regulatory requirement        $ 8,076,800     4.0%    $ 7,258,800     4.0%    $ 6,502,200     4.0%

         TIER 1 RISK-BASED CAPITAL RATIO

         Tehama Bancorp and subsidiary         $18,941,300    12.6%   $ 17,137,200    13.6%    $15,271,900    12.7%
         Tehama Bank                           $15,752,500    10.7%   $ 14,222,200    11.5%    $15,118,600    12.5%

         Minimum requirement for "Well-
               Capitalized" institution        $ 9,019,400     6.0%    $ 7,562,900     6.0%    $ 7,236,200     6.0%
         Minimum regulatory requirement        $ 6,012,900     4.0%    $ 5,042,000     4.0%    $ 4,824,200     4.0%

         TOTAL RISK-BASED CAPITAL RATIO

         Tehama Bancorp and subsidiary         $20,823,700    13.9%   $ 18,719,024    14.9%    $16,787,300    13.9%
         Tehama Bank                           $17,596,900    12.0%   $ 15,772,281    12.8%    $16,634,000    13.8%

         Minimum requirement for "Well-
               Capitalized" institution        $15,032,300    10.0%   $ 12,604,900    10.0%    $12,041,500    10.0%
         Minimum regulatory requirement        $12,025,800     8.0%   $ 10,083,900     8.0%    $ 9,633,200     8.0%

                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


11.      OTHER EXPENSES

         Other expenses consisted of the following:



                                                                    YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------------
                                                            1999               1998                1997
                                                       --------------     --------------      ----------------
         Data processing fees                            $    270,145       $    258,618        $    220,909
         Professional services                                300,407            236,966             392,863
         Directors' fees                                      189,600            170,450             155,350
         Stationery and supplies                              202,984            143,070             231,170
         Advertising                                          111,470            154,297             118,708
         Telephone                                            191,481            121,571              93,700
         Other                                              1,626,560          1,240,762           1,120,130
                                                         ------------       ------------        ------------

                                                         $  2,892,647       $  2,325,734        $  2,332,830
                                                         ============       ============        ============

12.      EMPLOYEE BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP PLAN

         In 1987, the Bank adopted an employee stock ownership plan. This plan is designed to invest primarily in securities of the Company, purchased on the open market. The Company's contributions to the plan are at the sole discretion of the Board of Directors. Contributions are limited on a participant-by-participant basis to the lesser of $30,000 or twenty-five percent of the participant's compensation for the plan year. Employee contributions are not permitted. The Company made contributions of $38,332, $39,403 and $29,875 for the years ended December 31, 1999, 1998 and 1997, respectively.

         PROFIT SHARING PLAN

         During 1992, the Bank adopted the Tehama Bank 401(k) Profit Sharing Plan. The plan is available to all employees of the Bank. The Bank's contribution to the plan is discretionary and is allocated at twenty-five percent of each participant's annual contribution. Aggregate contributions to the profit sharing plan totaled $54,632, $38,868 and $30,795 for the years ended December 31, 1999, 1998 and 1997, respectively.

         SALARY CONTINUATION PLANS

         The Bank has salary continuation plans for key executives. Under these plans, the Bank is obligated to provide the executives, or their designated beneficiaries, with annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under insurance policies purchased by the Bank on the lives of the executives. In addition, the estimated present value of these future benefits are accrued over the period from the effective date of the plans until each of the executive's expected retirement date. The expense recognized under these plans for the years ended December 31, 1999, 1998 and 1997 totaled $163,207, $114,620 and
         $136,293, respectively.

         Under these plans, the Bank invested in single premium life insurance policies with cash surrender values totaling $3,477,561 and $2,946,792 at December 31, 1999 and 1998, respectively. On the consolidated balance sheet, the cash surrender value of life insurance policies is included in accrued interest receivable and other assets.

13.      RELATED PARTY TRANSACTIONS

         During the normal course of business, the Company and Bank enter into transactions with related parties, including Directors and affiliates. These transactions are on substantially the same terms and conditions as those prevailing for comparable transactions with unrelated parties and include borrowings from the Bank, the purchase of casualty insurance and advertising through Directors, and the leasing of the Red Bluff branch from a Director.

                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


13.      RELATED PARTY TRANSACTIONS (Continued)

         The following is a summary of the aggregate lending activity involving related party borrowers for the year ended December 31, 1999:

         Balance, beginning of year                                                $   4,700,000

            Disbursements                                                              2,600,000
            Amounts repaid                                                            (3,000,000)

         Balance, end of year                                                      $   4,300,000
                                                                                   =============
         Undisbursed commitments to related parties, December 31, 1999             $   1,343,000
                                                                                   =============

         During 1998 and 1997, the Bank purchased a total of approximately $8,802,000 in leases from Bancorp Financial Services, Inc. at the same price offered to other lease purchasers. Leases were evaluated for creditworthiness in accordance with the Bank's normal underwriting procedures. At December 31, 1999 and 1998, the remaining balances on these leases totaled $5,050,000 and $8,427,000, respectively. There were no leases purchased during 1999.

14.      COMPREHENSIVE INCOME

         Comprehensive income is reported in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Bank's available-for-sale investment securities are included in other comprehensive income. Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the Statement of Changes in Shareholders' Equity.

         For the years ended December 31, 1999, 1998 and 1997, the Bank held securities classified as available-for-sale which had unrealized (losses) gains as follows:

                                                                                         TAX
                                                                       BEFORE         (EXPENSE)        AFTER
                                                                        TAX            BENEFIT          TAX
                                                                       ------         ---------       -------
         FOR THE YEAR ENDED DECEMBER 31, 1999

         Other comprehensive loss:
         Unrealized holding losses                                 $ (1,382,983)   $  543,435       $ (839,548)
         Less:  reclassification adjustment for
                   gains included in net income                           9,546        (3,818)           5,728
                                                                   ------------    ----------       ----------

                                                                     (1,392,529)      547,253         (845,276)

         Add:  unrealized holding gains resulting
                   from investment in leasing company                    22,178        (9,093)          13,085
                                                                   ------------    ----------       ----------

         Total other comprehensive loss                            $ (1,370,351)   $  538,160       $ (832,191)
                                                                   ============    ==========       ==========

         FOR THE YEAR ENDED DECEMBER 31, 1998

         Other comprehensive loss:
         Unrealized holding losses                                 $    (20,846)   $    8,338       $  (12,508)
         Less:  reclassification adjustment for

         gains included in net income                                    28,885       (10,083)          18,802
                                                                   ------------    ----------       ----------

         Total other comprehensive loss                            $    (49,731)   $   18,421       $  (31,310)
                                                                   ============    ==========       ==========

         FOR THE YEAR ENDED DECEMBER 31, 1997

         Other comprehensive income:
               Unrealized holding gains                              $   48,498    $  (20,428)     $  28,070
                                                                   ============    ==========       ==========

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

         The following methods and assumptions were used by management to estimate the fair value of its financial instruments at December 31, 1999 and 1998:

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

         SHORT-TERM BORROWINGS: Short-term borrowings were originated near year end. The carrying amount is estimated to be fair value.

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

                               TEHAMA BANCORP AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          (Continued)


15.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

         The carrying amounts and estimated fair values of the Company's financial instruments are as follows:


                                                      December 31,  1999                     December 31,  1998
                                                ---------------------------------    -------------------------------
                                                   CARRYING            FAIR            CARRYING             FAIR
                                                    AMOUNT             VALUE             AMOUNT             VALUE
                                                ----------------    -------------    --------------     ------------

         Financial assets:
            Cash and due from banks               $   17,157,451    $  17,157,451      $  8,362,664     $  8,362,664
            Federal funds sold                                                           14,400,000       14,400,000
            Investment securities                     38,513,743       38,400,500        47,092,556       47,440,300
            Loans                                    143,025,745      141,427,964       119,009,536      121,472,837
            Accrued interest receivable                1,339,557        1,339,557         1,213,291        1,213,291
            Cash surrender value of life
               insurance policies                      3,477,561        3,477,561         2,946,792        2,946,792
                                                ----------------    -------------    --------------     ------------

                                                  $  203,514,057    $ 201,803,033     $ 193,024,839    $ 195,835,884
                                                  ==============    =============     =============    =============

         Financial liabilities:
            Deposits                              $  188,467,397    $ 188,354,076     $ 180,510,611    $ 180,715,000
            Short-term borrowings                      2,100,000        2,100,000
            Accrued interest payable                     436,635          436,635           451,947          451,947
            Treasury tax and loan
               agreement                                 373,041          373,041           191,014          191,014
                                                ----------------    -------------    --------------    -------------

                                                  $  191,377,073    $ 191,263,752     $ 181,153,572    $ 181,357,961
                                                ================    =============    ==============    =============

         Off-balance-sheet financial
            instruments:
            Commitments to extend credit          $   27,109,000    $  27,109,000     $  17,847,000    $  17,847,000
            Standby letters of credit                    285,000          285,000           140,000          140,000
                                                ----------------    -------------     -------------    -------------

                                                  $   27,394,000    $  27,394,000     $ 17,987,000     $  17,987,000
                                                ================    =============     =============    =============


16.      BRANCH ACQUISITION

         The Bank acquired certain assets and liabilities of the Willows and Orland branches of Wells Fargo Bank on February 21, 1997 summarized as follows:



         Cash                                                                 $     17,031,577
         Fair value of assets and liabilities acquired, net                            451,641
         Premium paid for deposits                                                     658,494
                                                                              ----------------
         Deposits assumed                                                     $     18,141,712
                                                                              ================

         The deposit premium is included on the consolidated balance sheet in accrued interest receivable and other assets and is being amortized using the straight-line method over fifteen years. Amortization expense totaled $45,234, $32,373 and $30,611 for the years ended December 31, 1999, 1998 and 1997, respectively.

17.      SEGMENT INFORMATION

         Operating segments are components of an enterprise about which separate financial information is availabe that is evaluated regularly by senior management. Generally, financial information is reported on the basis that it is used internally for evaluating segment performance and in decising how to allocate resources to segments.

         The Company has two reportable segments: Retail and Commercial Banking and Merchant Card Processing. The Retail and Commercial Banking segment offers a diverse range of traditional loan and deposit products and services to individuals and businesses. The Merchant Card Processing segment is responsible for the processing of third-party credit card transactions. Results of operations from segments below the quantitative thresholds are attributable to two operating segments of the Company. Those segments include ATM Cash Services and Bancorp, the Bank's holding company. Neither of those segments has ever met any of the quantitative thresholds for determining reportable segments.

         The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

         The following table includes selected financial information for the years ended December 31, 1999, 1998 and 1997 for each business segment:




                                                     RETAIL AND COMMERCIAL BANKING          MERCHANT CARD PROCESSING
                                                  ----------------------------------    ---------------------------------
         (Dollars in thousands)                     1999         1998         1997        1999        1998         1997
                                                  ---------    ---------     --------    --------    ---------   ---------

         Interest income                          $  14,011    $  13,849    $ 12,614    $       -    $       -   $       -
         Interest expense                            (5,110)      (5,614)     (5,225)
                                                  ---------    ---------    --------     --------    ---------   ---------

                Net interest income
                                                      8,901        8,235       7,389
                                                  ---------    ---------    --------     --------    ---------   ---------
         Provision for loan and lease losses         (1,325)      (1,113)     (1,705)
                                                  ---------    ---------    --------     --------    ---------   ---------

                Net interest income after
                provision for loan and lease
                losses                                7,576        7,122       5,684

         Non-interest income                          1,760        1,210         868       1,085        1,341        1,323
         Depreciation expense                          (365)        (295)       (229)         (4)          (5)          (4)

         Other non-interest expense                  (7,006)      (6,483)     (5,453)       (346)        (193)        (171)
                                                  ---------    ---------    --------     --------    ---------   ---------
                Income before income taxes          $ 1,965      $ 1,554      $  870      $  735      $ 1,143      $ 1,148
                                                  =========    =========   =========      ======      =======      =======

         Segment assets                           $ 199,827    $ 197,224   $ 169,673      $   12       $   16      $   15
                                                  =========    =========   =========      ======      =======      =======




                                                               ALL OTHER                      CONSOLIDATED   TOTAL
                                                  ----------------------------------    ---------------------------------

         (Dollars in thousands)                     1999          1998         1997        1999         1998        1997
                                                  ---------    ---------     --------    --------    ---------   ---------

         Interest income                         $        -    $       -     $      -    $ 14,011    $  13,849   $  12,614
         Interest expense                                                                  (5,110)      (5,614)     (5,225)
                                                  ---------    ---------    --------     --------    ---------   ---------

                Net interest income
                                                                                            8,901        8,235       7,389
                                                  ---------    ---------    --------     --------    ---------   ---------
         Provision for loan and lease losses                                               (1,325)      (1,113)     (1,705)
                                                  ---------    ---------    --------     --------    ---------   ---------
                Net interest income after
                provision for loan and lease
                losses                                                                      7,576        7,122       5,684
                                                  ---------    ---------    --------     --------    ---------   ---------
         Non-interest income                            896          251                    3,741        2,802       2,191
         Depreciation expense                           (11)                                 (380)        (300)       (233)

         Other non-interest expense                    (529)         (87)      (104)       (7,881)      (6,763)     (5,728)
                                                  ---------    ---------    -------      --------    ---------   ---------

                Income before income taxes        $     356    $     164    $  (104)     $  3,056    $   2,861   $   1,914
                                                  =========    =========    =======      ========    =========   =========

         Segment assets                           $  11,955    $   2,542    $    34      $211,794    $ 199,782   $ 169,722
                                                  =========    =========    =======      ========    =========   =========


                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


18.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS

                                  BALANCE SHEET

                           DECEMBER 31, 1999 AND 1998



                                                                             1999                1998
                                                                        --------------      --------------
          ASSETS

          Cash and due from banks                                        $     165,475      $     373,445
          Investment in subsidiary                                          15,436,106         14,796,283
          Investment in leasing company                                      2,793,416          2,335,967
          Other assets                                                         242,975            205,562
                                                                         -------------      -------------

                                                                         $  18,637,972      $  17,711,257
                                                                         =============      =============

          SHAREHOLDERS' EQUITY

          Common stock                                                   $  13,189,875      $  12,824,202
          Retained earnings                                                  6,301,718          4,908,485
          Accumulated other comprehensive loss                                (853,621)           (21,430)
                                                                         -------------      -------------

                                                                         $  18,637,972      $  17,711,257
                                                                         =============      =============

                               STATEMENT OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                                           1999              1998             1997
                                                                        -------------     ------------      -----------
          Income:
             Dividends declared by subsidiary - eliminated
                in consolidation                                         $   500,000       $   662,219      $   125,000
                                                                        -------------     ------------      -----------
          Expenses:
             Professional fees                                               163,255            82,478           79,571
             Other expenses                                                   22,944             4,318           24,006
                                                                        -------------     ------------      -----------
               Total expenses                                                186,199            86,796          103,577
                                                                        -------------     ------------      -----------
               Income before equity in  undistributed  income of
                  subsidiary and undistributed income of
                  investment in leasing company                              313,801           575,423           21,423

          Equity in undistributed income of investment in leasing
             company                                                         444,364           251,135

          Equity in undistributed income of subsidiary                     1,485,099         1,156,112          374,759
                                                                        -------------     ------------      -----------
               Income before income taxes                                  2,243,264         1,982,670          396,182

          Income tax benefit                                                   3,949            26,000           33,000
                                                                        ------------      ------------      -----------
               Net income                                               $  2,247,213      $  2,008,670      $   429,182
                                                                        ============      ============      ===========

                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


18.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                         COMMON  STOCK
                                                                  ---------------------------         RETAINED
                                                                    SHARES           AMOUNT           EARNINGS
                                                                  ------------    -------------     -----------
        Stock issued to effect merger with the Bank               1,610,940      $  12,225,722      $   3,132,852

        Comprehensive income:
           Net income                                                                                     429,182
           Other comprehensive loss, net of tax:
              Unrealized losses on available-for-sale
                  investment securities

                     Total comprehensive income

        Stock options exercised and related tax
           benefit                                                   17,351            112,042
                                                                  ---------         ----------       ------------
        Balance, December 31, 1997                                1,628,291         12,337,764          3,562,034

        Comprehensive income:
           Net income                                                                                   2,008,670
           Other comprehensive loss, net of tax:
              Unrealized losses on available-for-sale
                 investment securities

                     Total comprehensive income

           Retirement of common stock                               (18,803)          (260,559)
           Stock options exercised and related tax
              benefit                                                62,641            746,997
           Cash dividend - $.40 per share                                                                (662,219)
                                                                  ---------         ----------       ------------
           Balance, December 31, 1998                             1,672,129         12,824,202          4,908,485
                                                                  ---------         ----------       ------------


                                                                ACCUMULATED
                                                                  OTHER
                                                               COMPREHENSIVE
                                                                  (LOSS)          SHAREHOLDERS'      COMPREHENSIVE
                                                                  INCOME             EQUITY              INCOME
                                                               -------------      -------------      -------------
        Stock issued to effect merger with the Bank             $     44,728      $  15,403,302

        Comprehensive income:
           Net income                                                                   429,182       $    429,182
           Other comprehensive loss, net of tax:
              Unrealized losses on available-for-sale
                  investment securities                              (34,848)           (34,848)           (34,848)
                                                                                                      ------------
                     Total comprehensive income                                                       $    394,334
                                                                                                      ============
        Stock options exercised and related tax
           benefit                                                                      112,042
                                                               -------------      -------------
        Balance, December 31, 1997                                    9,880          15,909,678

        Comprehensive income:
           Net income                                                                 2,008,670       $  2,008,670
           Other comprehensive loss, net of tax:
              Unrealized losses on available-for-sale
                 investment securities                               (31,310)           (31,310)           (31,310)
                                                                                                      ------------
                     Total comprehensive income                                                       $  1,977,360
                                                                                                      ============

           Retirement of common stock                                                  (260,559)
           Stock options exercised and related tax
              benefit                                                                   746,997
           Cash dividend - $.40 per share                                              (662,219)

                                                               -------------      -------------
           Balance, December 31, 1998                                (21,430)        17,711,257
                                                               -------------      -------------

                                                    (Continued)

                                           TEHAMA BANCORP AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                    (Continued)


18.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                   (Continued)

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                         COMMON  STOCK
                                                                  ---------------------------         RETAINED
                                                                    SHARES           AMOUNT           EARNINGS
                                                                  ------------    -------------     -----------

         Balance, December 31, 1998                               1,672,129      $  12,824,202        $  4,908,485

         Comprehensive income:
            Net income                                                                                   2,247,213
            Other comprehensive loss, net of tax:
               Unrealized losses on available-for-sale
                  investment securities

                     Total comprehensive income

         Retirement of common stock                                 (18,684)          (236,647)
         Stock options exercised and related tax benefit             60,249            602,320
         Cash dividend - $.50 per share                                                                   (853,980)
                                                                  ---------      -------------        ------------
                  Balance, December 31, 1999                      1,713,694      $  13,189,875        $  6,301,718
                                                                  =========      =============        ============


                                                                ACCUMULATED
                                                                  OTHER
                                                               COMPREHENSIVE
                                                                  (LOSS)          SHAREHOLDERS'      COMPREHENSIVE
                                                                  INCOME             EQUITY              INCOME
                                                               -------------      -------------      -------------

         Balance, December 31, 1998                           $    (21,430)       $  17,711,257

         Comprehensive income:
            Net income                                                                2,247,213       $  2,247,213
            Other comprehensive loss, net of tax:
               Unrealized losses on available-for-sale
                  investment securities                           (832,191)            (832,191)          (832,191)
                                                                                                      ------------
                     Total comprehensive income                                                       $  1,415,022
                                                                                                      ============
         Retirement of common stock                                                    (236,647)
         Stock options exercised and related tax benefit                                602,320
         Cash dividend - $.50 per share                                                (853,980)
                                                                  ---------       -------------
                  Balance, December 31, 1999                  $   (853,621)       $  18,637,972
                                                              ============        =============


                          TEHAMA BANCORP AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


18.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                             STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                              1999               1998               1997
                                                         -------------      -------------       ------------
Cash flows from operating activities:
   Net income                                            $   2,247,213      $   2,008,670       $    429,182
   Adjustments to reconcile net income to net
      cash used by operating activities:
         Undistributed income of leasing company              (444,364)          (251,135)
         Undistributed income of subsidiary                 (1,485,099)        (1,156,112)          (374,759)
         Increase in other assets                              (37,413)           (72,620)          (132,942)
                                                         -------------      -------------       ------------
         Net cash provided by (used in)
           operating activities                                280,337            528,803            (78,519)
                                                         -------------      -------------       ------------
Cash flows from financing activities:
   Proceeds from exercise of stock options                     602,320            746,997             98,942
   Payment of cash dividends                                  (853,980)          (662,219)
   Retirement of common stock                                 (236,647)          (260,559)
                                                         -------------      -------------
      Net cash  (used  in)  provided  by  financing
       activities                                             (488,307)          (175,781)            98,942
                                                         -------------      -------------
      (Decrease) increase in cash and cash
         equivalents                                          (207,970)           353,022             20,423

Cash and cash equivalents at beginning of
   period                                                      373,445             20,423
                                                         -------------      -------------       ------------

Cash and cash equivalents at end of year                 $     165,475      $     373,445       $     20,423
                                                         =============      =============       ============
Non-cash investing activities:
   Net change in unrealized (loss) gain on
      available-for-sale investment securities           $  (1,392,529)     $     (52,923)      $     58,785
   Unrealized gain resulting from investment in
      leasing company                                    $      13,085
   Dividend of investment in leasing company
      from the Bank to the Company                                          $   2,084,832

Non-cash financing activities:
   Issuance of common stock in exchange for
      assets and liabilities of the Bank                                                        $ 15,403,302

                                 TEHAMA BANCORP


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

In addition to the historical information contained herein, this Annual Report contains certain forward-looking statements. The reader of this Annual Report should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan and lease losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other non-interest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and the Bank, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, as well as other factors. This entire Annual Report should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business. The purpose of this discussion is to focus on information about the Company's financial condition and results of operations which is not otherwise apparent from the financial statements in this annual report. Reference should be made to those statements and accompanying notes and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

BUSINESS ORGANIZATION

Tehama Bank (the "Bank"), chartered as Tehama County Bank in Red Bluff, California in 1984, was created by local business people with $2,500,000 in initial capital. Tehama Bancorp, the Bank's parent holding company (the "Company") was created in 1997 with the Bank as its only subsidiary. The Red Bluff Branch remains the Bank's main office and largest of six branch locations. The Bank has branches in Los Molinos (Tehama County), Chico (Butte County), Willows and Orland (Glenn County), and Redding (Shasta County). Branch support services are provided by centralized operations and loan centers located in the Tehama Bank Business Center in Red Bluff, adjacent to the Bank and Company administrative offices.

Throughout its history, the Bank has engaged in basic consumer and commercial banking, offering a diverse range of banking products and services to individuals, businesses and the professional community. The Bank's Merchant Card Processing Department processes third-party credit card transactions for selected merchants under contract to a third party. During 1999, the Bank installed a wide area computer network to link its branches and operating departments, which provides enhanced communication and customer service. The Bank also has a website at "tehamabank.com", which offers extensive product information, rate charts, interactive calculators to assist customers with their savings plans and loan payment calculations, and on-line banking, which enables customers to view their account information, pay bills, and transfer funds between accounts. Late in the fourth quarter of 1998, the Bank expanded its Manufactured Housing lending activities by establishing a dedicated department to meet the needs of this segment of its business. At the same time, the Bank also established an ATM Services department to furnish cash to automated teller machines (ATMs) owned by third parties throughout the United States.

OVERVIEW

The Company experienced another year of growth and expansion in 1999. Earnings for the year ended December 31, 1999 were $2,247,000, representing an 11.9% increase over the $2,009,000 for 1998. Shareholders' equity totaled $18,638,000 at year-end, compared to $17,711,000 in 1998. Diluted earnings per share for 1999, 1998 and 1997 were $1.32, $1.17 and $.78, respectively.

For the year 1999, net interest income increased $666,000 (8.09%) to $8,901,000 from $8,235,000 in 1998. The interest income component was up $161,000 (1.16%) to $14,011,000, due to an $11,851,000 (7.0%) increase in average earning assets. The yield on average earning assets decreased by 46 basis points in 1999, to 7.70%, from 8.16% in 1998. Average loans increased $9,354,000, however, the yield decreased by 69 basis points, to 8.56% from 9.25%, resulting in a $43,000 net decrease in interest income on loans, to $11,171,000 in 1999 from $11,214,000 in 1998. Interest income on securities increased $976,000 (65.5%) to $2,465,000 from $1,489,000 in 1998 due to an increase in average securities of $16,657,000 and an increase of 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



basis points in yield, to 5.66% in 1999 from 5.53% in 1998. Average fed funds sold decreased by $14,160,000 and the yield decreased by 43 basis points to 4.79%. Interest expense on deposits decreased by $511,000 (9.12%) to $5,094,000.

Non-interest income increased $939,000 to $3,740,000. Third-party ATM servicing fees, a service started at the end of 1998, provided $452,000 of the increase. Loan packaging fees from the manufactured housing division provided $261,000 and income from Bancorp Financial Services provided $143,000.

Non-interest expense overall increased $1,198,000 (16.96%) to $8,260,000 versus $7,062,000 in 1998. This increase was attributed to increases in salary and related benefits expenses of $499,000 (13.2%), occupancy expenses of $132,000 (14.0%), and all other non-interest expenses of $567,000 (24.4%). These increases were the results of opening of a branch in Redding in September 1998, installation of a Wide Area Network connecting all branches, support departments, and administration, start-up costs for unique lending and specialty departments, relocation of the Red Bluff branch and loan center, and overall general expansion.

Assets of the Company were $211,794,000 at December 31, 1999, which was an increase of $12,012,000, or 6.01% from the $199,782,000 at year end 1998. Loan balances at year end 1999 were $145,164,000, up $22,456,000 (18.30%) from
$122,708,000 at year end 1998. Nonperforming loans were $1,368,000 at the end of 1999 versus $931,000 at the end of 1998. Deposits grew $7,956,000 (4.41%) to
$188,467,000 at December 31, 1999.

For 1999, the Company realized a return on average assets of 1.11% and a return on average shareholders' equity of 12.52% versus 1.10% and 11.91%, respectively, in 1998.

Tehama Bancorp ended 1999 with a Tier 1 capital ratio of 12.6% and a total risk-based capital ratio of 13.9%. The leverage ratio was 9.4% at December 31, 1999.

The following chart presents, for comparison purposes, selected balance sheet, income statement, and share data, along with selected financial ratios.


                          FIVE YEAR SELECTED FINANCIAL DATA
-------------------------------------------------------------------------------------------------------------------
(In thousands, except share data)                       1999         1998          1997          1996         1995
                                                      ---------    ---------     ---------     ---------     ------
STATEMENT OF EARNINGS DATA
----------------------------------------
Interest income                                      $  14,011     $  13,850     $  12,614     $  10,274     $  9,424
Interest expense                                         5,110         5,615         5,225         4,357        3,879
                                                     ---------     ---------     ---------     ---------     --------
Net interest income                                      8,901         8,235         7,389         5,917        5,545
Provision for loan and lease losses                      1,325         1,113         1,705           570          330
                                                     ---------     ---------     ---------     ---------     --------
Net interest income after provision for loan and
   lease losses                                          7,576         7,122         5,684         5,347        5,215
Non-interest income                                      3,740         2,801         2,191         1,860        1,775
Non-interest expense                                     8,260         7,062         5,961         4,309        4,102
                                                     ---------     ---------     ---------     ---------     --------
Income before income taxes                               3,056         2,861         1,914         2,898        2,888
Provision for income taxes                                 809           852           613           959        1,039
                                                     ---------     ---------     ---------     ---------     --------
Net income                                            $  2,247      $  2,009      $  1,301      $  1,939     $  1,849
SHARE DATA
----------------------------------------
Diluted earnings per share                            $   1.32      $   1.17      $   0.78      $   1.18     $   1.12
Cash dividend paid per share                          $   0.50      $   0.40      $   0.40            --           --
Stock dividend paid per share                               --            --            --           10%          10%
BALANCE SHEET DATA
----------------------------------------
Total assets                                         $ 211,794     $ 199,782     $ 169,722     $ 138,122    $ 127,826
Total loans, gross                                     145,164       122,708       122,064        93,691       82,018
Total deposits                                         188,467       180,511       152,671       121,603      113,587
Total shareholders' equity                              18,638        17,711        15,910        15,113       13,086
SELECTED FINANCIAL RATIOS
----------------------------------------
Return on average assets                                 1.11%         1.10%          .80%         1.47%        1.58%
Return on average shareholders' equity                  12.52%        11.91%         8.39%        13.93%       15.44%
Leverage ratio                                           9.40%         9.40%         9.40%        11.50%       10.20%
Total risk-based capital ratio                          13.90%        14.90%        13.90%        17.70%       16.40%
Allowance  for loan  and  lease  losses  to total
loans outstanding at year end                            1.48%         1.70%         1.40%         0.96%        0.99%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



NET INTEREST INCOME / NET INCOME

Net interest income represents the excess of interest and fees earned on interest-earning assets (loans, securities and federal funds sold) over the interest paid on deposits and borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets. Net interest income for 1999 totaled $8,901,000 and was up 8.1% ($666,000) over the prior year. The interest income component was up $161,000 to $14,011,000. Most of the increase was attributable to growth in average earning assets, primarily in commercial loans, which increased $9,386,000 in 1999 over 1998. Average outstanding loan balances of $130,565,000 for 1999 reflected a 7.7% increase over 1998 balances. This increase contributed an additional $865,000 to interest income. This increase was offset by an average 69 basis point decrease in loan yields that caused a reduction of $908,000 in interest income. Competitive pressures on loan pricing and increases in the outstanding volume of indirect auto loans, which generally have lower interest rates than commercial or commercial real estate loans, contributed to the lower yields. Average balances on the investment portfolio grew $16,657,000 (61.9%) which added $923,000 to interest income. The average yield received on securities was up 13 basis points and added $53,000 to interest income. Interest income on Federal funds sold decreased $772,000 as the average balances were $14,160,000 (64.4%) lower.

Interest expense decreased $505,000 (9.0%) in 1999 over 1998. The average balances of interest bearing liabilities increased $10,888,000 (8.5%). The higher balances were due largely to growth in interest-bearing demand deposit accounts. Interest expense attributable to the higher volume was $294,000. Lower rates paid on all interest bearing liabilities and the increased proportion of lower rate demand deposits more than offset the higher expense by $805,000. Net interest margin for 1999 was 4.89% versus 4.86% in 1998. Net interest income for 1998 totaled $8,235,000 and was up 11.5% ($846,000) over 1997.

Average earning assets were $170,128,000 in 1998 for an increase of $18,172,000 over 1997. In 1998, interest income increased by $1,236,000 to $13,850,000. The average yield received on all interest earning assets fell 14 basis points to 8.16%. Interest expense increased $390,000 (7.5%) in 1998 over 1997. Average balances of interest bearing liabilities increased $12,223,000 in 1998. Net interest margin for 1998 and 1997 was 4.86%.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



                    AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND INTEREST YIELDS/RATES
-----------------------------------------------------------------------------------------------------------------------------------
                                                    1999                            1998                           1997
                                          ----------------------------  ---------------------------    ----------------------------
                                           AVERAGE   INCOME /  YIELD /    AVERAGE   INCOME /  YIELD /    AVERAGE   INCOME / YIELD /
     (In thousands)                        BALANCE   EXPENSE   RATE       BALANCE   EXPENSE   RATE       BALANCE   EXPENSE  RATE
                                          --------- --------- -------   ---------- --------- -------   ---------- --------- -------

     ASSETS
     Earning assets:
        Commercial loans (1)              $ 34,481   $  3,494   10.13%   $ 25,095    $ 2,411    9.61%   $ 13,460    $ 1,433   10.65%
        Real estate loans (1)               61,158      4,878    7.98%     59,336      5,462    9.21%     54,372      4,974    9.15%
        Installment loans (1)               34,926      2,799    8.02%     36,780      3,341    9.08%     41,255      3,728    9.04%
                                            -------     ----- --------     -------     ----- --------     -------     ----- --------
               Sub-total loans             130,565     11,171    8.56%    121,211     11,214    9.25%    109,087     10,135    9.29%
        Federal funds sold                   7,825        375    4.79%     21,985      1,147    5.22%     11,630        627    5.39%
        Investments (2)                     43,589      2,465    5.66%     26,932      1,489    5.53%     31,239      1,852    5.93%
                                            -------     ----- --------     -------     ----- --------     -------     ----- --------
               Total earning assets        181,979     14,011    7.70%    170,128     13,850    8.14%    151,956     12,614    8.30%
                                                       ------                         ------                         ------
     Less:   Allowance for loan losses      (1,953)                        (1,905)                        (1,095)
     Less:   Unearned discount                (836)                        (1,807)                        (1,414)
     Cash and due from banks                10,919                          5,455                          5,011
     Other real estate owned                   105                             97                            482
     Premises and equipment, net             2,570                          2,070                          1,791
     Cash surrender value of
       life insurance                        3,348                          2,544                          1,571
     Accrued interest receivable
       and other assets                      6,505                          5,963                          4,805
                                          --------                       --------                         ------
               Total Assets               $202,637                       $182,545                       $163,107
                                          ========                       ========                       ========
     LIABILITIES & SHAREHOLDERS' EQUITY
     Interest-bearing demand deposits     $ 55,129   $  1,490    2.70%   $ 42,968    $ 1,419    3.30%   $ 36,871    $ 1,242    3.37%
     Savings accounts                       15,534        349    2.25%     14,166        412    2.91%     13,187        394    2.99%
     Time deposits                          67,845      3,255    4.80%     70,632      3,774    5.34%     65,383      3,589    5.49%
     Other short-term borrowings               308         16    5.19%        162         10    6.17%        264
                                               ---         -- --------        ----        -- --------        ---    -------    -----

               Total interest-bearing
                    liabilities            138,816      5,110    3.68%    127,928      5,615    4.39%    115,705      5,225    4.52%
                                                        -----                          -----                          -----
     Non-interest bearing deposits          43,507                         35,900                         30,769
     Other liabilities                       2,365                          1,846                          1,118
                                           -------                        -------                        -------
               Total liabilities           184,688                        165,674                        147,592
                                           --------                       --------                       -------
     Common stock                           13,165                         12,703                         12,255
     Retained earnings                       5,517                          4,150                          3,351
     Accumulated other
       comprehensive (loss) income             (733)                           18                             (91)
                                               ----                        ------                        --------
             Total shareholders'
               equity                        17,949                         16,871                         15,515
                                            -------                        -------                        -------
               Total liabilities and
                    shareholders'
                     equity                 $202,637                      $182,545                       $163,107
                                          =========                      =========                      =========
     Net interest income                             $  8,901                        $ 8,235                       $ 7,389
                                                     ========                        =======                       =======

     Interest income as a percentage
          of average earning assets                              7.70%                          8.16%                          8.30%

     Interest expense as a percentage
          of average earning assets                              2.81%                          3.30%                          3.44%

     Net yield on average earning
          assets (net interest margin)                           4.89%                          4.86%                          4.86%


     (1) Loan amounts include nonaccrual loans, but the related interest income has been included only for the period prior to the loan being placed on a nonaccrual basis. Loan interest income includes loan fees of approximately $195,000, $639,000, and $392,000 at December 31, 1999, 1998 and 1997
     respectively.

     (2) Applicable nontaxable yields have not been calculated on a taxable-equivalent basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



                                                    CHANGES IN VOLUME/RATE
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                      1999 COMPARED TO  1998           1998 COMPARED TO 1997
                                                 ------------------------------   ------------------------------
                                                  VOLUME      RATE     TOTAL       VOLUME     RATE       TOTAL
                                                 ----------- -------- ----------- --------- ----------- --------
Federal funds sold                               $   (738)   $ (34)   $   (772)   $   557   $   (37)    $   520
Investment securities                                 923       53         976       (255)     (108)       (363)
Loans                                                 865     (908)        (43)     1,127       (48)      1,079
                                                 --------    -----    --------    -------   -------     -------
     Total                                          1,050     (889)        161      1,429      (193)      1,236
                                                 --------    -----    --------    -------   -------     -------
Borrowed funds                                          8       (2)          6         (6)        1          (5)
Interest-bearing demand and savings accounts          443     (435)          8        236       (41)        195
Time certificates                                    (149)    (370)       (519)       287       (87)        200
                                                 --------    -----    --------    -------   -------     -------
    Total                                             302     (807)       (505)       517      (127)        390
                                                 --------    -----    --------    -------   -------     -------
Increase (decrease) in net interest income       $    748    $ (82)   $    666    $   912   $   (66)    $   846
                                                 =========   ======   ========    =======   ========    =======

(1) A change due to both volume and rate has been allocated to the change in volume and rate in proportion to the relationship of the dollar amount of the change in each.

(2) Changes calculated on nontaxable securities have not considered tax equivalent effects.

Total interest income increased $161,000 or 1.2 percent in 1999 to $14,011,000. During 1998, interest income increased $1,236,000 or 9.8 percent to $13,850,000. Interest expense in 1999 decreased $505,000 or 9.0 percent to $5,110,000 from $5,615,000 in 1998. In 1998, interest expense increased by $390,000 or 7.7 percent. Net interest income for 1999 increased by $666,000 or 8.1 percent. The Company's net interest margin increased to 4.89 percent in 1999 from 4.86 percent in 1998. Net interest margin was 4.86% in 1998 and 1997. Average earning assets increased by $11,851,000 in 1999 to $181,979,000 compared to $170,128,000 in 1998. For the year ended December 31, 1999, growth in average earning assets was paced by growth in average loans outstanding of 7.7 percent, growth in average investments of 61.8 percent, and a decline in average federal funds sold of 64.4 percent. Average interest bearing liabilities grew by $10,888,000 overall in 1999 to $138,816,000 from $127,928,000 in 1998. For the year ended
December 31, 1998, average interest-earning assets increased $18,172,000 to $170,128,000, compared to $151,956,000 in 1997. In 1998, growth in average interest earning assets was spread over all earning asset categories with federal funds sold increasing 89.0 percent, investments decreasing 13.8 percent and loans increasing 11.1 percent. Average interest bearing liabilities grew by $12,223,000 in 1998 to $127,928,000 from $115,705,000 in 1997. All major interest bearing liability categories grew during 1998 with the exception of federal funds purchased.

NON-INTEREST INCOME AND EXPENSE

NON-INTEREST INCOME

The Company receives a significant portion of its income from non-interest sources related both to activities conducted by the Bank (loan originations, servicing and depositor service charges), as well as from merchant bank card processing fees, ATM servicing fees, income from the leasing subsidiary, and loan packaging fees. The following table presents the dollar amount of the Company's non-interest income for the years ended December 31, 1999, 1998 and 1997, respectively.



(In thousands)                                                                 1999          1998          1997
                                                                           -----------   ------------  ------------
NON-INTEREST INCOME:
  Service charges                                                          $       778   $        712  $        549
  Gain on sale of loans                                                            182            108            49
  Gain on sale and call of investment securities                                    10             29             -
  Loan servicing fees                                                               47             57            74
  Merchant processing fees                                                       1,072          1,336         1,323
  ATM servicing fees                                                               452              -             -
  Loan packaging fees                                                              261              -             -
  Undistributed income of investment in leasing company                            444            301            35
  Other income                                                                     495            258           160
                                                                           -----------   ------------  ------------
     Total non-interest income                                             $     3,741   $      2,801  $      2,191
                                                                           ===========   ============  ============


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)


Non-interest income increased $940,000 or 33.6 percent in 1999 to $3,741,000. The increase was primarily the result of an increase of $452,000 in other income resulting from the Bank's entry into the business of servicing third party ATM machines and $261,000 in loan packaging fees on manufactured housing loans. Additional non-interest income categories reflecting an increase in 1999 included: depositor service charges, up $66,000 primarily as a result of growth in the Company's deposit base; income from the Company's 50% investment in Bancorp Financial Services, up $143,000 as a result of increased volume of leasing activity; and gains on the sale of real estate mortgages, up $74,000. All other non-interest income decreased by $56,000 from 1998.

In 1991, the Bank contracted with CardService International, Inc. (CSI) for the solicitation on behalf of the Bank of merchants who accept credit cards as payment for goods and services. As a result, the Bank has obtained electronic credit card draft processing relationships with approximately 27,000 merchants on a nationwide basis. The Bank also entered into an agreement with First Data Resources, Inc. (FDRI) for the processing of merchant credit card transactions. Fee income to the Bank after payment of obligations to CSI and FDRI totaled $1,072,000 in 1999, $1,336,000 in 1998, and $1,323,000 in 1997.

For the year ended December 31, 1998, non-interest income increased $610,000 or
27.8 percent to $2,801,000 from $2,191,000 in 1997. The overall increase in non-interest income was primarily the result of increased income from Bancorp Financial Services, up $266,000, service charges on deposit accounts, up $163,000, and gains on sale of real estate mortgages, up $59,000.

NON-INTEREST EXPENSE

Non-interest expense reflects the costs of products, services, systems, facilities and personnel for the Company. The following table presents the Company's non-interest expense for the years ended December 31, 1999, 1998 and 1997 respectively.





(in thousands)                                  1999         1998            1997
                                            -----------  ------------     ----------


NON-INTEREST EXPENSE:
   Salaries and related benefits            $     4,290  $      3,791     $    2,797
   Occupancy                                      1,078           946            832
   Data processing fees                             270           259            221
   Professional services                            300           237            393
   Directors' fees                                  190           170            155
   Stationery and supplies                          203           143            231
   Advertising                                      111           154            119
   Telephone                                        191           122             94
   Other                                          1,627         1,240          1,119
                                            -----------   -----------     ----------
      Total non-interest expense            $     8,260   $     7,062     $    5,961
                                            ===========   ===========     ==========


SALARIES AND RELATED BENEFITS

Salary and related benefits expense increased $499,000 (13.2%) to $4,290,000 in 1999 from $3,791,000 in 1998. At the end of 1999, the full time equivalent (FTE) staff was 116 versus 105 at the end of 1998. Salaries and employee related benefits expense for 1998 was $3,791,000, an increase of 35.5% over the $2,797,000 incurred in 1997. Increases in salary expense during these periods are attributable to the hiring of additional branch, administrative, unique lending and other specialty department personnel due to the significant growth recorded by the Bank during those years. In 1998, the FTE staff increased 14 positions from the end of 1997. Statement of Financial Accounting Standards No. 91 requires the Bank to defer loan origination costs (salary and related benefits) associated with the origination of loans, which results in recording salary expense at an amount less than that actually paid by the Bank. The difference amounted to $603,000 in 1999, $154,000 in 1998, and $259,000 in 1997.

OCCUPANCY AND FURNITURE AND EQUIPMENT

Occupancy expenses, including equipment expenses, were $1,078,000 in 1999. This was an increase of $132,000 (14.0%) over 1998. For 1998, occupancy expenses increased $114,000 or 13.7% to $946,000 over 1997. Increases during these periods are attributable to the opening of a branch in Redding, California, installation of a Wide Area Network, start-up costs associated with unique lending and other specialty departments and relocation of the Red Bluff branch and loan center.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)


OTHER EXPENSES

All other non-interest expenses increased $567,000 (24.4%) to $2,892,000 in 1999 from $2,325,000 in 1998. Increases in all other non-interest expenses primarily consisted of increases in professional services expenses of $63,000 (26.6%), primarily due to additional legal expenses related to collection efforts in certain credit relationships, implementation of a stock option plan, and implementation of a shareholder rights plan. In addition, there were increases in stationery and supplies expenses of $60,000 (42.0%), increases in telephone expenses of $69,000 (56.6%), increases in all other expenses of $375,000 (20.6%), all of which increased primarily due to the addition of the Redding branch, start-up costs associated with unique lending and specialty departments, relocation of the Red Bluff branch and loan center, and overall general expansion during 1999. All other non-interest expenses were relatively unchanged in 1998 compared to 1997, decreasing only $7,000 (0.3%) during that period.

PROVISION FOR TAXES

The effective tax rate on income was 26.5%, 29.8%, and 32.0% in 1999, 1998 and 1997, respectively. The primary factor reducing the effective tax rate of the Company in 1999 was due to permanent differences in tax accounting from obligations of state political subdivisions and for income from the Company's investment in Bancorp Financial Services.

BALANCE SHEET ANALYSIS

LOANS AND LEASES

The Bank concentrates its lending activities in four principal areas: installment loans (including indirect auto loans); real estate mortgage loans (including construction); commercial real estate loans and commercial loans (including agricultural loans). At December 31, 1999, these four categories accounted for approximately 30%, 31%, 16%, and 19% of the Banks' loan portfolio, respectively, as compared to 26%, 39%, 10%, and 19% at December 31, 1998. The increase in commercial real estate loans reflects the Bank's emphasis on commercial and business-related loans, while growth in installment loans occurred as a result of continued growth in the indirect auto loan portfolio. The following table summarizes the composition of the loan and lease portfolio for the past five years as of December 31:

Loans and leases are comprised of the following at December 31, 1999, 1998, 1997, 1996, and 1995 respectively:



(In thousands)                1999               1998              1997              1996               1995
                        ----------------   ----------------  ----------------  ----------------   ----------------


Commercial             $ 27,576    19.0% $ 22,680     18.5% $ 15,455    12.7%  $10,064    10.7%   $ 10,594    12.9%
Commercial real estate   23,718    16.3%   11,782      9.7%   11,221     9.2%    8,959     9.6%     10,035    12.2%
Real estate
  construction            9,035     6.2%    8,874      7.2%   11,141     9.1%    5,824     6.2%      5,602     6.8%
Real estate mortgage     35,411    24.4%   38,673     31.5%   39,891    32.6%   31,456    33.6%     26,624    32.5%
Leases                    6,212     4.3%    8,745      7.1%    2,405     2.0%      471     0.5%          -     0.0%
Installment              43,212    29.8%   31,954     26.0%   41,951    34.4%   36,916    39.4%     29,163    35.6%
                        -------  -------  -------   -------  -------  -------  -------  -------    -------  -------

Subtotal                145,164   100.0%  122,708    100.0%  122,064    100.0%  93,690    100.0%   82,018    100.0%
Less:
Unearned discount          (696)           (1,649)            (1,722)           (1,110)              (594)
Net deferred loan
  fees & costs              706                32                 95                 4                (32)
Allowance for loan
  and lease losses       (2,148)           (2,081)            (1,705)             (897)              (810)
                        -------           -------            -------             -----              -----

Total loans, net        $143,026          $119,010           $118,732          $91,687           $ 80,582
                        ========          ========           ========          =======           ========


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)



The following table represents the maturity distribution of the loan portfolio as of December 31, 1999:




                                    AFTER ONE BUT  AFTER THREE BUT   AFTER FIVE BUT     FIFTEEN OR
                     WITHIN ONE     WITHIN THREE     WITHIN FIVE     WITHIN FIFTEEN        MORE
(In thousands)          YEAR           YEARS           YEARS             YEARS             YEARS           TOTAL
                     -------------  -------------  ----------------  --------------   --------------   ------------

Loans:
   Commercial and
    leases             $    10,490     $     7,304      $     5,754      $     6,253     $     3,988     $   33,789
   Real estate               8,355           7,566           13,983           25,122          13,137         68,163
   Installment               1,605           9,103           17,233           15,097             174         43,212
                            ------          ------          -------          -------            ----        -------
      Total            $    20,450     $    23,973      $    36,970      $    46,472     $    17,299     $  145,164
                       ===========     ===========      ===========      ===========     ===========     ==========



The majority of the Bank's loans are direct loans made to individuals, local businesses and agri-businesses. Direct loans are originated at each of the Bank's branch offices and by various loan specialists who cover the Bank's entire service area. The Bank also purchases installment loan contracts for the purchase of new and used automobiles from area automobile dealers and originates loans for the purchase of manufactured homes for sale to third parties. The Bank relies substantially on local promotional activity, and personal contacts by bank officers, directors and employees to compete with other financial institutions. The Bank makes loans to borrowers whose applications include a sound purpose, a viable repayment source and a plan of repayment established at inception and generally backed by a secondary source of repayment. Commercial loans are diversified as to industries and types of business, with no material industry or specific borrower concentrations. These loans are generally made to small and mid-size businesses and professionals. Commercial loans consist of credit lines for operating needs, loans for equipment purchases, working capital, and various other business loan products. Most of these loans have floating rates with the majority tied to the Bank's reference rate, which is set based on the prime rate established by the Bank's primary correspondent bank. The primary source of repayment on most commercial loans is cash flow from primary business operations. Collateral in the form of real estate, cash deposits, accounts receivable, inventory, equipment or other financial instruments is often obtained as a secondary source of repayment. Leases are secured by equipment and, while sold to the Bank, are serviced by the Company's jointly owned leasing company, Bancorp Financial Services. Interest recorded on these leases is reflected in the Bank's interest income category.

Installment loans include a range of traditional consumer loan products offered by the Company such as personal lines of credit and loans to finance purchases of autos, boats, recreational vehicles, mobile homes and various other consumer items. The construction loans are generally composed of commitments to customers within the Company's service area for construction of both commercial properties and single-family residences. Other real estate loans consist primarily of loans to the Bank's depositors secured by first trust deeds on commercial and residential properties typically with short-term maturities and original loan to value ratios not exceeding 75%. Average loans in 1999 were $130,565,000 representing an increase of $9,354,000 or 7.7% over 1998. Average loans of $121,211,000 in 1998 represented an increase of $12,124,000 or 11.1% from
$109,087,000 in 1997.

RISK ELEMENTS

The Company assesses and manages credit risk on an ongoing basis through stringent credit review and approval policies, extensive internal monitoring and established formal lending policies. Additionally, the Company contracts with an outside loan review consultant to periodically grade new loans and to review the existing loan portfolio. Management believes its ability to identify and assess risk and return characteristics of the Company's loan portfolio is critical for profitability and growth. Management emphasizes credit quality in the loan approval process, active credit administration and regular monitoring. With this in mind, management has designed and implemented a comprehensive loan review and grading system that functions to continually assess the credit risk inherent in the loan portfolio. Ultimately, credit quality may be influenced by underlying trends in the economic and business cycles.

The Company's business is concentrated in Tehama, Shasta, Glenn and Butte counties in California whose economy is highly dependent on the agricultural, timber and tourism industries. As a result, the Company lends money to individuals and companies dependent upon these industries.

The Company monitors the effects of current and expected economic conditions and other factors on the collectibility of loans. When, in management's judgment, these loans are impaired, an appropriate provision for losses is recorded. In extending credit and commitments to borrowers, the Company generally requires collateral and/or guarantees as security. The repayment of such

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)


loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrowers. The Company's requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with management's evaluation of the credit-worthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property. The Company secures its collateral by perfecting its interest in business assets, obtaining deeds of trust, or outright possession among other means.

Management believes that its lending policies and underwriting standards will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances. The Banks' loan policies and underwriting standards include, but are not limited to, the following: 1) maintaining a thorough understanding of the Banks' service area and limiting investments outside of this area, 2) maintaining a thorough understanding of borrowers' knowledge and capacity in their field of expertise, 3) basing real estate construction loan approval not only on salability of the project, but also on the borrowers' capacity to support the project financially in the event it does not sell within the original projected time period, and 4) maintaining conforming and prudent loan to value and loan to cost ratios based on independent outside appraisals and ongoing inspection and analysis by the Bank's lending officers. In addition, the Bank strives to diversify the risk inherent in the portfolio by avoiding concentrations to individual borrowers and on any one project.

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The Company's current policy is to cease accruing interest when a loan becomes 90-days past due as to principal or interest; when the full, timely collection of interest or principal becomes uncertain; or when a portion of the principal balance has been charged off, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, the accrued and uncollected interest receivable is reversed and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement or when the loan is both well secured and in process of collection. The following table sets forth nonaccrual loans and loans past due 90 days or more as of December 31, 1999, 1998, 1997, 1996 and 1995, respectively:


                                               NON-PERFORMING LOANS
------------------------------------------------------------------------------------------------------------------
(In thousands)                                        1999        1998         1997         1996          1995
                                                   ----------  -----------  -----------  -----------  ------------

Past due 90 days or more and still accruing:
   Real estate                                     $    75,000   $   24,000   $   94,000  $   274,000    $      -
   Commercial                                          516,000      536,000      164,000            -           -
   Installment and other                                26,000      117,000      424,000      203,000     128,000
                                                   -----------   ----------   ----------   ----------    --------
      Total                                            617,000      677,000      682,000      477,000     128,000
                                                   -----------   ----------   ----------   ----------    --------
Nonaccrual loans                                       751,000      254,000      595,000      123,000     136,000
                                                   -----------   ----------   ----------   ----------    --------
   Total nonperforming loans                       $ 1,368,000   $  931,000  $ 1,277,000   $  600,000   $ 264,000
                                                   ===========  =========== ============  ===========  ==========
Interest foregone                                    $  70,000    $  45,000    $  29,000    $   4,000   $   4,000



At December 31, 1999, the recorded investment in loans that are considered impaired was $259,000. Such impaired loans had a valuation allowance of $78,000. The recorded investment in impaired loans at December 31, 1998 was $1,353,000 and the related allowance for loan and lease losses for these loans was $459,000. The Company recognized no interest income on impaired loans during these periods. There were no troubled debt restructurings or loan concentrations in excess of 10% of total loans not otherwise disclosed as a category of loans as of December 31, 1999. Management is not aware of any potential problem loans, which were accruing and current at December 31, 1999, where serious doubt exists as to the ability of the borrower to comply with the present repayment terms.

OTHER REAL ESTATE OWNED

Other real estate owned was $36,000, $50,000 and $339,000 at December 31, 1999, 1998 and 1997, respectively.

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY

The provision for loan and lease losses is based upon management's evaluation of the adequacy of the existing allowance for loans and leases outstanding. The allowance is increased by provisions charged to expense and reduced by loan charge-offs net of recoveries. Management determines an appropriate provision based upon the interaction of three primary factors: (1) the loan

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)


and lease portfolio growth in the period, (2) a comprehensive grading and review formula for total loans and leases outstanding, and (3) actual previous charge-offs. The allowance for loan and lease losses totaled $2,148,000 or 1.48% of total loans and leases at December 31, 1999 compared to $2,081,000 or 1.70% at December 31, 1998 and $1,705,000 or 1.40% at December 31, 1997. The decrease in the allowance as a percentage of total loans is primarily due to the increase in loan balances in a generally strong economic environment. It is the policy of management to maintain the allowance for loan and lease losses at a level adequate for known and future risks inherent in the loan portfolio. Based on information currently available to analyze credit loss potential, including economic factors, overall credit quality, historical delinquency and a history of actual charge-offs, management believes that the credit loss provision and allowance is prudent and adequate. However, no prediction of the ultimate level of loans charged off in future years can be made with any certainty.

The following table presents the activity within the allowance for loan and lease losses for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively:




(In thousands)                                     1999          1998          1997          1996           1995
                                                -----------  ------------  ------------  ------------   ------------

Balance, beginning of year                        $   2,081     $   1,705      $    897      $    810      $    721

Provision charged to expense                          1,325         1,113         1,705           570           330
                                                -----------  ------------  ------------  ------------   ------------

Charge-offs:    Commercial                           (1,089)         (168)          (42)         (131)          (87)
                Installment                            (349)         (794)         (937)         (407)         (163)
                                                -----------  ------------  ------------  ------------   ------------

                   Total Charge-offs                 (1,438)         (962)         (979)         (538)         (250)
                                                -----------  ------------  ------------  ------------   ------------
Recoveries:     Commercial                               89            73                          16
                Installment                              91           152            82            39             9
                                                -----------  ------------  ------------  ------------   ------------

                   Total Recoveries                     180           225            82            55             9
                                                -----------  ------------  ------------  ------------   ------------

Net Charge-offs                                      (1,258)         (737)         (897)         (483)         (241)
                                                -----------  ------------  ------------  ------------   ------------
Balance, end of year                              $   2,148     $   2,081     $   1,705      $    897     $     810
                                                ===========  ============  ============  ============   ============
Ratio of net charge-offs to average loans
   outstanding                                         0.96%         0.61%         0.82%         0.55%        0.30%


The following table represents the allocation of the allowance for loan losses as at December 31, 1999, 1998, 1997, 1996, and 1995, respectively:




(In thousands)            1999               1998                1997                1996               1995
                    -----------------  -----------------   -----------------   -----------------  ----------------
                              PERCENT           PERCENT             PERCENT             PERCENT            PERCENT
                              OF                  OF                  OF                  OF                 OF
                    AMOUNT    TOTAL     AMOUNT   TOTAL    AMOUNT    TOTAL     AMOUNT    TOTAL     AMOUNT   TOTAL
                    --------  -------- -------- --------  --------  --------  --------  --------  -------  --------

Commercial           $   816     38.0%   $  368    17.7%    $  187     11.0%    $  119     13.3%   $  170     21.0%
Real Estate              228     10.6%      404    19.4%       520     30.5%       147     16.4%      189     23.3%
Installment            1,104     51.4%    1,309    62.9%       998     58.5%       631     70.3%      451     55.7%
                       ----- ---------    -----    -----       ---     -----       ---     -----      ---     -----
   Total Allowance  $  2,148    100.0%  $ 2,081   100.0%   $ 1,705    100.0%    $  897    100.0%   $  810    100.0%
                    ========    ======  =======   ======   =======    ======    ======    ======   ======    ======


INVESTMENT SECURITIES

The Company maintains a securities portfolio consisting of U.S. Treasury, U.S. Government agencies and corporations, state and political subdivisions, asset-backed and other securities. An independent custodian holds investment securities in safekeeping. The provisions of Statement of Financial Accounting Standards No. 115 require, among other things, that certain investments in debt and equity securities be classified under three categories: securities held-to-maturity; trading securities; and securities available-for-sale. Securities classified as held-to-maturity are to be reported at amortized cost; securities classified as trading securities are to be reported at fair value with unrealized gains and losses included in operations; and securities classified as available-for-sale are to be reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax. If a security is sold, any gain or loss is recorded as a charge to earnings and the equity adjustment is reversed. At December 31, 1999, the Bank held $26,791,000 in securities classified as available-for-sale, compared with $34,269,000 at year-end 1998. At December 31, 1999, unrealized gains of $1,000 and unrealized losses of $1,429,000, net of tax benefits of $561,000, related to these securities, was reflected in shareholders' equity, compared with

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)


$46,000 and $81,000, respectively, for year-end 1998, net of tax benefits of $14,000. The Company had $11,723,000 of amortized cost in securities classified as held-to-maturity securities at December 31, 1999, compared with $12,859,000 at year-end 1998.

The following table sets forth the maturity distribution and estimated market value of securities available-for-sale and the weighted-average yields of these securities as of December 31, 1999:


SECURITIES AVAILABLE-FOR-SALE (1)                 AFTER ONE BUT     AFTER FIVE BUT
                                    WITHIN           WITHIN            WITHIN              AFTER
                                   ONE YEAR        FIVE YEARS         TEN YEARS          TEN YEARS          TOTAL
                                 --------------- ----------------- ----------------- ------------------ --------------
(In thousands)                   AMOUNT  YIELD    AMOUNT   YIELD    AMOUNT  YIELD     AMOUNT   YIELD     AMOUNT  YIELD
                                 ------  ------- ------- --------- -------- -------- --------  -------- -------- -----


U.S. Government agencies           $   -       - $ 9,165     5.62%    $   -        -    $    -        -  $ 9,165     5.62%
Tax-Exempt Municipals                  -       -       -         -        -        -       174    7.33%      174     7.33%
                                   ----- ------- -------  -------- -------- --------    ------    -----  -------     -----

Totals                             $   -       - $ 9,165     5.62%    $   -        -    $  174    7.33%  $ 9,339     5.65%
                                   ===== ======= =======     =====    =====  =======    ======    =====  =======     =====

Securities not due at a
  single maturity date:

Mortgage Backed Securities         $9,773  6.39%
Collateralized Mortgage
Obligations                        $6,695  5.98%
Federal Reserve Bank stock          $ 367  6.00%
Federal Home Loan Bank stock        $ 616  4.80%


(1) Yields calculated on nontaxable securities have been adjusted for tax equivalent effects.

The following table sets forth the securities held-to-maturity as of December 31, 1999 and weighted average yields of such securities:


SECURITIES                                    AFTER ONE BUT     AFTER FIVE BUT
HELD-TO-MATURITY               WITHIN            WITHIN             WITHIN            AFTER
                             ONE YEAR          FIVE YEARS         TEN YEARS         TEN YEARS            TOTAL
                         -----------------  ----------------- ------------------ -----------------  ---------------
(In thousands)           AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT   YIELD   AMOUNT    YIELD    AMOUNT    YIELD
                         --------  -------  --------  ------- ---------- ------- --------  -------  --------  -----

Obligations of state
and political
subdivisions               $  525    8.04%   $ 4,438    7.51%    $ 5,776   7.50%   $  984    6.85%  $ 11,723  7.47%



The following table is a comparison of the amortized cost and approximate fair value of the securities portfolio as of December 31, 1999, 1998, 1997, 1996 and 1995, respectively:


                                   1999             1998              1997             1996             1995
                            ----------------- ----------------- ----------------- ----------------- ------------------
                            AMORTIZED  FAIR   AMORTIZED  FAIR   AMORTIZED  FAIR   AMORTIZED  FAIR   AMORTIZED   FAIR
(In thousands)              COST      VALUE   COST      VALUE      COST    VALUE   COST      VALUE    COST      VALUE
                            --------- ------- --------  ------- --------- ------- --------- ------- --------- --------

U.S. Treasury Securities
   and obligations of
   U.S. Government
   corporations and
   agencies                 $  9,507  $ 9,165  $ 16,211  $16,217 $ 17,065 $ 17,079 $ 19,662 $ 19,623  $ 12,169 $ 12,225
Obligations of states and
   political subdivisions     11,922   11,784    12,999   13,348   10,970   11,270   11,593   11,771     9,820   10,112
Commercial Paper                                  5,989    5,981
Mortgage Backed Securities     10,525   9,773    10,992   10,958
Collateralized Mortgage
   Obligations                  7,004   6,695

Other securities                  984     984       936     936       375      375       367     367       303      303
                             --------  ------  --------  ------  --------   ------  --------  ------- --------  -------
Total Investment Securities  $ 39,942  38,401  $ 47,127  47,440  $ 28,410  $28,724  $ 31,622 $ 31,761 $ 22,292  $22,640
                             ========  ======  ========  ======  ========  =======  ======== ======== ========  =======


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

DEPOSITS

Deposits represent the Bank's primary source of funds for investment. Deposits are primarily core deposits in that they are demand, savings, and time deposits generated from local businesses and individuals. These sources are considered to be relatively more stable, long-term deposit relationships thereby enhancing steady growth of the deposit base without major fluctuations in overall deposit balances. The Bank normally experiences a seasonal decline in deposits in the first quarter of each year. In order to assist in meeting its funding needs, the Bank maintains an unsecured borrowing arrangement with a correspondent bank in the amount of $7.5 million. During 1998, the Bank applied for, and was accepted as a member of the Federal Home Loan Bank of San Francisco (the "FHLB"). At December 31, 1999, the Bank held stock in the FHLB which would allow the Bank to borrow up to twenty five percent of the Bank's total assets using various loans or securities as collateral. The following table presents the composition of the deposit mix at December 31, 1999, 1998, 1997, 1996 and 1995, respectively.



(In thousands)                 1999              1998               1997              1996                 1995
                       ------------------ ------------------ ----------------- ------------------   ------------------
                         AMOUNT   PERCENT AMOUNT    PERCENT  AMOUNT    PERCENT  AMOUNT     PERCENT   AMOUNT     PERCENT
                       ---------  ------- ------    -------  ------    -------  ------     -------   ------     -------
Non-interest-bearing:
Demand                 $  50,686    26.9% $  39,191    21.7% $  34,810   22.8%  $  22,939    18.9%  $ 20,921   18.4%
                       ---------   -----   ---------  -----  ---------  ------  ---------    -----  --------  -----

Interest-bearing:
Savings                   15,575     8.3%    14,815     8.2%    14,076    9.2%     10,046    8.3%      9,589    8.4%
Money market              37,554    19.9%    39,780    22.1%    25,415   16.7%     24,575   20.2%     25,953   22.9%
NOW accounts              13,508     7.2%    12,831     7.1%    10,365    6.8%      7,855    6.5%      8,938    7.9%
Time, $100,000 or more    15,238     8.1%    15,569     8.6%    13,173    8.6%     10,499    8.6%     10,206    9.0%
Other time                55,906    29.6%    58,325    32.3%    54,832   35.9%     45,689   37.5%     37,980   33.4%
                          ------    -----    ------    -----    ------   -----     ------   -----     ------   -----
Total interest-bearing
  deposits               137,781    73.1%   141,320    78.3%   117,861  77.2%      98,664   81.1%     92,666   81.6%
                         -------    -----   -------    -----   -------  ------     ------   -----     ------   -----
Total deposits         $ 188,467   100.0% $ 180,511   100.0% $ 152,671  100.0%  $ 121,603  100.0%  $ 113,587  100.0%
                       ========= ======== =========   ====== =========  ======  =========  ======  =========  ======


The following table represents maturities of time deposits at December 31, 1999:


                                    THREE          OVER THREE         OVER ONE          OVER
                                    MONTHS           THROUGH           THROUGH          THREE
(In thousands)                     OR LESS        TWELVE MONTHS      THREE YEARS        YEARS         TOTAL
                                  -----------     -------------      ------------    -----------   ----------
Maturities of time deposits:
   $100,000 or more               $    3,224      $     11,047       $       967       $      -    $   15,238
                                  ===========     =============      ============      =========   ==========
   Other time                     $   17,466      $     34,460       $     3,958       $      22   $   55,906
                                  ===========     =============      ============      =========   ==========


OFF-BALANCE SHEET ITEMS

The Bank has certain ongoing commitments under operating leases. These commitments do not significantly impact operating results. The Bank has not entered into any contracts for financial derivative instruments such as futures, swaps, options etc. As of December 31, 1999, commitments to extend credit were the only financial instruments with off-balance sheet risk. Loan commitments increased to $27,109,000 from $17,847,000 at December 31, 1998 and standby letters of credit increased to $285,000 from $144,000 at December 31, 1998. The commitments represent 18.9% of total loans at year end 1999 versus 14.7% in 1998.

LIQUIDITY

Liquidity management refers to the Company's ability to provide funds on an ongoing basis to meet fluctuations in deposit levels as well as the credit needs and requirements of its clients. Both assets and liabilities contribute to the Company's liquidity position. Short-term borrowing arrangements, short-term investments and securities, and loan repayments contribute to liquidity, along with deposit increases, while loan funding and deposit withdrawals decrease liquidity. The Bank assesses the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions and individual client funding needs. Commitments to fund loans and outstanding standby letters of credit at December 31, 1999, were approximately $27,394,000. Such loans relate primarily to revolving lines of credit and other commercial loans, and to real estate construction loans. The Company's sources of liquidity consist of overnight funds sold to correspondent banks, unpledged marketable investments, a Federal funds line of credit with a correspondent bank, a line of credit with the Federal Home Loan Bank of San Francisco backed by a pledge of marketable investments, and loans held for

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)



sale. Additional liquidity can be obtained through new borrowings from the Federal Home Loan Bank of San Francisco secured by a pledge of eligible real estate loans or sales of eligible real estate loans or the guaranteed portion of government guaranteed loans in the secondary market.

A common measurement of liquidity for banks is the ratio of loans to deposits. Tehama Bank's target range for this ratio is 70-80%. The lower this ratio, the higher the Bank's liquidity, but at the cost of fewer assets in the loan category, which is the highest yielding earning asset. This ratio for the Bank was 77.0% as of December 31, 1999 compared to 67.1% as of December 31, 1998, and 77.8% as of December 31, 1997. Management monitors the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions, pending new loan fundings and individual customer needs.

The principal cash requirements of the Company are for expenses incurred in the support of administration and operations of the Bank. For nonbanking functions, the Company is dependent upon the payment of cash dividends by the Bank to service its commitments. The Company expects that the cash dividends paid by the Bank to the Company will be sufficient to meet this payment schedule.

CAPITAL

The Company and Bank are subject to various minimum capital requirements as defined by regulation. The current and projected capital position of the Company and the impact of capital plans and long-term strategies are reviewed regularly by Management. The Company's capital position represents the level of capital available to support continued operations and expansion. The Company's primary capital resource is shareholders' equity, which increased $927,000 or 5.2 percent from the previous year end, and in 1998 increased $1,801,000 or 11.3 percent from December 31, 1997. The ratio of total risk-based capital to risk-adjusted assets was 13.9 percent at December 31, 1999, compared to 14.9 percent at December 31, 1998 and 13.9 percent at December 31, 1997. Tier 1 risk-based capital to risk-adjusted assets was 12.6 percent at December 31, 1999, compared to 13.6 percent at December 31, 1998 and 12.7 percent at December 31, 1997.

Federal regulation imposes upon all FDIC-insured financial institutions a variable system of risk-based capital guidelines designed to make capital requirements sensitive to differences in risk profiles among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform internationally. Under the Federal Reserve Board's risk-based capital guidelines, the Company (on a consolidated basis) and the Bank are required to maintain total risk-based capital equal to at least 8 percent of risk-weighted assets. Assets and off-balance sheet items are categorized by the guidelines according to risk, and certain assets considered to present less risk than others permit maintenance of capital at less than the 8 percent ratio. The guidelines establish two categories of qualifying capital: Tier 1 capital comprising core capital elements, and Tier 2 comprising supplementary capital requirements. At least one-half of the required capital must be maintained in the form of Tier 1 capital. For the Bank and the Company, Tier l capital includes only common stockholders' equity and retained earnings, but qualifying perpetual preferred stock would also be included without limit if the Company or the Bank were to issue such stock. Tier 2 capital includes, among other items, certain types of intermediate term and perpetual preferred stock, mandatory convertible debt securities, subordinated debt and a limited amount of the allowance for loan and lease losses.

The guidelines also require all insured institutions to maintain a minimum leverage ratio of 3 percent Tier 1 capital to total average assets (the "leverage ratio"). The Federal Reserve Board emphasizes that the leverage ratio constitutes a minimum requirement for the most well-run banking organizations. All other banking organizations are required to maintain a minimum leverage ratio ranging generally from 4 to 5 percent. The Company's and the Bank's required minimum leverage ratio is 4 percent.

Federal regulations require that insured banks with significant "trading activity" adjust their risk-based capital calculations in order to maintain adequate capital against such market risk exposures as changes in the general level of interest rates, equity prices, foreign exchange rates and commodity prices. The Bank currently has no trading assets or liabilities. However, the Uniform Financial Institutions Rating System (the "CAMELS" system) applicable to the Bank has included for all bank regulatory examinations since 1997 a rating for sensitivity to market risk. Ratings in this category are intended to reflect the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices may adversely affect an institution's earnings and capital.

Prompt Corrective Action Regulations (the "PCA Regulations") of the federal bank regulatory agencies establish five capital categories in descending order (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


critically undercapitalized), assignment to which depends upon the institution's total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio. Institutions classified in one of the three undercapitalized categories are subject to certain mandatory and discretionary supervisory actions, which include increased monitoring and review, implementation of capital restoration plans, asset growth restrictions, limitations upon expansion and new business activities, requirements to augment capital, restrictions upon deposit gathering and interest rates, replacement of senior executive officers and directors, and requiring divestiture or sale of the institution. The Bank has been classified as a well-capitalized bank since adoption of the PCA Regulations.

The risk-based capital ratios decreased in 1999 as the growth in total assets outpaced the increase in equity. Capital increased by $2,247,000 from income, $602,000 from the exercise of stock options, and related tax benefit, and decreased $237,000 from the retirement of common stock through a common stock repurchase program, $854,000 from the payment of a cash dividend, and $832,000 from the change in unrealized holding losses on available-for-sale investment securities, net of tax. Capital ratios are reviewed on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Company's future needs. All ratios are in excess of the regulatory definition of "well capitalized."

DISCLOSURE OF FAIR VALUE

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Statements," requires the disclosure of fair value of most financial instruments, whether recognized or not recognized in the financial statements. The intent of presenting the fair values of financial instruments is to depict the market's assessment of the present value of net future cash flows discounted to reflect both current interest rates and the market's assessment of the risk that the cash flows will not occur. In determining fair values, the Company used the carrying amount for cash, short-term investments, accrued interest receivable, short-term borrowings and accrued interest payable as all of these instruments are short term in nature. Securities are reflected at quoted market values. Loans and deposits have a long term time horizon which requires more complex calculations for fair value determination. Loans are grouped into homogeneous categories and broken down between fixed and variable rate instruments. Loans with a variable rate, which reprice immediately, are valued at carrying value. The fair value of fixed rate instruments is estimated by discounting the future cash flows using current rates. Credit risk and repricing risk factors are included in the current rates. Fair value for nonaccrual loans is reported at carrying value and is included in the net loan total. Since the allowance for loan and lease losses exceeds any potential adjustment for nonaccrual valuation, no further valuation adjustment has been made. Demand deposits, savings and certain money market accounts are short term in nature so the carrying value equals the fair value. For deposits that extend over a period in excess of four months, the fair value is estimated by discounting the future cash payments using the rates currently offered for deposits of similar remaining maturities. At 1999 year end, the fair values calculated on the Bank's assets are .84% below the carrying values versus 1.46% above the carrying values at year end 1998. The change in the calculated fair value percentage relates to the securities and loan categories and is the result of changes in interest rates in 1999.

INFLATION

The impact of inflation on a financial institution differs significantly from that exerted on manufacturing or other commercial concerns, primarily because its assets and liabilities are largely monetary. In general, inflation primarily affects the Company indirectly through its effect on the ability of its customers to repay loans, or its impact on market rates of interest, and thus the ability of the Bank to attract loan customers. Inflation affects the growth of total assets by increasing the level of loan demand, and potentially adversely affects the Company's capital adequacy because loan growth in inflationary periods may increase more rapidly than capital. Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincides with changes in the Consumer Price Index, which is one of the indicators used to measure the rate of inflation. Adjustments in interest rates may be delayed because of the possible imposition of regulatory constraints. In addition to its effects on interest rates, inflation directly affects the Company by increasing the Company's operating expenses. The effect of inflation during the three-year period ended December 31, 1999 has not been significant to the Company's financial position or results of operations.

ASSET/LIABILITY MANAGEMENT

The goal for managing the assets and liabilities of the Bank is to maximize shareholder value and earnings while maintaining a high quality balance sheet without exposing the Bank to undue interest rate risk. The Board of Directors has overall responsibility for the Company's interest rate risk management policies. The Bank has an Asset/Liability Management Committee (ALCO) which establishes and monitors guidelines to control the sensitivity of earnings to changes in interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)



Generally, asset/liability management is a comprehensive integrated process for overall financial management. The major purpose of asset/liability management is to ensure that the Bank's primary financial objectives; profitability, capital adequacy, risk tolerance, and liquidity are achieved. Through asset/liability management, the Bank develops a methodology, which can be used to optimize the critical risk/return tradeoff that the institution faces in pricing, maturity selection, funds allocation, and other decisions every day. Correct asset liability management enables the Bank to achieve earnings which are adequate and consistent, thereby enabling the achievement of profitability and risk objectives. The primary capital objective is capital preservation, which is achieved by controlling interest rate and credit-related risk exposure, and by the retention of ongoing earnings. The Bank will also strive to ensure that each dollar of capital is optimally leveraged. The Bank's asset/liability management program consists of four major disciplines; interest rate risk management, net interest margin/spread management, capital management, and liquidity management. The formal integration of these inter-related areas into an effective asset/liability management program that includes a process of planning, organizing, and controlling all of the Bank's financial resources will enable the Bank to achieve a planned net interest margin over time within acceptable risk levels. The Company's asset/liability management policy is designed to ensure that the Bank is managed to provide adequate liquidity, maintain adequate capital, and, provide a satisfactory and consistent level of profits, within suitable interest rate risk constraints.

Activities involved in asset/liability management include but are not limited to lending, accepting and placing deposits, investing in securities and issuing debt. Interest rate risk is the primary market risk associated with asset/liability management. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed with the goal that movements of interest rates on assets and liabilities are correlated and contribute to earnings even in periods of volatile interest rates. The asset/liability management policy sets limits on the acceptable amount of variance in net interest margin under changing interest environments.

OTHER SIGNIFICANT ISSUES

YEAR 2000

The passing of the century date change at year end 1999 created no significant issues or disruption of services within the Bank or between the Bank and its service vendors. Likewise, the Bank is not aware of any material problems experienced by any of its loan customers that would have a potentially material adverse impact on the ability of those customers to make timely repayment of principal and interest on their loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)



MARKET FOR THE COMPANY'S STOCK

There is limited trading in shares of the Common Stock of Tehama Bancorp, which is not listed on a major exchange, but trading information is available on a delayed basis on the OTC Bulletin Board. There were approximately 1,100 shareholders of record as of March 6, 2000.

The following table summarizes those trades of which management has knowledge, setting forth the approximate high and low bid prices for the periods indicated. For all periods prior to the quarter ending September 30, 1997, the information presented represents trades of the common stock of Tehama Bank. Tehama Bancorp paid cash dividends of $0.50 per share on May 13, 1999 and $0.40 per share on May 15, 1998. Tehama Bank paid cash dividends of $0.40 per share on May 30, 1997.



                                                       PRICE OF             ESTIMATED       DIVIDENDS       DIVIDENDS
CALENDAR                                           COMMON STOCK (1)          TRADING         PAID IN         PAID IN
QUARTER ENDING                                      LOW        HIGH           VOLUME       COMMON STOCK       CASH
-----------------------                          ---------   --------        ---------     ------------    ----------

March 31,1997                                      $ 11.63    $ 12.63          26,700               -0-           -0-
June 30, 1997                                      $ 12.38    $ 12.63          61,400               -0-     $ 644,376
September 30, 1997                                 $ 13.25    $ 14.00          28,700               -0-           -0-
December 31, 1997                                  $ 13.63    $ 14.38          55,600               -0-           -0-
March 31, 1998                                     $ 16.50    $ 16.88          64,100               -0-           -0-
June 30, 1998                                      $ 14.50    $ 15.00          50,300               -0-     $ 662,219
September 30, 1998                                 $ 14.50    $ 15.00          21,900               -0-           -0-
December 31, 1998                                  $ 13.00    $ 14.00          32,200               -0-           -0-
March 31,1999                                      $ 12.25    $ 13.25          37,400               -0-           -0-
June 30, 1999                                      $ 11.00    $ 13.25          39,200               -0-     $ 853,980
September 30, 1999                                 $  9.75    $ 11.50          57,500               -0-           -0-
December 31, 1999                                  $ 10.00    $ 12.00         161,100               -0-           -0-


(1) As estimated by the Company based upon trades of which it was aware, and not including purchases of stock pursuant to the exercise of stock options or repurchase of shares by the Company. The Company is not aware of the prices of some of the trades included in the Estimated Trading Volume column, above. Information regarding trades was derived from Hoefer & Arnett, Incorporated and there may have been trades of which the Company is unaware.


BOARD OF DIRECTORS
-------------------------------------------------------------------------------------------------------------------
JOHN W. KOEBERER                            GARY L. NAPIER                          RAYMOND C. LIEBERENZ
CHAIRMAN OF THE BOARD                       VICE CHAIRMAN OF THE BOARD              SECRETARY TO THE BOARD
Resort/Park Concessionaire                  Insurance Broker                        Teacher


HENRY C. ARNEST, III                        GARRY D. FISH                           LESLIE L. MELBURG
VP Sales & Marketing, Manufacturing Firm    Optometrist                             Partner, Architectural Firm


LOUIS J. BOSETTI                            MAX M. FROOME                           EUGENE F. PENNE
Educational Consultant                      Licensed Real Estate Salesperson and    Owner, Bowling Recreation Center
                                            Antique Broker

HARRY DUDLEY                                ORVILLE K. JACOBS                       JOHN D. REGH
Construction Company Owner                  Real Estate Developer                   Owner, Office Equipment
Company


WILLIAM P. ELLISON                          GARY C. KATZ                            TERRANCE A. RUST
President & CEO, Tehama Bank                Chairman and CEO, Private Investment    Oral Surgeon
and Tehama Bancorp                          and Consulting Company



         Shareholder Information
-------------------------------------------------------------------------------------------------------------------


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